Exhibit 10.6

TERM LOAN AGREEMENT

made and entered into

as of September 26, 2006

by and among

WALCO INTERNATIONAL, INC.

a Delaware corporation,

EACH OF THE CREDIT PARTIES WHICH IS NOW OR HEREAFTER A GUARANTOR HEREUNDER FROM TIME TO TIME,

EACH OF THE FINANCIAL INSTITUTIONS WHICH IS

A SIGNATORY HERETO OR

WHICH MAY FROM TIME TO TIME

BECOME A PARTY HERETO,

and

WILMINGTON TRUST COMPANY,
 as Administrative Agent for such Financial Institutions

i

(continued)

(continued)

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Page

10.25	Confidentiality	83

v

TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT (together with all amendments, modifications and supplements hereto and restatements hereof, this “Agreement”) is made and entered into as of September 26, 2006 by and among WALCO INTERNATIONAL, INC. (“Borrower”), a Delaware corporation, EACH OF THE CREDIT PARTIES WHICH IS NOW OR HEREAFTER A GUARANTOR HEREUNDER, EACH OF THE FINANCIAL INSTITUTIONS WHICH IS A SIGNATORY HERETO OR WHICH MAY FROM TIME TO TIME BECOME A PARTY HERETO (individually, a “Lender” and collectively, the “Lenders”) and WILMINGTON TRUST COMPANY, a Delaware banking corporation, as Administrative Agent for the Lenders (in such capacity, together with its successors and assigns, the “Agent”).

W I T N E S S E T H:

THAT, in consideration of the mutual covenants, agreements and undertakings herein contained, the parties hereto agree as follows:

1.                                       Definitions.

1.1                                 Certain Defined Terms.  Unless a particular word or phrase is otherwise defined or the context otherwise requires, capitalized words and phrases used in the Loan Documents have the meanings provided below.

Accounts shall have the meaning set forth in Article 9 of the UCC and in the PPSA.

Adjusted LIBO Rate shall mean, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (a) the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves and (b) the Applicable Margin.

Affiliate of any Person shall mean any other Person which controls or is controlled by or under common control with such Person.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person through the ownership of securities or by contract; provided that no Lender shall be an Affiliate of the Borrower. Without limiting the generality of the foregoing, control of the right to vote of five percent (5%) or more of all voting securities of a Person or beneficial ownership of five percent (5%) of the outstanding equity interests in such Person shall be deemed to be control for purposes of compliance with the provisions of Section 7.6 hereof; provided, however, that with respect to any key management employees of the Borrower, control of the right to vote of five percent (5%) or greater, but less than fifteen percent (15%), of all voting securities of the Parent and/or the Borrower or beneficial ownership of five percent (5%) or greater, but less than fifteen percent (15%), of the outstanding equity interests in the Parent and/or the Borrower by such key management employee shall not be deemed to be control for purposes of compliance with the provisions of Section 7.6 hereof.

Agent shall have the meaning specified in the preamble to this Agreement.

Alternate Base Rate shall mean, for any day, a rate per annum (rounded upwards to the nearest 1/16 of 1%) equal to the sum of (a) the greater of (i) the Prime Rate (computed on the basis of the actual number of days elapsed over a 360-day year) in effect on such day, and (ii) the Federal Funds Effective Rate (computed on the basis of the actual number of days elapsed over a 360-day year) in effect for such day plus ½ of 1% and (b) the Applicable Margin.  For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Prime Rate or Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Effective Rate, respectively.  If for any reason the Agent shall have determined (which determination shall be conclusive and binding, absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (a)(ii) until the circumstances giving rise to such inability no longer exist.

Alternate Base Rate Borrowing shall mean, as of any date, that portion of the principal balance of the Term Loans bearing interest at the Alternate Base Rate as of such date.

Annual Audited Financial Statements shall mean (a) the annual financial statements of the Credit Parties and their Subsidiaries, including all notes thereto, which statements shall include, on a Consolidated basis, a balance sheet as of the end of such fiscal year and a statement of operations, a retained earnings statement and a statement of cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year and accompanied by a report and opinion of independent certified public accountants with an accounting firm of national standing and with a reputation satisfactory to the Agent, which report shall not contain any material qualification (and be without comment as to the accountants’ opinion whether the Borrower is a “going concern” or can continue to be a “going concern”), except that such report may contain qualification with respect to new accounting principles mandated by the Financial Accounting Standards Board (or its successor organization), and shall state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the financial position of such Person as of the date thereof and the results of its operations and cash flows for the period covered thereby in conformity with GAAP and (b) to the extent required by the Agent, annual consolidating financial statements of the Credit Parties and their Subsidiaries containing a balance sheet as of the end of such fiscal year and a statement of operations for such fiscal year prepared in reasonable detail.  Such statements shall be accompanied by a certificate of such accountants that in making the appropriate audit and/or investigation in connection with such report and opinion, such accountants did not become aware of any Default or Event of Default with respect to any of the financial covenants set forth in Sections 7.11 and 7.12 hereof, or if in the opinion of such accountant any such Default or Event of Default exists, a description of the nature and status thereof.

Applicable Lending Office shall mean, with respect to each Lender, such Lender’s Domestic Lending Office in the case of an Alternate Base Rate Borrowing and such Lender’s LIBOR Lending Office in the case of a LIBOR Borrowing.

Applicable Margin shall mean, a rate per annum of 3.00% for LIBOR Borrowings and a rate per annum of 2.00% for Alternate Base Rate Borrowings;

Approved Fund shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

Assignment and Acceptance shall have the meaning specified in Section 10.12(c) hereof.

Blocked Person shall mean (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;  (iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;  (v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or (vi) a Person or entity who is affiliated or associated with a Person or entity listed above.

Borrower shall have the meaning specified in the preamble of this Agreement.

Business Day shall mean a day when the principal office in Wilmington, Delaware of the Agent is open for business and the Lenders’ Applicable Lending Offices are generally open for business; provided, however, that with respect to LIBOR Borrowings, Business Day shall also mean a day on which transactions in dollar deposits between lenders may be carried on in the London eurodollar interbank market.

Business Entity shall mean corporations, partnerships, limited liability companies, joint ventures, joint stock associations, business trusts and other business entities.

Canadian Subsidiary shall mean any Subsidiary of that is organized and domiciled in the Canada.

Capital Expenditures shall mean, with respect to any Person for any period, all capital expenditures of such Person, on a Consolidated basis, for such period (including without limitation, the aggregate amount of Capital Lease Obligations incurred during such period which are required to be capitalized and reported as a liability on the consolidated balance sheet of such Person), determined in accordance with GAAP, consistently applied.  For the avoidance of doubt, the term “Capital Expenditures” shall not include those items described in Section 7.4(e)(7).

Capital Lease Obligations shall mean the obligations of a Person to pay that portion of rent or other amounts constituting payments of principal under a lease of (or other agreement conveying the right to use) real and/or personal Property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board, as amended), provided that for purposes of this Agreement, the amount of such obligations shall be only the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

Cash Dividends shall mean, with respect to any Person for any period, all fixed and calculable cash dividend payments actually made with respect to any Equity Interests of such Person for such period.

Cash Management Obligations shall mean any and all obligations and liabilities of Borrower or any of its Subsidiaries to the Revolving Credit Agent or any of the Revolving Credit Lenders, whether direct, indirect, joint, several, or joint and several, arising under or in any way relating to or incurred in connection with (a) any deposit accounts maintained by Borrower or any of its Subsidiaries with the Revolving Credit Agent or any of the Revolving Credit Lenders or any of their respective Affiliates, (b) any cash management services or treasury administration services provided by the Revolving Credit Agent or any of the Revolving Credit Lenders or any of their respective Affiliates (c) any documentation relating thereto, or (d) any services or transactions relating thereto, including without limitation, daylight overdraft exposure and credit card, debit card and other similar products.

Change of Control shall mean the occurrence of any of the following at any time after the Closing Date:

(a)           at any time prior the consummation of an initial public offering of any Equity Interests in the Parent, Charlesbank and/or its respective Affiliates shall fail to either (i) beneficially own in the aggregate, directly or indirectly, more than 50% of the aggregate voting power of all issued and outstanding classes of Equity Interests in the Parent having the right to elect Board of Directors of the Parent, or (ii) have the right to cause enough of their nominees in the aggregate to be elected or appointed, and remain serving at all times as, Board of Directors of the Parent so as to constitute a majority of such Board of Directors;

(b)           at any time after the consummation of an initial public offering of any Equity Interests in the Parent, any Person and/or its respective Affiliates shall either (i) beneficially own in the aggregate, directly or indirectly, 35% or more of the aggregate voting power of all issued and outstanding classes of Equity Interests in the Parent having the right to elect Board of Directors of the Parent, or (ii) have the right to cause enough of their nominees in the aggregate to be elected or appointed, and remain serving at all times as, Board of Directors of the Parent so as to constitute a majority of such Board of Directors;

(c)           at any time the Parent shall cease to own directly, free and clear of all Liens (other than in favor of the Collateral Agent for the ratable benefit of the Lenders and subordinate and inferior Liens permitted under Section 7.2), both legal title to and beneficial ownership of 100% of all issued and outstanding Equity Interests of the Borrower; provided, however, that a transfer of the legal title to and beneficial ownership of Equity Interests of the Borrower having no more than 10% of the aggregate voting power of all classes of Equity Interests in the Borrower or 10% of the total economic equity interests of the Borrower to management employees of the Borrower shall not trigger a Change of Control;

(d)           at any time (i) the Parent shall cease to have the right to elect, directly or indirectly, by virtue of beneficial ownership of Equity Interests of the Borrower, contract or otherwise, at least a majority in number of the members of the Board of Directors of the Borrower or (ii) less than a majority in number of the members of the Board of Directors of the Borrower shall have been elected or appointed, directly or indirectly, by the Parent; or

(e)           the occurrence of a Change of Control (as defined in the Second Lien Debt Documents).

As used above, “beneficially own” shall have the same meaning as defined in Rules 13d-3 and 13d-5 of the Securities and Exchange Act of 1934, as amended, or any successor provision thereto.

Charlesbank shall mean Charlesbank Equity Fund VI, Limited Partnership, a Massachusetts limited partnership.

Closing Date shall mean the date on which each requirement of Section 4 is satisfied or waived by the Agent.

Code shall mean the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.

Collateral shall mean all collateral and security as described in the Security Documents.

Collateral Agent shall mean JPMorgan Chase Bank, N.A., in its capacity as the collateral agent of the holders of the Revolving Credit Agreement Debt and the Obligations with respect to the Collateral in accordance with and pursuant to the terms of the First Lien Intercreditor Agreement, and any successor collateral agent under the terms of the First Lien Intercreditor Agreement.

Commitment Fee, with respect to any Lender, shall have the meaning assigned to it in Section 2.3.

Consequential Loss shall mean, with respect to (a) the payment of principal of or interest on a LIBOR Borrowing on a day other than the last day of the applicable Interest Period, (b) the failure to borrow or convert a LIBOR Borrowing on the date specified by the Borrower for any reason, or (c) any cessation of the Adjusted LIBO Rate to apply to the Term Loans or any part thereof pursuant to Section 2.7 hereof, in each case whether voluntary or involuntary, any loss, expense, penalty, premium or liability incurred by any of the Lenders or the Agent as a result thereof, including without limitation, any interest paid by any of the Lenders to lenders of funds borrowed by it to make or carry the Term Loans and any other costs and expenses sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain the Term Loans.

Consolidated shall mean, for any Person, as applied to any financial or accounting term, such term determined on a consolidated basis in accordance with GAAP (except as otherwise required herein) for such Person and all Subsidiaries thereof.

Contingent Obligation shall mean, as to any Person, any obligation of such Person guaranteeing the payment or performance of any Indebtedness, leases, dividends or other obligations (collectively “primary obligations”) of any other Person (the “primary obligor”), whether directly or indirectly, including without limitation, any obligation of the Person for whom Contingent Obligations is being determined, (a) to purchase any such primary obligation or other property constituting direct or indirect security therefor, (b) assume or contingently agree to become or be secondarily liable in respect of any such primary obligation, (c) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital for the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (d) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (e) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of checks or other negotiable instruments in the ordinary course of business.

Contribution Agreement shall mean any Contribution Agreement executed by and among the Borrower and its Subsidiaries, as the same may be amended, modified, supplemented, restated and joined in pursuant to a Joinder Agreement, from time to time.

Credit Parties shall mean the Borrower and the Guarantors, and Credit Party shall mean any one of such Persons.

Debt Service Expense shall mean, with respect to the Credit Parties for any period, the aggregate of regularly scheduled principal payments of all Funded Debt (including, without limitation, regularly scheduled principal payments of the Term Loans and any mandatory principal payments of the Term Loans pursuant to Section 2.3(a), but excluding any principal payments of the Revolving Loans (as defined in the Revolving Credit Agreement) to the extent there is not an equivalent permanent reduction in the Total Revolving Credit Commitment (as defined in the Revolving Credit Agreement)), made or to be made by such Person during such period, on a Consolidated basis, in accordance with GAAP, consistently applied.  Notwithstanding the foregoing, for purposes of calculating the Debt Service Expense for any period ending prior to the first anniversary of the Closing Date, the component of the Debt Service Expense for regularly scheduled principal payments of the Term Loans (but not any other regularly scheduled principal payments of any other Funded Debt, including without limitation, any scheduled payments of the Term Loans under Section 2.3(a)) shall be deemed to be $450,000.

Default Rate shall mean, on any day, as follows: (a) with respect to principal which is outstanding under any Term Note, the sum of the interest applicable pursuant to the terms of this Agreement on such day plus two percent per annum (it being understood that the Default Rate with respect to the applicable principal amount shall only be calculated with reference to the applicable Adjusted LIBO Rate until the Interest Period applicable thereto expires, and upon the expiration of such applicable Interest Period, the Default Rate for such applicable principal amount shall be computed on the basis of the Alternate Base Rate for such day plus two percent per annum), and (b) with respect to accrued interest, fees and other Obligations (other than past due principal outstanding under any Term Note), the sum of the Alternate Base Rate for such day plus two percent per annum.

Discontinued Operations shall mean, as of any day, operations of any Credit Party or any of its Subsidiaries which have been discontinued, and which, as of such day, have been fully terminated, disposed of or liquidated.

Domestic Lending Office shall mean, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on the signature pages hereof, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

Domestic Subsidiary shall mean any Subsidiary of that is organized and domiciled in the Unites States of America.

EBITDA shall mean, with respect to the Credit Parties for any period, Net Income for such period plus (a) without duplication and to only the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense, (ii) federal, state and local income or franchise taxes, (iii) all amounts attributable to depreciation and amortization expense, (iv) any extraordinary charges, (v) Permitted Management Fees and customary and reasonable director’s fees and board expenses for board of directors of the Credit Parties, (vi) amounts used to repurchase from Charlesbank and/or any of its Affiliates the equity securities of the Parent to the extent included within Permitted Affiliate Transactions, and (vii) any other non-cash charges (including without limitation, (A) the issuance of restricted stock or stock options, (B) equity losses of Affiliates that are not a Subsidiary of any Credit Party, and (C) all charges attributable to the use of the purchase accounting method), but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of Inventory, minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(vii) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income, in each case of such Person for such period, computed and calculated, without duplication, on a Consolidated basis and in accordance with GAAP, consistently applied.

Eligible Assignee shall mean (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, or (iv) any other commercial lender, finance company, insurance company, financial institution or fund reasonably acceptable to the Agent and the Borrower; provided, however, that if an Event of Default has occurred and is continuing, such approval by the Borrower shall not be required.

Environmental Claim shall mean any third party (including any Governmental Authority) action, lawsuit, claim or proceeding (including claims or proceedings at common law) which seeks to impose or alleges any liability for (i) pollution or contamination by, or releases or threatened releases of, Hazardous Substances into the air, surface water, ground water or land or the clean-up, abatement, removal, remediation or monitoring of such pollution, contamination or Hazardous Substances; (ii) generation, recycling, reclamation, handling, treatment, storage, disposal or transportation of Hazardous Substances; (iii) exposure to Hazardous Substances; (iv) the safety or health of employees or other Persons in connection with any of the activities specified in any other subclause of this definition; or (v) the manufacture, processing, distribution in commerce, presence or use of Hazardous Substances.  An “Environmental Claim” includes a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit, or to adopt or amend a regulation, to the extent that such a proceeding attempts to redress violations of the applicable permit, license, or regulation as alleged by any Governmental Authority.

Environmental Liabilities shall mean all liabilities arising from any Environmental Claim or Requirement of Environmental Law under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including: remedial, removal, response, abatement, restoration (including natural resources), investigative, or monitoring liabilities, personal injury and damage to property, natural resources or injuries to persons, and any other related costs, expenses, losses, damages, penalties, fines or liabilities, including attorney’s fees and court costs.  Environmental Liability shall mean any one of them.

Environmental Permit shall mean any permit, license, approval or other authorization under any applicable law or regulation of the United States or of any state, municipality or other subdivision thereof relating to pollution or protection of health or the environment, including laws or regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, Hazardous Substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, recycling, presence, use, treatment, storage, disposal, transport, or handling of wastes, pollutants, contaminants or Hazardous Substances.

Equipment shall have the meaning set forth in Article 9 of the UCC and in the PPSA.

Equity Interests shall mean as to a Business Entity, all capital stock, partnership interests, membership interests or other indicia of equity rights, including without limitation, any warrants, options or other rights to acquire such interests, issued by such Business Entity from time to time.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.

ERISA Affiliate shall mean any trade or business (whether or not incorporated) which together with the Borrower or any Subsidiary of the Borrower would be treated as a single employer under the provisions of Title I or Title IV of ERISA.

Event of Default shall mean any of the events specified in Section 8.1 hereof or otherwise specified as an Event of Default in any other Loan Document, provided there has been satisfied any requirement in connection with any such event for the giving of notice or the lapse of time, or both, and Default shall mean any of such events, whether or not any such requirement for the giving of notice, or the lapse of any applicable grace or curative period (if any), or both, has been satisfied.

Excess Cash Flow shall mean, for any fiscal year of the Credit Parties, the amount, if any, of (a) the sum, without duplication, of (i) Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization, but excluding any depreciation and amortization applicable to Discontinued Operations) deducted in arriving at such Net Income, (iii) the aggregate net amount of non-cash loss on the disposition of property by the Credit Parties and their Subsidiaries during such fiscal year (other than sales of Inventory in the ordinary course of business), but only to the extent deducted in arriving at such Net Income, (iv) equity losses during such fiscal year attributable to Affiliates that are not a Subsidiary of any Credit Party, but only to the extent deducted in arriving at such Net Income, and (v) decreases, if any, in Net Working Capital as of the end of such fiscal year when compared to Net Working Capital at the beginning of such fiscal year, minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Net Income, (ii) the aggregate amount Unfinanced Capital Expenditures of the Credit Parties and their Subsidiaries during such fiscal year, (iii) Debt Service Expense for such fiscal year, (iv) all optional prepayments of the Term Loans during such fiscal year, (v) the aggregate net amount of non-cash gain on the disposition of Property by the Credit Parties and their Subsidiaries during such fiscal year (other than sales of Inventory in the ordinary course of business), but only to the extent included in arriving at such Net Income, (vi) amounts used during such fiscal year to repurchase from Charlesbank and/or any of its Affiliates the equity securities of the Parent to the extent included within Permitted Affiliate Transactions, but only to the extent included in arriving at such Net Income, (vii) equity gains during such fiscal year attributable to Affiliates that are not a Subsidiary of any Credit Party, but only to the extent included in arriving at such Net Income, (viii) increases, if any, in Net Working Capital as of the end of such fiscal year when compared to Net Working Capital at the beginning of such fiscal year, and (ix) Cash Dividends during such fiscal year to the extent permitted under Section 7.10.

Excess Interest Amount shall have the meaning attributed to such term in Section 2.14 hereof.

Federal Funds Effective Rate shall mean, for any day, a rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

Financed Capital Expenditures shall mean (i) Capital Expenditures which are financed at the time of purchase with Indebtedness otherwise permitted hereunder, and (ii) Capital Lease Obligations to the extent the same constitute Capital Expenditures otherwise permitted hereunder.

First Lien Intercreditor Agreement shall mean the Intercreditor and Collateral Agency Agreement, dated as of the Closing Date, by and among the Borrower, the other Credit Parties, the Agent, the Collateral Agent, and the Revolving Credit Agent, as the same may be amended, modified, supplemented, renewed, restated or replaced in accordance with the terms of this Agreement.

Fixed Charge Coverage Ratio shall mean, with respect to the Credit Parties and their Subsidiaries for any period, the ratio of (a) EBITDA less (i) Unfinanced Capital Expenditures less (ii) cash payments of federal, state and local income or franchise taxes to (b) the sum of (i) Debt Service Expense, (ii) cash Interest Expense, and (iii) Unfinanced Cash Dividends, in each case of such Person for the applicable period, computed and calculated on a Consolidated basis in accordance with GAAP, consistently applied and without duplication.  All components of the Fixed Charge Coverage Ratio shall be determined (1) on a Consolidated basis for the twelve (12) most recent consecutive calendar months ending on or prior to the date of determination and (2) in accordance with GAAP, consistently applied.

Funded Debt shall mean, as to a particular Person at any particular time, the sum of (a) all obligations for borrowed money (whether as a direct obligor on a promissory note, bond, debenture or other similar instrument, as a reimbursement obligor with respect to an issued letter of credit or similar instrument, as an obligor under a Contingent Obligation in respect of borrowed money, or as any other type of direct or contingent obligor), and (b) all Capital Lease Obligations (other than the interest component of such obligations), each calculated without duplication, on a Consolidated basis, and in accordance with GAAP.

GAAP shall mean, as to a particular Person, those principles and practices (a) which are recognized as such by the Financial Accounting Standards Board or successor organization, and (b) which are consistently applied (or with respect to which any change in principles and practice mandated by the Financial Accounting Standards Board or successor organization are disclosed in writing to the Agent) for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the most recent audited financial statements of the relevant Person furnished to the Agent and the Lenders prior to the Closing Date (or with respect to which any change in principles and practice mandated by the Financial Accounting Standards Board or successor organization are disclosed in writing to the Agent).

Governmental Authority shall mean any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative, having jurisdiction over the Agent, any of the Lenders, any Credit Party, any Subsidiary of any Credit Party, or their respective Property.

Grantor shall mean any Grantor, Assignor, Pledgor or Debtor, as such terms are defined in any of the Security Documents.

Guarantors shall mean the Parent and its Subsidiaries, other than the Borrower and any non-Domestic Subsidiaries not required to become a Guarantor pursuant to Section 6.10.  In no event shall Inactive Subsidiaries shall be required to execute or join in a Guaranty or any applicable Security Agreements except as required under the terms of Section 6.10.

Guaranty shall mean each and every guaranty of the Obligations from time to time executed and delivered to the Agent by any Guarantor, as amended, supplemented, modified, joined in pursuant to a Joinder Agreement and restated from time to time.

Hazardous Substance shall mean any hazardous or toxic waste, substance or product or material defined or regulated by any Requirements of Environmental Law, including solid waste (as defined under The Resource Conservation and Recovery Act or its regulations, as amended), petroleum and any fraction thereof and any radioactive materials and waste.

Hedging Obligations of a Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collateral protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

Highest Lawful Rate shall mean, with respect to the Agent or any Lender, the maximum nonusurious rate of interest permitted to be charged by, as applicable, the Agent or such Lender under applicable laws (if any) of the United States or any state from time to time in effect.

Inactive Subsidiaries shall mean each of the Subsidiaries listed as inactive on Schedule 5.8.

Indebtedness shall mean, as to any Person, without duplication: (a) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money; (b) any other indebtedness which is evidenced by a bond, debenture or similar instrument; (c) all Capital Lease Obligations of such Person; (d) all obligations of such Person for the deferred purchase price of Property or services (except current trade accounts payable arising in the ordinary course of business and current accrued expenses, not the result of borrowing, arising in the ordinary course of business); (e) all reimbursement obligations of such Person in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person; (f) all indebtedness, liabilities, and obligations secured by any Lien on any Property owned by such Person even though such Person has not assumed or has not otherwise become liable for the payment of any such indebtedness, liabilities or obligations secured by such Lien, but only to the extent of the value of the Property subject to such Lien (or, if less, the amount of the underlying indebtedness, liability or obligation); (g) all Cash Management Obligations of such Person and net liabilities of such Person in respect of Hedging Obligations (calculated on a basis satisfactory to the Agent and in accordance with accepted practice); (h) all liabilities of such Person in respect of unfunded vested benefits under any Plan; and (i) all other indebtedness, liabilities and obligations of such Person which are required to be included or listed in the liabilities section of such Person’s balance sheet according to GAAP; provided, that such term shall not mean or include (1) any Indebtedness in respect of which monies sufficient to pay and discharge the same in full (either on the expressed date of maturity thereof or on such earlier date as such Indebtedness may be duly called for redemption and payment) shall be deposited with a depository, agency or trustee acceptable to the Agent in trust for the payment thereof, (2) any operating leases entered into in the ordinary course of business (to the extent such operating leases do not constitute Capital Lease Obligations) or (3) Permitted Management Fees.

Interest Expense shall mean, for any period, the total interest expense of the Credit Parties and their Subsidiaries, determined on a Consolidated basis in accordance with GAAP, consistently applied, and shall in any event include, without limitation, (a) the amortization or write-off of debt discounts, (b) the amortization or write-off of all debt issuance costs, commissions, discounts and other fees payable in connection with the incurrence, amendment or refinancing of Indebtedness (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing), (c) the portion of payments under Capital Lease Obligation allocable to interest expense, and (d) net costs under Hedging Obligations in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP.

Interest Payment Dates shall mean (a) for Alternate Base Rate Borrowings, (1) the last Business Day of each calendar month prior to the Term Loan Maturity Date, and (2) the Term Loan Maturity Date; and (b) for LIBOR Borrowings, (1) if the Interest Period applicable to such LIBOR Borrowing is equal to or less than three (3) months, the end of such Interest Period, and (2) in all other cases, on that day which is three (3) calendar months following the first day of the applicable Interest Period (or, if there be no corresponding day, on the next succeeding day which is a Business Day) and at the end of such Interest Period.

Interest Period shall mean the period commencing on the date of the applicable LIBOR Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is three (3) months thereafter; provided, however, that (a) if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) no Interest Period shall end later than the Term Loan Maturity Date, and (c) interest shall accrue from and including the first day of an Interest Period to, but excluding, the last day of such Interest Period.

Inventory shall have the meaning set forth in Article 9 of the UCC and in the PPSA.

Investment shall mean the purchase or other acquisition of any securities or Indebtedness of, or the making of any loan, advance, extension of credit, transfer of Property or capital contribution to, or the incurring of any Contingent Obligation in respect of the Indebtedness of, any Person.

Joinder Agreement shall mean any agreement, in Proper Form, executed by a Subsidiary of any Credit Party from time to time in accordance with Section 6.10 hereof, pursuant to which such Subsidiary joins in the execution and delivery of this Agreement, a Guaranty, the applicable Security Documents and the Contribution Agreement.

Legal Requirement shall mean any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

Lender or Lenders shall have the meaning specified in the preamble of this Agreement.

Leverage Ratio shall mean, with respect to the Credit Parties and their Subsidiaries as of any date that the Leverage Ratio is calculated, the ratio of (a) Funded Debt of the Credit Parties and their Subsidiaries as of such date to (b)(i) EBITDA for the Credit Parties and their Subsidiaries for the applicable calculation period.  For purposes of calculating the Leverage Ratio, the components of the Leverage Ratio shall be determined on a Consolidated basis and the EBITDA component shall be determined for the four most recent consecutive fiscal quarters of the Credit Parties ending on or prior to the date of determination.

LIBOR Borrowing shall mean, as of any date, that portion of the principal balance of the Term Loans bearing interest at the Adjusted LIBO Rate as of such date.

LIBOR Lending Office shall mean, with respect to any Lender, the office of such Lender specified as its “LIBOR Lending Office” opposite or below its name on the signature pages hereof, or (if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify in writing to the Borrower and the Agent.

LIBO Rate shall mean, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum equal to the rate appearing on page “BBAM 1” of the Bloomberg Professional service (or, if no such page exists, on any successor or substitute page providing rate quotations comparable to those currently provided on such page of the Bloomberg Professional service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days before the commencement of such Interest Period as the composite offered rate for dollar deposits and for a maturity equal to the applicable Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such LIBOR Borrowing for such Interest Period shall be the average interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits of $5,000,000 and for a maturity equal to the applicable Interest Period are offered by the principal London office of JPMorgan Chase Bank, N.A. in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days before the commencement of such Interest Period.

Lien shall mean, with respect to any asset of any Person, (a) any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind on such asset, whether based on common law, constitutional provision, statute or contract, (b) the interest of any vendor or a lessor under any conditional sale agreement, title retention agreement or capital lease relating to such asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, or (d) any other right of or arrangement with any creditor to have such creditor’s claim satisfied out of such assets, or the proceeds therefrom, prior to the general creditors of such Person owning such assets.

Loan Documents shall mean this Agreement, the Term Notes, the Security Documents, the Guaranties, the Contribution Agreement, the Joinder Agreements, the First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement, all instruments, certificates and agreements now or hereafter executed and delivered to the Agent and/or the Lenders in connection with or pursuant to any of the foregoing and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

Lockbox Agreement shall collectively mean one or more lockbox agreements required by the Collateral Agent, in Proper Form, to be executed and delivered to the Collateral Agent by the Borrower and each of its Subsidiaries required by the Collateral Agent, together with all modifications and/or replacements thereof which are approved in writing by the Collateral Agent, for purposes of facilitating the collection of Accounts in accordance with the terms of Section 6.15 hereof.  On or prior to the Closing Date, the Borrower and each of its applicable Subsidiaries has executed and delivered to the Collateral Agent one or more Lockbox Agreements in Proper Form.  No Inactive Subsidiary shall be required to execute and deliver any Lockbox Agreement unless and until such Inactive Subsidiary is required to become a Guarantor under the terms of Section 6.10.

Material Adverse Effect shall mean a material adverse effect on (a) the business, assets, property, or condition (financial or otherwise) of the Credit Parties taken as a whole, (b) the ability of the Credit Parties to perform or pay the Obligations in accordance with the terms hereof or of any other Loan Document, (c) the validity or enforceability of this Agreement, any of the Term Notes or any other Loan Documents or the rights or remedies of the Agent or the Lenders hereunder or thereunder, or (d) the validity or enforceability of the Agent’s Lien on any material portion of the Collateral or the priority of such Lien.

Monthly Unaudited Financial Statements shall mean the financial statements of the Credit Parties and their Subsidiaries, including all notes thereto, which statements shall include (a) a balance sheet as of the end of the respective calendar month or fiscal quarter, as applicable, (b) a statement of operations for such respective calendar month or fiscal quarter, as applicable, and for the fiscal year to date, subject to normal year-end adjustments, all setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and for the Credit Parties’ Consolidated projections for such period and (c) a statement of cash flows for the fiscal year to date, subject to normal year-end adjustments, setting forth in comparative form the corresponding figures in the corresponding period of the preceding fiscal year and for the Credit Parties’ Consolidated projections for such period, all prepared in reasonable detail and in accordance with GAAP and certified by a Responsible Officer of the Parent as fairly and accurately presenting in all material respects the financial condition and results of operations of the Credit Parties and their Subsidiaries, on a Consolidated basis, at the dates and for the periods indicated therein.  The Monthly Unaudited Financial Statements for the Credit Parties and their Subsidiaries shall be prepared on a Consolidated basis, and to the extent required by the Agent, a consolidating basis, the parties recognizing that such consolidating statements will be prepared in accordance with GAAP only to the extent normal and customary.

Net Income shall mean, for any period, the consolidated net income (or loss) of the Credit Parties and their Subsidiaries, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of any Credit Party or is merged into or consolidated with any Credit Party or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of any Credit Party) in which any Credit Party or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by such Credit Party or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of any Credit Party to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or any Legal Requirement applicable to such Subsidiary.

Net Working Capital shall mean, on any date of calculation thereof, the remainder of (a) the aggregate amount of Eligible Accounts and Eligible Inventory (valued, in each case, at the lower of cost or fair market value on a first-in first-out basis) as determined in accordance with GAAP consistently applied, minus (b) the Consolidated current liabilities of all Credit Parties determined on such date in accordance with GAAP.

Net Recovery Rate shall mean the “net recovery value percentage” or “net recovery rate” under an orderly liquidation scenario for the Inventory or Equipment, as applicable, of the applicable Credit Parties, as specifically set forth and described in the most recent “net orderly liquidation value” appraisal of such Inventory or Equipment, as applicable, received by and acceptable to the Agent in all respects.

Obligations shall mean, without duplication, all obligations, liabilities and Indebtedness of the Borrower and the Guarantors with respect to the Security Documents and all other Loan Documents, including without limitation, (i) the principal of and interest on the Term Loans and (ii) the payment or performance of all other obligations, liabilities and Indebtedness of the Borrower or the Guarantors to the Agent and the Lenders hereunder, under the Term Notes, or under any one or more of the other Loan Documents, including all fees, costs, expenses and indemnity obligations hereunder and thereunder.  The Obligations include interest (including post-petition interest, whether or not such interest would be an allowable claim under any applicable bankruptcy or other similar proceeding) and other obligations accruing or arising after (a) commencement of any case under any bankruptcy or similar laws by or against the Borrower or any Guarantor or (b) the personal liability of the Borrower or any Guarantor for the Obligations shall be discharged or otherwise cease to exist by operation of law or for any other reason.

Officer’s Certificate shall mean a certificate substantially in the form of Exhibit B attached hereto.

Organizational Documents shall mean, with respect to a corporation, the certificate of incorporation, articles of incorporation and bylaws of such corporation; with respect to a limited partnership, the limited partnership agreement and certificate of limited partnership of such limited partnership; with respect to a joint venture, the joint venture agreement establishing such joint venture; with respect to a limited liability company, the articles of organization or certificate of formation and regulations or limited liability company agreement of such limited liability company;

and with respect to a trust, the instrument establishing such trust;  in each case including any and all modifications thereof as of the date of the Loan Document referring to such Organizational Document and any and all future modifications thereof which are materially adverse to the Lenders and which are consented to by the Agent.

Parent shall mean collectively Animal Health International, Inc., a Delaware corporation, Steer Intermediate Corporation, a Delaware corporation, Walco Holdings, Inc., a Delaware corporation, and Walco Intermediate, Inc., a Delaware corporation.  When the context of any applicable provision hereof requires that each such entity be referred to separately and not collectively, the term Parent shall be construed accordingly.

Parties shall mean all Persons other than the Agent, the Collateral Agent or any Lender executing any Loan Documents.

PBGC shall mean the Pension Benefit Guaranty Corporation.

Permitted Affiliate Transactions shall mean any of the following: (a) transactions with or among any Credit Party and any wholly-owned Subsidiary of any Credit Party that is a Guarantor; (b) reasonable and customary directors’ fees, reasonable and customary directors’ indemnifications and similar arrangements for directors and officers of the Credit Parties or any of its Subsidiaries entered into in the ordinary course of business, together with any payments made under any such indemnification arrangements; (c) customary and reasonable loans and advances to officers, directors and employees of the Credit Parties or any of their Subsidiaries for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business; (d) the incurrence of intercompany Indebtedness permitted pursuant to Section 7.1(g) hereof; (e) Permitted Management Fees; and (f) other transactions, contracts or agreements existing on the date of this Agreement and which are set forth on Schedule 7.6 attached hereto, together with any renewals and extensions of such existing transactions, contracts or agreements, so long as such renewals and extensions are upon terms and conditions substantially identical to the terms and conditions set forth in such existing transactions, contracts and agreements (or otherwise no less favorable to the applicable Credit Party and its Subsidiaries, as applicable).

Permitted Investment Securities shall mean each of the following, to the extent the same is pledged as additional Collateral hereunder and is subject to a first priority perfected Lien in favor of the Collateral Agent for the ratable benefit of the Lenders (including a control or dominion agreement from any applicable Person in favor of the Agent that is in all respects satisfactory to the Agent):  (a) readily marketable, direct obligations of the United States of America or any agency or wholly owned corporation thereof which are backed by the full faith and credit of the United States, maturing within one (1) year after the date of acquisition thereof, (b) certificates of deposit, commercial paper (if rated no lower than A-1/P-1) or other short-term direct obligations of any domestic financial institution having capital and surplus in excess of $5,000,000,000, maturing within six months after the date of acquisition thereof, (c) money market funds having aggregate assets in excess of $5,000,000,000, and (d) other Investments mutually agreed to in writing by the Borrower and the Agent.

Permitted Management Fees shall mean management fees, monitoring fees and/or service fees payable to Charlesbank and/or any of its Affiliates in an amount up to, but not exceeding $250,000 in the aggregate during any fiscal year of the Credit Parties, plus reimbursement to Charlesbank and/or any of its Affiliates of reasonable and customary out-of-pocket expenses incurred in connection with such management services provided by Charlesbank and/or any of its Affiliates, provided that if any Event of Default has occurred and is continuing at the time for payment of such fees or expense reimbursement, as applicable (or would occur after giving effect thereto), such fees and expense reimbursement shall accrue and be payable only upon the cure (or waiver) of such Event of Default.

Person shall mean any individual, corporation, business trust, unincorporated organization or association, partnership, joint venture, limited liability company, Governmental Authority or any other form of entity.

Plan shall mean any plan subject to Title IV of ERISA and maintained for employees of the Borrower or of any member of a “controlled group of corporations”, as such term is defined in the Code, of which the Borrower, any of its Subsidiaries or any ERISA Affiliate it may acquire from time to time is a part, or any such plan to which the Borrower, any of its Subsidiaries or any ERISA Affiliate is required to contribute on behalf of its employees.

PPSA shall mean the Personal Property Security Act (Alberta), as amended.

Prime Rate shall mean the rate of interest per annum printed from time to time in the Wall Street Journal as the Prime Rate in effect at such time.  Without notice to the Borrower or any other Person, the Prime Rate shall change automatically from time to time as and in the amount by which said Prime Rate shall fluctuate, with each such change to be effective as of the date of each change in such Prime Rate.

Principal Office shall mean the principal office in Wilmington, Delaware of the Agent, or such other place as the Agent may from time to time by notice to the Borrower designate.

Prohibited Transaction shall mean any non-exempt prohibited transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

Proper Form shall mean in form and substance satisfactory to the Agent, except that as used in Section 4(g) hereof with respect to the Lenders, such term shall mean in form and substance satisfactory to the Lenders.

Property shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

Refinancing Indebtedness shall mean any Indebtedness of any Credit Parties or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of such Person, provided, that:

(a)                                  such Refinancing Indebtedness is incurred only by such Persons who are obligors on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded,

(b)                                 the principal amount of such Refinancing Indebtedness does not exceed the then outstanding principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded;

(c)                                  the interest rate or rates to accrue under such Refinancing Indebtedness do not exceed the lesser of (i) the interest rate or rates then accruing on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded or (ii) the prevailing market interest rate or rates which are then applicable to, and generally available for, Indebtedness which is similar in type, amount, maturity and other terms to the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded;

(d)                                 the maturities, amortization schedules, covenants, defaults, remedies, subordination provisions (with respect to any Subordinated Indebtedness), collateral security provisions (or absence thereof) and other terms of such Refinancing Indebtedness are in each case the same or more favorable to the applicable Credit Party and/or its applicable Subsidiaries as those in the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded;

(e)                                  no Default or Event of Default has occurred and is continuing or would result from the issuance or origination of such Refinancing Indebtedness;

(f)                                    if the Indebtedness that is extended, refinanced, renewed, replaced, defeased or refunded was subordinated in right of payment to the Obligations and/or priority as to the Liens of the Collateral Agent for the ratable benefit of the Lenders, then the terms and conditions of such Refinancing Indebtedness must include subordination terms and conditions that are at least as favorable to the Agent and the Lenders as those that were applicable to the extended, refinanced, renewed, replaced, defeased or refunded Indebtedness; and

(g)                                 if the Indebtedness being refinanced is subject to the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement, such Refinancing Indebtedness is either (1) permitted under the terms of the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement and will remain subject to the terms of the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement or (2) subject to an intercreditor agreement on terms no less favorable to the Agent and the Lenders as those contained in the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement.

Regulation D shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation relating to reserve requirements applicable to member Lenders of the Federal Reserve System.

Regulatory Change shall mean, with respect to any Lender, any change on or after the date of this Agreement in any Legal Requirement (including Regulation D) or the adoption or making on or after such date of any Legal Requirement applying to a class of Lenders including such Lender under any Legal Requirement (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.

Reportable Event shall mean a “reportable event” as defined in Section 4043(c) of ERISA for which the notice requirement is not waived by the regulations thereunder.

Required Lenders shall mean Lenders having greater than 66.67% of the Total Term Loan Commitment; provided that after termination of the Total Term Loan Commitment, Required Lenders shall mean Lenders having greater than 66.67% of the aggregate amount of the outstanding Term Loans; provided further, however, if only two (2) Lenders are then parties to this Agreement, Required Lenders shall mean both of such Lenders.

Requirements of Environmental Law shall mean all requirements imposed by any law (including The Resource Conservation and Recovery Act, The Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act, and any state analogues of any of the foregoing), rule, regulation, or order of any Governmental Authority which relate to (i) pollution, protection or clean-up of the air, surface water, ground water, soils, or subsurface strata; (ii) solid, liquid or gaseous waste or Hazardous Substance generation, recycling, reclamation, release, threatened release, treatment, storage, disposal or transportation; (iii) exposure of Persons or property to Hazardous Substances; (iv) the manufacture, presence, processing, distribution in commerce, use, discharge, releases, threatened releases, or emissions of Hazardous Substances into the environment; or (v) the storage of any Hazardous Substances.  Requirement of Environmental Law shall mean any one of them.

Responsible Officer shall mean, with respect to any Person, the chief executive officer, the president, any vice president, the chief financial officer, the controller or the treasurer of such Person.

Revolving Credit Agent shall mean JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Revolving Credit Agreement, and any successor administrative agent under the terms of the Revolving Credit Agreement.

Revolving Credit Agreement shall mean that certain Amended and Restated Credit Agreement, dated as of the date hereof, by and among the Credit Parties, the Revolving Credit Lenders, JPMorgan Chase Bank, N.A., as administrative agent, General Electric Capital Corporation, as documentation agent and J.P. Morgan Securities Inc. as lead arranger and book runner, as amended, restated or otherwise modified from time to time.

Revolving Credit Agreement Debt shall mean any indebtedness issued pursuant to the Revolving Credit Agreement.

Revolving Credit Lenders shall mean the lenders party to the Revolving Credit Agreement from time to time.

Second Lien Debt shall mean the Indebtedness of the Borrower evidenced by one or more senior secured notes issued by the Borrower, at a par value of $85,000,000 in aggregate principal amount, said senior notes to be (a) secured by a secondary Lien against the Collateral which is in all respects inferior and subordinate to the Collateral Agent’s Lien against the Collateral for the ratable benefit of the Lenders and (b) due not earlier than (i) June 30, 2011 for the $40,000,000 “Loan A” portion thereof as described in the Second Lien Debt Purchase Agreement and (ii) five (5) years after the Closing Date for the $45,000,000 “Loan B” portion thereof as described in the Second Lien Debt Purchase Agreement, and to otherwise be in Proper Form.

Second Lien Debt Documents shall mean the senior secured notes evidencing the Second Lien Debt, the Second Lien Debt Purchase Agreement and all other agreements, documents and instruments executed and delivered in connection therewith, in each case as in effect (i) on June 30, 2005 for the $40,000,000 “Loan A” portion thereof as described in the Second Lien Debt Purchase Agreement, and (ii) as of the Closing Date for the $45,000,000 “Loan B” portion thereof as described in the Second Lien Debt Purchase Agreement, as each of the same may be amended, modified, supplemented, renewed, restated or replaced in accordance with the terms of this Agreement.

Second Lien Debt Purchase Agreement shall mean the Amended and Restated Secured Term Loan Agreement dated effective as of the Closing Date, by and among the Borrower, the other Credit Parties and Merrill Lynch PCG, Inc., as the initial purchaser and holder of all of the Second Lien Debt, as the same may be amended, modified, supplemented, renewed, restated or replaced in accordance with the terms of this Agreement.

Second Lien Debt Transaction shall mean the transactions contemplated to occur under or in connection with the Second Lien Debt Documents.

Second Lien Intercreditor Agreement shall mean the Amended and Restated Intercreditor Agreement dated effective as of the Closing Date, by and among the Borrower, the other Credit Parties, the Collateral Agent, as the representative of the holders of the Obligations and the holders of the Obligations (as defined in the Revolving Credit Agreement), and Merrill Lynch PCG, Inc., as the representative of the holders of the Second Lien Debt, as the same may be amended, modified, supplemented, renewed, restated or replaced in accordance with the terms of this Agreement.

Security Agreements shall mean (a) the Amended and Restated Security Agreement (Personal Property-Borrower), dated effective as of the Closing Date, between the Borrower and the Collateral Agent, for the ratable benefit of the Lenders and the Revolving Credit Lenders, covering all Accounts, Inventory, Equipment and all other tangible and intangible personal Property of the Borrower as more particularly described therein, (b) the Amended and Restated Security Agreement (Personal Property-Domestic Subsidiaries), dated as of the Closing Date, between each of the Borrower’s Domestic Subsidiaries that is a Guarantor and the Collateral Agent, for the ratable benefit of the Lenders and the Revolving Credit Lenders, covering all Accounts, Inventory, Equipment and other tangible and intangible personal Property of each of the Borrower’s Domestic Subsidiaries that is a Guarantor as more particularly described therein, as the same may hereafter be joined in pursuant to a Joinder Agreement, (c) the Amended and Restated Security Agreement (Personal Property-Canadian Subsidiaries), dated effective as of the Closing Date, between each of the Borrower’s Canadian Subsidiaries that is a Guarantor and the Collateral Agent, for the ratable benefit of the Lenders and the Revolving Credit Lenders, covering all Accounts, Inventory, Equipment and other tangible and intangible personal Property of each of the Borrower’s Canadian Subsidiaries that is a Guarantor as more particularly described therein, as the same may hereafter be joined in pursuant to a Joinder Agreement, (d) the Amended and Restated Pledge Agreement, dated effective as of the Closing Date, between the Borrower and the Collateral Agent, for the ratable benefit of the Lenders and the Revolving Credit Lenders, covering (i) all issued and outstanding Equity Interests in each of the Borrower’s direct Subsidiaries that is a Guarantor and (ii) 65% of all issued and outstanding Equity Interests in each of the Borrower’s non-Domestic Subsidiaries that is not a Guarantor, (e) the Amended and Restated Pledge Agreement, dated effective as of the Closing Date, between Province Livestock Supply, Ltd. and the Collateral Agent, for the ratable benefit of the Lenders and the Revolving Credit Lenders, covering all issued and outstanding Equity Interests in each of the Borrower’s Subsidiaries that is a Guarantor and for which Province Livestock Supply, Ltd. is the parent, (f) the Amended and Restated Pledge Agreement, dated effective as of the Closing Date, between Walco Intermediate, Inc. and the Collateral Agent for the ratable benefit of the Lenders and the Revolving Credit Lenders, covering all Equity Interests in the Borrower, (g) any and all other security agreements, pledge agreements, collateral assignments or other similar documents now or hereafter executed in favor of the Collateral Agent, for the ratable benefit of the Lenders and the Revolving Credit Lenders, as security for the payment or performance of any and/or all of the Obligations, and (h) any amendment, modification, restatement or supplement of all or any of the above-described agreements and assignments.

Security Documents shall mean the Security Agreements, all related financing statements and any and all other agreements, mortgages, deeds of trust, chattel mortgages, security agreements, pledges, guaranties, assignments of income, assignments of contract rights, assignments or pledges of stock or partnership interests, standby agreements, subordination agreements, undertakings and other instruments and financing statements now or hereafter executed and delivered as security for the payment and performance of the Obligations, as any of them may from time to time be amended, modified, restated or supplemented.  Notwithstanding the foregoing or any other provision herein or in any Loan Document or any Security Document to the contrary, the real property Collateral and the Liens of any Security Documents covering any real property Collateral shall only secure the Obligations (as defined in the Revolving Credit Agreement) and the Collateral Obligations (as defined in the First Lien Intercreditor Agreement) and shall not secure any of the Obligations.

Statutory Reserves shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including without limitation, any marginal, special, emergency or supplemental reserves) expressed as a decimal, established by the Board of Governors of the Federal Reserve System of the United States and any other banking authority to which any Lender is subject with respect to the Adjusted LIBO Rate for Eurocurrency Liabilities (as defined in Regulation D), including without limitation, those reserve percentages imposed under Regulation D.

Subordinated Indebtedness shall mean, with respect to any Credit Party, Indebtedness subordinated in right of payment to the Credit Parties’ monetary Obligations on terms satisfactory to and approved in writing by the Agent and the Required Lenders, in their discretion, so long as all other terms thereof (including without limitation, regularly scheduled payments and financial and negative covenants) are satisfactory to and approved in writing by the Agent and the Required Lenders, in their discretion.

Subsidiary shall mean, as to a particular parent Business Entity, any Business Entity of which more than fifty percent (50%) of the Equity Interests issued by such Business Entity is at the time directly or indirectly owned by such parent Business Entity or by one or more of its Affiliates.

Term Loan Commitment shall mean, as to any Lender, the obligation of such Lender to make a Term Loan in a principal amount up to, but not exceeding, the amount set forth as such Lender’s Term Loan Commitment in Schedule 1.1 attached hereto.

Term Loan Commitment Percentage shall mean, with respect to any Lender, the ratio, expressed as a percentage, of such Lender’s Term Loan Commitment to the Total Term Loan Commitment.

Term Loan Maturity Date shall mean the earlier of (a) May 31, 2011 and (b) any date the Term Loan Maturity Date is accelerated by the Agent pursuant to Section 8.1 hereof.

Term Loans shall mean the Term Loans made pursuant to Section 2.1 hereof.  Term Loan shall mean any one of such Term Loans.

Term Notes shall mean the promissory notes, each substantially in the form of Exhibit A attached hereto, of the Borrower evidencing the Term Loans, payable to the order of the respective Lenders in the amount of each of said Lender’s Term Loan Commitment, and all renewals, extensions, modifications, rearrangements and replacements thereof, and substitutions therefor.  Term Note shall mean any one of such promissory notes.

Total Term Loan Commitment shall mean, on any day, the aggregate of all of the Lenders’ Term Loan Commitments on such day.  As of the Closing Date, the Total Term Loan Commitment is $45,000,000.

Tri-Party Agreements shall collectively mean tri-party agreements, in Proper Form, to be executed and delivered by and among the Collateral Agent, the Borrower (and each of its Subsidiaries required by the Collateral Agent) and the applicable financial institutions described in Schedule 6.15 attached hereto, together with all modifications and/or replacements thereof which are approved in writing by the Agent, for purposes of either (a) facilitating the collection of Accounts in accordance with the terms of Section 6.15 hereof, to the extent payments of Accounts are processed through cash management services (including lockbox arrangements) provided by any such specified financial institution and/or deposited in one or more accounts maintained by the Borrower or its applicable Subsidiary with any such specified financial institution or (b) evidencing control for purposes of perfection of the Collateral Agent’s Lien, for the ratable benefit of the Lenders, against one or more deposit accounts maintained by the Borrower or its applicable Subsidiary with any such specified financial institution.  As of the Closing Date, Schedule 6.15 attached hereto describes all such accounts to be covered by a Tri-Party Agreement and specifies whether the applicable Tri-Party Agreement is for purposes of facilitating the collection of Accounts or perfecting the Collateral Agent’s Lien against such accounts.  The Borrower agrees that neither the Borrower nor any of its

Subsidiaries shall establish any additional deposit accounts permitted to be maintained hereunder with a financial institution other than the Collateral Agent unless such additional deposit accounts are covered by a Tri-Party Agreement.

UCC shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, the Collateral Agent’s or any Lender’s Lien on any Collateral.

Unfinanced Capital Expenditures shall mean all Capital Expenditures other than Financed Capital Expenditures.

Unfinanced Cash Dividends shall mean, with respect to any Person for any period, all Cash Dividends of such Person for such period that are not paid either from net proceeds of the Term Loans or from net proceeds of any other permitted Indebtedness of such Person incurred after the Closing Date.

1.2                                 Accounting Terms and Determinations.  Except where specifically otherwise provided:

(a)                                  The symbol “$” and the word “dollars” shall mean lawful money of the United States of America.

(b)                                 Any accounting term not otherwise defined shall have the meaning ascribed to it under GAAP.  If any of the Credit Parties are required after the Closing Date to implement any change(s) in its accounting principles and practice as a result of any changes in GAAP mandated by the Financial Accounting Standards Board or successor organization, and if such change(s) result in any material change in the method of calculation of the Fixed Charge Coverage Ratio, Excess Cash Flow, Leverage Ratio and/or any other financial covenant under this Agreement, then for all periods after the date of implementation of such change(s) until one or more appropriate amendments of this Agreement addressing such change(s) in GAAP are negotiated, executed and delivered by the parties hereto in a form acceptable to all such parties, the Fixed Charge Coverage Ratio, Excess Cash Flow, Leverage Ratio and/or such other financial covenant, as applicable, shall be calculated hereunder utilizing GAAP as in effect prior to such change(s).

(c)                                  Unless otherwise expressly provided, any accounting concept and all financial covenants shall be determined on a Consolidated basis, and financial measurements shall be computed without duplication.

(d)                                 Wherever the term “including” or any of its correlatives appears in the Loan Documents, it shall be read as if it were written “including (by way of example and without limiting the generality of the subject or concept referred to)”.

(e)                                  Wherever the word “herein” or “hereof” is used in any Loan Document, it is a reference to that entire Loan Document and not just to the subdivision of it in which the word is used.

(f)                                    References in any Loan Document to Section numbers are references to the Sections of such Loan Document.

(g)                                 References in any Loan Document to Exhibits, Schedules, Annexes and Appendices are to the Exhibits, Schedules, Annexes and Appendices to such Loan Document, and they shall be deemed incorporated into such Loan Document by reference.

(h)                                 Any term defined in the Loan Documents which refers to a particular agreement, instrument or document shall also mean, refer to and include all modifications, amendments, supplements, restatements, renewals, extensions and substitutions of the same; provided, that nothing in this subsection shall be construed to authorize any such modification, amendment, supplement, restatement, renewal, extension or substitution except as may be permitted by other provisions of the Loan Documents.

(i)                                     All times of day used in the Loan Documents mean local time in Wilmington, Delaware.

(j)                                     Defined terms may be used in the singular or plural, as the context requires.

1.3                                 UCC and PPSA Changes.  All terms used herein which are defined in the UCC and/or the PPSA shall, unless otherwise provided, have the meanings ascribed to them in the UCC and/or the PPSA, as applicable, both as in effect on the date of this Agreement and as hereafter amended.  The parties intend that the terms used herein which are defined in the UCC and/or the PPSA, as applicable, have, at all times, the broadest and most inclusive meanings possible.  Accordingly, if the UCC and/or the PPSA, as applicable, shall in the future be amended or held by a court to define any term used herein more broadly or inclusively than the UCC and/or the PPSA, as applicable, in effect on the date of this Agreement, then such term as used herein shall be given such broadened meaning. If the UCC and/or the PPSA, as applicable, shall in the future be amended or held by a court to define any term used herein more narrowly, or less inclusively, than the UCC and/or the PPSA, as applicable, in effect on the date of this Agreement, such amendment or holding shall be disregarded in defining terms used in this Agreement.

2.                                       Term Loans; Term Notes; Payments; Prepayments; Interest Rates.

2.1                                 Term Loan Commitments.  Subject to the terms and conditions hereof, each Lender, severally and not jointly, agrees to make a Term Loan to the Borrower on the Closing Date, but in no event on or after 5:00 p.m., Eastern Daylight Time, on the Closing Date, in a principal amount equal to the amount of such Lender’s Term Loan Commitment.

2.2                                 Term Loans.

(a)                                  Subject to Section 4 hereof, the Term Loans (i) shall be advanced and made ratably by the Lenders in accordance with the Lenders’ respective Term Loan Commitments, and (ii) the Term Loans shall be made by the Lenders on the Closing Date but in no event on or after the Term Loan Commitment Termination Date.

(b)                                 Each Lender shall make its Term Loan available on the proposed dates thereof by causing its Applicable Lending Office to pay the amount required to a deposit account designated and maintained by the Borrower with JPMorgan Chase Bank, N.A. in immediately available funds not later than 1:00 p.m.

(c)                                  The obligations of the Lenders hereunder are several and not joint; therefore, notwithstanding anything herein to the contrary:  (i) no Lender shall be required to make a Term Loan in excess of such Lender’s Term Loan Commitment; (ii) if a Lender fails to make its Term Loan as or when required hereunder and the Borrower subsequently makes a repayment on the Term Loans, such repayment shall be split among the non-defaulting Lenders in accordance with their respective Term Loan Commitment Percentages until each non-defaulting Lender has received its Term Loan Commitment Percentage of all of the outstanding Term Loans, then the balance of such repayment shall be divided among all of the Lenders in accordance with their respective Term Loan Commitments; and (iii) the failure of any Lender to make any Term Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (provided, that no Lender shall be responsible for the failure of any other Lender to make a Term Loan such other Lender is obligated to make hereunder).

2.3                                 Mandatory and Voluntary Prepayments.

(a)                                  To the extent permitted by Section 7.11(f) of the Revolving Credit Agreement, the Borrower shall make a prepayment of the Term Loans, to the extent the same are then outstanding, in an amount equal to twenty-five percent (25%) of Excess Cash Flow for each fiscal year of the Credit Parties (commencing with the fiscal year ending June 30, 2008).  For purposes hereof, Excess Cash Flow will be computed by the Borrower and be subject to the review and reasonable approval of the Required Lenders, based on the Credit Parties’ Annual Audited Financial Statements for the applicable fiscal year. The Borrower shall submit such computation in reasonable detail to the Agent, along with the amount of such resulting prepayment of the Terms Loans required by this subparagraph (a) based on such calculations by the Borrower, at the same time the applicable Annual Audited Financial Statements of the Credit Parties are delivered to and received by the Agent in accordance with the terms of Section 6.3 hereof.  Upon receipt of such payment, the Agent shall immediately apply such payment against the Term Loans in accordance with the terms hereof, reserving any right to require payment of any deficiency in such amount. Within ten (10) Business Days after receipt by the Agent of such calculations of and payment by the Borrower, the Agent, at the request of the Required Lenders, shall notify the Borrower in writing of any error by the Borrower in the computation of the amount of the prepayment of the Term Loans required by this subparagraph (a), and in the event of any such error, the Borrower shall pay to the Agent any deficiency in the amount of the requisite prepayment of the Term Loans within five (5) Business Days after receipt of such notification from the Agent.  Any prepayments required by this subparagraph (a) shall be applied to outstanding Term Loans (together with any Consequential Loss resulting from such prepayment); provided, however, that the Borrower shall not be required to make any prepayment of any LIBOR Borrowings pursuant to this subparagraph (a) until the last day of the Interest Period with respect thereto so long as such prepayment is deposited by the Borrower in a cash collateral account with the Agent to be held in such account on terms satisfactory to the Agent, with all amounts in such cash collateral account (including any interest earned thereon, if any) to be automatically applied by the Agent against the applicable Term LIBOR Borrowings on the last day of the Interest Period with respect thereto.  Any amount of the Term Loans prepaid in accordance with the provisions of this subparagraph (a) may not be reborrowed.

(b)                                 In addition to the mandatory prepayments required by Section 2.3(a) above, and to the extent permitted by Section 7.11(f) of the Revolving Credit Agreement, the Borrower shall have the right, at its option, to prepay any of the Term Loans in whole at any time or in part from time to time, without premium or penalty, except as otherwise provided in this Section 2.3 or subsections (a), (b) or (c) of Section 2.7 hereof.  Each prepayment of Term Loans under this subsection shall be in a minimum amount of $100,000, and applied to the prepayment of the aggregate unpaid principal amount of the Term Notes.  Prepayments under this subsection (b) shall be subject to the following additional conditions:

(1)                                  In giving notice of prepayment as hereinafter provided, the Borrower shall specify, for the purpose of paragraphs (2) and (3) immediately following, the manner of application of such prepayment as between Alternate Base Rate Borrowings and LIBO Rate Borrowings; provided, that in no event shall any LIBO Rate Borrowing be partially prepaid.

(2)                                  Prepayments applied to any LIBO Rate Borrowing may be made on any Business Day, provided, that (i) the Borrower shall have given the Agent at least five (5) Business Days’ prior irrevocable written or telecopied notice of such prepayment, specifying the principal amount of the LIBOR Borrowing to be prepaid and the prepayment date; and (ii) if such prepayment is made on any day other than the last day of the Interest Period corresponding to the LIBOR Borrowing to be prepaid, the Borrower shall pay upon demand directly to the Agent for the account of the Lenders the Consequential Loss as a result of such prepayment.

(3)                                  Prepayments applied to any Alternate Base Rate Borrowing may be made on any Business Day, provided, that with respect thereto, the Borrower shall have given the Agent prior irrevocable written notice or notice by telephone (which is to be promptly confirmed in writing) of any such prepayment on the Business Day of such prepayment, specifying the principal amount of the Alternate Base Rate Borrowing to be prepaid.

(c)                                  If any notice of any prepayment has been given, the principal amount specified in such notice, together with (in the case of any prepayment of a LIBOR Borrowing) interest thereon to the date of prepayment and any resulting Consequential Loss, shall be due and payable on such prepayment date.

2.4                                 Term Notes; Payments.

(a)                                  Subject to the provisions of Section 10.12 hereof relating to replacement and substitution of the Term Notes, the Term Loan made by a Lender shall be evidenced by a single Term Note dated as of the Closing Date, delivered and payable to such Lender in a principal amount equal to such Lender’s Term Loan Commitment as of the Closing Date.

(b)                                 If not earlier prepaid in full, and to the extent permitted by Section 7.11(f) of the Revolving Credit Agreement, the aggregate principal balance of the Term Loans, as evidenced by the Term Notes, shall be due and payable in quarterly installments of $112,500, each due on each September 30, December 31, March 31, and June 30 of each calendar year, commencing on September 30, 2006.  To the extent not previously paid, the aggregate outstanding principal balance of the Term Loans shall be finally due and payable on the Term Loan Maturity Date.

(c)                                  Subject to Section 10.6 hereof, the Borrower hereby agrees to pay accrued interest on the unpaid principal balance of the Term Loans on the Interest Payment Dates, commencing with the first of such dates to occur after the date hereof.  After the Term

Loan Maturity Date, accrued and unpaid interest on the Term Loans shall be payable on demand.

2.5                                 Application of Payments and Prepayments.

(a)                                  Prepayments on the Term Loans, including without limitation, prepayments in accordance with Sections 2.3(a) hereof, shall be applied to payment of the aggregate unpaid principal amounts of the Term Notes in inverse order of maturity, with the balance of any such prepayments, if any, being applied to accrued interest.  Payments of accrued interest on each Term Note in accordance with Section 2.4(c) hereof shall be applied to the aggregate accrued interest then outstanding under the Term Notes.  Payments of regularly scheduled installments of principal on each Term Note in accordance with Section 2.4(b) hereof shall be applied to the aggregate principal amount outstanding under the Term Notes in direct order of maturity, while payment by the Borrower of the aggregate principal amount outstanding under the Term Notes on the Term Loan Maturity Date shall be applied to principal.

(b)                                 All payments remitted to the Agent, and, absent the existence of an Event of Default, all such payments not relating to principal or interest of specific Term Loans, or not constituting payment of specific fees or other specific Obligations, and all proceeds of Collateral received by the Agent, shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, indemnities or expense reimbursements then due to the Agent hereunder; second, to pay any fees or expense reimbursements then due to the Lenders from any Credit Party; third, to pay interest due in respect of all Term Loans; fourth, to pay or prepay principal of the Term Loans; and fifth, to the payment of any other Obligation due to the Agent or any Lender.  Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default has occurred and is continuing, neither the Agent nor any Lender shall apply any payments which it receives to any LIBOR Borrowing, except (a) on the expiration date of the Interest Period applicable to any such LIBOR Borrowing, or (b) in the event, and only to the extent, that there are no outstanding Alternate Base Rate Borrowings and the Borrower has consented to such application.

(c)                                  Each payment or prepayment received by the Agent hereunder or under any Term Note for the account of a Lender shall be paid promptly to such Lender, in immediately available funds.

(d)                                 All sums payable by the Borrower to the Agent hereunder or pursuant to the Term Notes or any of the other Loan Documents for its own account or the account of the Lenders shall be payable in United States dollars in immediately available funds not later than 12:00 noon on the date such payment or prepayment is due and shall be made without set-off, counterclaim or deduction of any kind.  Any such payment or prepayment received and accepted by the Agent after 12:00 noon shall be considered for all purposes (including the payment of interest, to the extent permitted by law) as having been made on the next succeeding Business Day.  All such payments or prepayments shall be made at the Principal Office.  If any payment or prepayment becomes due and payable on a day which is not a Business Day, then the date for the payment thereof shall be extended to the next succeeding Business Day and interest shall be payable thereon at the then applicable rate per annum during such extension.

2.6                                 Interest Rates for Term Loans.

(a)                                  Subject to Section 10.6 hereof, the Term Notes shall bear interest on their respective outstanding principal balances at the LIBO Rate; provided, that (1) all principal outstanding, whether then due and payable, after the occurrence of an Event of Default which has not been cured to the satisfaction of the Agent and the Required Lenders or waived in writing by the Agent and the Required Lenders shall bear interest at the Default Rate, which shall be due and payable upon demand, and (2) past due principal and interest shall bear interest at the Default Rate, which shall be payable on demand.  Interest on the Term Loans shall be calculated at the LIBO Rate, except where it is expressly provided pursuant to this Agreement, the Alternate Base Rate is to apply.

(b)                                 All interest and fees will be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable, unless the effect of so computing shall be to cause the rate of interest to exceed the Highest Lawful Rate.

2.7                                 Special Provisions Applicable to LIBOR Borrowings.

(a)                                  If, after the date of this Agreement, the adoption of any applicable Legal Requirement or any change in any applicable Legal Requirement or in the interpretation or administration thereof by any Governmental Authority or compliance by the Agent or any Lender with any request or directive (whether or not having the force of law) of any Governmental Authority shall at any time make it unlawful or impracticable for any Lender to permit the establishment of or to maintain any LIBOR Borrowing, the commitment of the Lenders to establish or maintain the Adjusted LIBO Rate affected by such adoption or change shall forthwith be canceled, the Agent or such Lender shall use reasonable efforts to give the Borrower written notice thereof within a reasonable time after discovery of such adoption or change by the Agent or such Lender, as applicable (it being agreed, however, that any failure to provide such notice to the Borrower shall not in any manner affect the rights under this Section 2.7(a) of the Agent or any Lender), and the Borrower shall forthwith, upon demand by the Agent to the Borrower, (1) convert the Adjusted LIBO Rate with respect to which such demand was made to the Alternate Base Rate; (2) pay all accrued and unpaid interest to date on the amount so converted; and (3) pay any amounts required to compensate the Agent and the Lenders for any additional cost or expense which the Agent or any Lender may incur as a result of such adoption of or change in such Legal Requirement or in the interpretation or administration thereof and any Consequential Loss which the Agent or any Lender may incur as a result of such conversion to the Alternate Base Rate.

(b)                                 If the adoption of any applicable Legal Requirement or any change in any applicable Legal Requirement or in the interpretation or administration thereof by any

Governmental Authority or compliance by the Agent or any Lender with any request or directive (whether or not having the force of law) from any Governmental Authority shall at any time as a result of any portion of the principal balance of the Term Notes being maintained on the basis of the Adjusted LIBO Rate:

(1)                                  impose, modify, increase or deem applicable any reserve requirement (excluding that portion of any reserve requirement included in the calculation of the Statutory Reserves), special deposit requirement or similar requirement (including state law requirements and Regulation D) imposed, modified, increased or deemed applicable by any Governmental Authority against assets held by the Agent or any Lender, or against deposits or accounts in or for the account of the Agent or any Lender, or against loans made by the Agent or any Lender, or against any other funds, obligations or other Property owned or held by the Agent or any Lender; or

(2)                                  impose on the Agent or any Lender any other materially restrictive or limiting condition regarding any LIBOR Borrowing; and the result of any of the foregoing is to increase the cost to any Lender of agreeing to make or of making, renewing or maintaining such borrowing on the basis of the Adjusted LIBO Rate, or reduce the amount of principal or interest received by any Lender, then the Agent or such Lender shall use reasonable efforts to give the Borrower written notice thereof within a reasonable time after discovery of such adoption or change by the Agent or such Lender, as applicable (it being agreed, however, that any failure to provide such notice to the Borrower shall not in any manner affect the rights under this Section 2.7(b) of the Agent or any Lender), and, upon demand by such Lender, the Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts which shall compensate such Lender for such increased cost or reduced amount.  Such Lender will promptly notify the Borrower in writing of any event, upon becoming actually aware of it, which will entitle any Lender to additional amounts pursuant to this paragraph.  Such Lender’s determination of the amount of any such increased cost, increased reserve requirement or reduced amount shall be conclusive and binding, absent manifest error, provided that the calculation thereof and reason therefore is certified and is set forth in reasonable detail in such certification by such Lender.

The Borrower shall have the right, if it receives from any Lender any notice referred to in the preceding paragraph, upon three (3) Business Days’ notice to the Agent, either (i) to repay in full (but not in part) any borrowing with respect to which such notice was given, together with any accrued interest thereon, or (ii) to convert the Adjusted LIBO Rate in effect with respect to such borrowing from such Lender to the Alternate Base Rate; provided, that any such repayment or conversion shall be accompanied by payment of (x) the amount required to compensate the appropriate Lender or Lenders for the increased cost or reduced amount referred to in the preceding paragraph; (y) all accrued and unpaid interest to date on the amount so repaid or converted; and (z) any Consequential Loss which may be incurred as a result of such repayment or conversion.  Additionally, if it receives from any Lender any notice referred to in the preceding paragraph, the Borrower shall also have the corresponding rights in Section 10.16(c).

(c)                                  If for any reason with respect to any Interest Period the Agent shall have in good faith determined (which determination shall be conclusive and binding upon the Borrower) that: (1) the Agent is unable through its customary general practices to determine a rate at which the Agent is offered deposits in United States dollars by prime banks in the London interbank market, in the appropriate amount for the appropriate period, or by reason of circumstances affecting the London interbank market, generally, the Agent is not being offered deposits for the applicable Interest Period and in an amount equal to the amount of the Agent’s pro-rata portion of any LIBOR Borrowing requested by the Borrower, or (2) the Adjusted LIBO Rate will not adequately and fairly reflect the cost to any Lender of making and maintaining any LIBOR Borrowing hereunder for any proposed Interest Period, then the Agent shall give the Borrower notice thereof and thereupon each outstanding LIBOR Borrowing then in effect shall be converted, without any notice to or from the Borrower, upon the termination of the Interest Period then in effect to an Alternate Base Rate Borrowing.

(d)                                 Each Credit Party, jointly and severally with all other Credit Parties, hereby agrees to indemnify the Agent and each of the Lenders against and hold each of them harmless from any Consequential Loss which it may incur or sustain as a consequence of any prepayment (mandatory or optional) or default by the Borrower in the payment of any principal amount of or interest on each Term Note or any failure by the Borrower to convert or to borrow any LIBOR Borrowing on the date specified by the Borrower.  This agreement shall survive the payment of each Term Note.  A certificate as to any additional amounts payable to the Agent or any Lender pursuant to this paragraph, detailing the basis therefore and submitted by the Agent or such Lender to the Borrower shall be conclusive and binding upon the Credit Parties, absent manifest error, provided the calculation thereof is set forth in reasonable detail in such notice.

(e)                                  If the Borrower requests quotes of the Adjusted LIBO Rate for different Interest Periods being considered for election by the Borrower, the Agent will use reasonable efforts to provide such quotes to the Borrower promptly.  However, all such quotes provided shall be representative only and shall not be binding on the Agent or any Lender, nor shall they be determinative, directly or indirectly, of any Adjusted LIBO Rate or any component of any such rate, nor will the Borrower’s failure to receive or the Agent’s failure to provide any requested quote or quotes either (1) excuse or extend the time for performance of any obligation of the Borrower or for the exercise of any right, option or election of the Borrower or (2) impose any duty or liability on the Agent or any Lender.  If the Borrower requests a list of the Business Days in any calendar month, the Agent will use reasonable efforts to provide such list promptly.  However, any such list provided shall be understood to identify only those days which the Agent believes in good faith at the time such list is prepared will be the Business Days for such month.  The Agent shall not have any liability for any failure to provide, delay in providing, error or mistake in or omission from, any such quote or list.

(f)                                    With respect to any Lender having a LIBOR Lending Office which differs from its Domestic Lending Office, all Term Loans advanced by such Lender’s LIBOR Lending Office shall be deemed to have been made by such Lender and the obligation of the Borrower to repay such Term Loans shall nevertheless be to such Lender and shall be deemed held by such Lender, to the extent of such portions of the Term Loan, for the account of such Lender’s LIBOR Lending Office.

(g)                                 Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of the Term Loans hereunder in any manner it sees fit, it being understood, however, that for the purposes of this Agreement, all determinations hereunder shall be made as if such Lender had actually funded and maintained its portion of each LIBOR Borrowing during each Interest Period for the Term Loans through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBO Rate for such Interest Period.

(h)                                 The Borrower’s obligation to pay increased costs and Consequential Loss with regard to each LIBOR Borrowing as specified in this Section 2.7 hereof shall survive termination of this Agreement.

2.8                                 Pro-Rata Treatment.

(a)                                  Except to the extent otherwise provided herein:  (a) each borrowing from the Lenders under Section 2.1 hereof shall be made pro-rata, according to each Lender’s Term Loan Commitment Percentage as applicable; and (b) each payment or prepayment by the Borrower of principal of or interest on Term Loans shall be made to the Agent for the account of the Lenders pro-rata in accordance with the respective unpaid principal amounts of such Term Loans held by the Lenders.

(b)                                 (a)                                  Unless the Agent shall have been notified in writing by any Lender prior to the Closing Date that such Lender will not make the amount that would constitute such Lender’s Term Loan Commitment Percentage of the Term Loans on the Closing Date available to the Agent at the Principal Office, the Agent may assume that such Lender has made such amount available to the Agent on such date, and the Agent may, in reliance upon such assumption and subject to the terms and conditions of this Agreement, but shall not be obligated to, make such amount available to the Borrower by depositing the same, in immediately available funds, in a deposit account designated and maintained by the Borrower with JPMorgan Chase Bank, N.A.  Any Lender failing to timely deliver its requisite portion of the Term Loans shall deliver the same to the Agent as soon as possible thereafter, together with interest on such amount for each day from the due date for such payment to the date of payment by such Lender to the Agent of such amount at a rate of interest per annum equal to the Federal Funds Effective Rate for such period.  In addition, the Borrower hereby agrees that upon demand by the Agent, the Borrower shall reimburse the Agent for any such amount which any Lender has failed to timely deliver to the Agent, but which the Agent may have previously made available to the Borrower in accordance with the other provisions of this Section 2.8(b).

2.9                                 Sharing of Payments, Etc.  Each of the Credit Parties agrees that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option, to offset balances held by it for the account of any of the Credit Parties at any of its offices against any principal of or interest on any of such Lender’s Term Loans to the Borrower hereunder, or any other Obligation of the Borrower hereunder (regardless of whether such Obligations of the Borrower are then due and regardless of whether such offset balances are then due to the Borrower), in which case it shall promptly notify the Borrower and the Agent thereof, provided, that such Lender’s failure to give such notice shall not affect the validity thereof.  If a Lender shall obtain payment of any principal of or interest on any Term Loan made by it under this Agreement, or other obligation then due to such Lender hereunder, through the exercise of any right of set-off (including, without limitation, any right of set-off or lien granted under Section 10.19 hereof), banker’s lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other Lenders participations in the Term Loans made by, or the other obligations of the Borrower hereunder of, the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Lenders shall share the benefit of such payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro-rata in accordance with their respective Term Loan Commitment Percentages.  To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  Each of the Credit Parties agrees, to the fullest extent it may effectively do so under applicable law, that any Lender so purchasing a participation in the Loans made by or other obligations hereunder of, the other Lenders may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of said Loans or other obligations in the amount of such participation.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

2.10                           Recapture.  If on any Interest Payment Date the Agent does not receive for the account of one or more Lenders payment in full of interest computed at the Alternate Base Rate and/or the Adjusted LIBO Rate, as applicable (computed without regard to any limitation by the Highest Lawful Rate), because the sum of the Alternate Base Rate and/or the Adjusted LIBO Rate, as applicable (so computed), exceeds or has exceeded the Highest Lawful Rate applicable to such Lenders, the Borrower shall pay to the Agent for the account of such Lenders, in addition to interest otherwise required, on each Interest Payment Date thereafter, the Excess Interest Amount (calculated as of each such subsequent Interest Payment Date); provided, that in no event shall the Borrower be required to pay, for any computation period, interest at a rate exceeding the Highest Lawful Rate applicable to such Lenders during such period.  As used herein, the term “Excess Interest Amount” shall mean, on any day, the amount by which (a) the amount of all interest which would have accrued prior to such day on the outstanding principal of the Term Notes of the applicable Lender (had the Alternate Base Rate and/or the Adjusted LIBO Rate, as applicable, at all times been in effect without limitation by the Highest Lawful Rate applicable to such Lender) exceeds (b) the aggregate amount of interest actually paid to the Agent for the account of such Lender on its Term Notes on or prior to such day.

3.                                       Collateral.

3.1                                 Security Documents.  The Term Loans and all other Obligations shall be secured by the Collateral described in the Security Documents, the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement, and the Agent and the Lenders are entitled to the benefits thereof.  The Credit Parties shall duly execute and deliver the Security Documents, all consents of third parties necessary to permit the effective granting of the Liens created thereby, and other documents, all in Proper Form, as may be reasonably required by the Collateral Agent to grant to the Collateral Agent, for the ratable benefit of the Lenders and the Revolving Credit Lenders, a valid, perfected and enforceable first priority Lien on and security interest in the Collateral (subject only to the Liens permitted under Section 7.2 hereof), including without limitation, any and all original stock certificates, stock transfer powers, assignments and other documents and instruments necessary or desirable under the laws of any applicable jurisdiction with regard to the Equity Interests covered by any Security Agreement.

3.2                                 Filing and Recording.  The Credit Parties shall, at their sole cost and expense, cooperate with the Collateral Agent in causing all financing statements and other Security Documents pursuant to this Agreement to be duly recorded and/or filed or otherwise perfected in all places necessary to perfect the Liens of the Collateral Agent, in the opinion of the Collateral Agent, and the Credit Parties shall take such other actions as the Collateral Agent may reasonably request, in order to perfect and protect the Liens of the Collateral Agent, for the ratable benefit of the Lenders, in the Collateral.  Each of the Credit Parties, to the extent permitted by law, hereby authorizes the Collateral Agent to file any financing statement or other Security Document in respect of any Lien created pursuant to the Security Documents which may at any time be required to perfect such Liens or which, in the reasonable opinion of the Collateral Agent, may at any time be desirable, although the same may have been executed only by the Collateral Agent or, at the option of the Collateral Agent, to sign such financing statement on behalf of any Credit Party, and file the same, and each of the Credit Parties hereby irrevocably designates the Collateral Agent, its agents, representatives and designees as its agent and attorney-in-fact for this purpose.  In the event that any re-recording or refiling thereof (or the filing of any statements of continuation or assignment of any financing statement) is required to protect and preserve such Lien, the Credit Parties shall, at the Credit Parties’ cost and expense, cause the same to be recorded and/or refiled at the time and in the manner requested by the Collateral Agent.

4.                                       Conditions. The obligation of the Lenders to make the Term Loans is subject to the satisfaction of the following conditions:

(a)                                  all representations and warranties of any of the Credit Parties set forth in this Agreement and in any other Loan Document shall be true and correct in all material respects with the same effect as though made on and as of such date, except for (i) those representations and warranties which relate only to the Closing Date and (ii) those changes in such representations and warranties otherwise permitted by the terms of this Agreement;

(b)                                 there shall have occurred no Material Adverse Effect, after giving effect to the Term Loans;

(c)                                  no Default or Event of Default shall have occurred and be continuing;

(d)                                 requested by the Agent, it shall have received a certificate executed by a Responsible Officer of the Borrower as to the compliance with subparagraphs (a) through (c) above;

(e)                                  the making of the Term Loans shall not be prohibited by, or subject the Agent or any Lender to, any penalty or onerous condition under any Legal Requirement; and

(f)                                    the Borrower shall have paid all legal fees and other expenses of the type described in Section 10.9 hereof for which invoices have been presented through the date of the Term Loans;

(g)                                 the Agent and the Lenders shall have received the following which shall be duly executed and in Proper Form:

(1)                                  the Loan Documents executed by the applicable Credit Parties;

(2)                                  a certificate of corporate resolutions and incumbency executed by the Secretary or an Assistant Secretary of the Borrower dated as of the date hereof, authorizing (i) the Borrower’s entering into the transactions contemplated hereby and (ii) the delivery by the Borrower of the Loan Documents to be executed and delivered by the Borrower;

(3)                                  a certificate of corporate resolutions and incumbency executed by the Secretary or an Assistant Secretary of each of the Guarantors dated as of the date hereof, authorizing each of the Guarantors to (i) enter into the transactions contemplated hereby and (ii) deliver the Loan Documents to be executed and delivered by the Guarantors;

(4)                                  certified copies of the Organizational Documents of the Borrower, each of the Borrower’s Subsidiaries, and the Parent;

(5)                                  certificates from the Secretary of State or other appropriate public official of the State of Delaware as to the continued existence and good standing of the Borrower in the State of Delaware;

(6)                                  certificates from the Secretary of State or other appropriate public official as to the continued existence and good standing of each of the Guarantors in its applicable State of formation;

(7)                                  certificates from the appropriate public officials of the States of Texas, Arizona, California, Colorado, Florida, Idaho, Iowa, Kansas, Nebraska, New Mexico, Oklahoma, South Dakota, Tennessee, Utah and Wisconsin for the Borrower, Walco Holdings, Inc., Walco Intermediate, Inc., and/or their Domestic Subsidiaries that are Guarantors, as to the good standing and qualification as a foreign corporation, to the extent it is necessary to be qualified to do business as a foreign corporation in these jurisdictions;

(8)                                  one copy of each of the Revolving Credit Agreement and the Second Lien Debt Documents, including all amendments and schedules thereto, certified as true and correct copies by a Responsible Officer of the Borrower, together with evidence that the Revolving Credit Agreement is in full force and effect, and all material consents, approvals and filings required by any Governmental Authority in connection therewith have been obtained and made;

(9)                                  copies of the following financial information: (i) audited consolidated financial statements of the Borrower and its Subsidiaries for the two most recent fiscal years ended prior to the Closing Date as to which such financial statements are available, (ii) unaudited interim consolidated financial statements of the Borrower and its Subsidiaries for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph and (iii) the most recent projected income statement, balance sheet and cash flows for each of the Borrower’s fiscal years through June 30, 2010 (setting forth such projections on both an annual basis and on a monthly basis for the fiscal year ending June 30, 2006 and on an annual basis only for the remaining fiscal years);

(10)                            evidence that all material governmental and third party approvals necessary in connection with the financing thereof and the continuing operations of the Borrower and its Subsidiaries (including shareholder approvals, if any) have been obtained on terms satisfactory to the Lenders and shall be in full force and effect, and all applicable waiting periods have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing thereof or, any of the transactions contemplated hereby;

(11)                            the First Lien Intercreditor Agreement;

(12)                            the Second Lien Intercreditor Agreement and the Second Lien Debt Purchase Agreement executed by Merrill Lynch PCG, Inc. and all other parties thereto, whereby Merrill Lynch PCG, Inc. and such other parties, (1) consent to the Obligations, and (2) increase to $210,000,000 the maximum combined funded principal amount permitted under the Loans (as defined in the Revolving Credit Agreement) and the Term Loans, all upon terms acceptable to and approved by the Agent in its discretion;

(13)                            evidence that all legal (including tax implications) and regulatory matters in connection with the Term Loans are satisfactory to the Agent and the Lenders;

(14)                            a legal opinion from Goodwin Procter LLP, the independent counsel for the Credit Parties, dated as of the Closing Date, addressed to the Agent and acceptable in all respects to the Agent and the Lenders in their sole reasonable discretion;

(15)                            certificates of insurance satisfactory to the Collateral Agent in all respects evidencing the existence of all insurance required to be maintained by the Borrower and its Subsidiaries pursuant to the terms of this Agreement and the Security Documents;

(16)                            copies of all material employment agreements, management fee agreements and tax sharing agreements with respect to any of the Credit Parties which the Agent shall have requested;

(h)                                 payment by the Borrower to the Lenders, the Agent and the Agent’s applicable Affiliates of all fees required to be paid under the Loan Documents and all expenses required to be paid under the Loan Documents for which invoices have been presented; and

(i)                                     receipt by the Agent and the Lenders of all other Loan Documents and any other instruments or documents consistent with the terms of this Agreement and relating to the transactions contemplated hereby as the Agent may reasonably request, executed by the Credit Parties or any other Person required by the Agent.

5.                                       Representations and Warranties.

Each of the Credit Parties represents and warrants to the Agent and the Lenders, as to itself and each other Credit Party, that:

5.1                                 Organization.  Each Credit Party is duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation; has all power and authority under its organizational documents to own its respective Property and assets and to conduct its respective businesses as presently conducted; and is duly qualified to do business and in good standing in each and every state jurisdiction where its respective business requires such qualification, except for those jurisdictions in which the failure to qualify and/or be in good standing would not reasonably be expected to result in a Material Adverse Effect.

5.2                                 Financial Statements.

(a)                                  The Consolidated financial statements of the Credit Parties and their Subsidiaries delivered to the Agent and the Lenders in connection with this Agreement, including without limitation, (i) the Annual Audited Financial Statements dated as of June 30, 2005 and (ii) the Monthly Unaudited Financial Statements dated as of June 30, 2006, fairly present in all material respects, in accordance with GAAP, the Consolidated financial condition and the results of operations of the Credit Parties and their Subsidiaries as of the dates and for the periods indicated, subject to year-end audit adjustments and the absence of footnotes in the case of such unaudited or any pro forma statements, and no Material Adverse Effect has occurred since the dates of such financial statements.

(b)                                 The Credit Parties have heretofore furnished to the Agent, for the calendar months from the projected Closing Date through June 30, 2007 and for each fiscal year of the Credit Parties thereafter through the Term Loan Maturity Date, projected income statements, balance sheets and cash flows of the Credit Parties and their Subsidiaries, on a Consolidated basis, together with one or more schedules demonstrating prospective compliance with all financial covenants contained in this Agreement, such projections disclosing all material assumptions made by the Credit Parties in formulating such projections.  The projections are based upon estimates and assumptions which the Credit Parties believe are reasonable in light of the conditions which existed as of the time the projections were made, have been prepared on the basis of the material assumptions stated therein and reflect as of the Closing Date an estimate believed reasonable by the Credit Parties as to the results of operations and other information projected therein.

5.3                                 Enforceable Obligations; Authorization.  The Loan Documents are legal, valid and binding obligations of the respective Credit Parties executing and delivering the same, enforceable against such Credit Parties in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting creditors rights generally and by general equitable principles regardless of whether considered in a proceeding in equity or at law.  The execution, delivery and performance of the Loan Documents have all been duly authorized by all necessary corporate, and if necessary shareholder, action; are within the power and authority of each of the Credit Parties; do not and will not violate any Legal Requirement material to the business, assets or operations of any of the Credit Parties taken as a whole or the Organizational Documents of any of the Credit Parties; do not and will not constitute a default under, any material agreement or instrument by which any of the Credit Parties or any material portion of any of the Credit Parties’ Property is bound or affected; and do not and will not result in the creation of any Lien upon any Property of any of the Credit Parties except as expressly contemplated therein.  All necessary approvals of any Governmental Authority and all other requisite material permits, registrations and consents for the performance have been obtained for the delivery and performance of the Loan Documents.

5.4                                 Other Debt.  Except as set forth on Schedule 5.4 attached hereto, no Credit Party is in default in the payment of any other Indebtedness or under any agreement, mortgage, deed of trust, security agreement or lease to which it is a party, the result of which would or could reasonably be expected to result in a Material Adverse Effect.

5.5                                 Litigation.  Except as set forth on Schedule 5.5 attached hereto, to the knowledge of the Credit Parties, there is no litigation or administrative proceeding pending or threatened against, nor any outstanding judgment, order or decree affecting, any of the Credit Parties or any of their Subsidiaries before or by any Governmental Authority or arbitral body as to which there is a reasonable possibility of an adverse determination and which individually or in the aggregate have, or if adversely determined could reasonably be expected to have, a Material Adverse Effect.  Except as set forth on Schedule 5.5 attached hereto, as of the Closing Date there is no litigation or administrative proceeding pending against, nor any outstanding judgment, order or decree affecting, any of the Credit Parties or any of their Subsidiaries before or by any Governmental Authority or arbitral body.  Except as set forth on Schedule 5.5 attached hereto, none of the Credit Parties, nor any of their Subsidiaries, is knowingly in material default with respect to any judgment, writ, rule, regulation, order or decree of any Governmental Authority.

5.6                                 Taxes.  Except as set forth on Schedule 5.6 attached hereto, the Credit Parties and their Subsidiaries have filed all federal, state, local or foreign tax returns required to have been filed by them and paid all taxes shown thereon to be due, except those for which extensions have been obtained, and except for those which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained in accordance with GAAP.  There is no outstanding federal audit by the Internal Revenue Service of the income tax returns of any of the Credit Parties or any of their Subsidiaries claimed or raised in writing, and none of the Credit Parties or any of their Subsidiaries have, as of the Closing Date, any extension of time with respect to an assessment or deficiency relating to any Federal tax return that is still in effect.  None of the Credit Parties or any of their Subsidiaries have, as of the Closing Date, any extension of time with respect to an assessment or deficiency relating to any state, local or foreign tax return that is still in effect, other than extensions with respect to tax liabilities where the failure by the applicable Credit Party to pay such tax liabilities would not have a Material Adverse Effect.  None of the Credit Parties or any of their Subsidiaries is a party to any tax sharing arrangement with any Person (other than the affiliated group of which Walco Holdings is the parent).

5.7                                 No Material Misstatements.  No information, report, financial statement, exhibit or schedule prepared and furnished by or on behalf of any Credit Party to the Agent or any Lender in connection with this Agreement or any other Loan Documents knowingly contains any material misstatement of fact or knowingly omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading at the time prepared or furnished.

5.8                                 Subsidiaries.  As of the date hereof, the Credit Parties have no Subsidiaries other than as listed on Schedule 5.8 attached hereto.  Except as expressly indicated on Schedule 5.8 attached hereto, as of the Closing Date, each of the Subsidiaries listed on Schedule 5.8 is wholly owned by the applicable Credit Party. As of the Closing Date, Schedule 5.8 sets forth (a) the jurisdiction of incorporation or organization of each Subsidiary of the Credit Parties, and (b) the percentage of the applicable Credit Party’s ownership of the Equity Interests of each Subsidiary of the Credit Parties.

5.9                                 Representations by Others.  All representations and warranties made by or on behalf of any of the Credit Parties in any Loan Document shall constitute representations and warranties of the Credit Parties hereunder.

5.10                           Permits, Licenses, Etc.  Each of the Credit Parties possess all material permits from each applicable Governmental Authority, licenses from each applicable Governmental Authority, patents, patent rights, trademarks, trademark rights, trade names, trade name rights and copyrights which are reasonably required to conduct their respective businesses.

5.11                           ERISA.  No Reportable Event has occurred with respect to any Plan which, when taken together with all other such Reportable Events for which liability is reasonably expected to occur, could reasonably be expected to result in any material liability.  Each Plan complies in all material respects with all applicable provisions of ERISA, and the Borrower or each ERISA Affiliate have filed all reports required by ERISA and the Code to be filed with respect to each Plan.  The Borrower does not have any knowledge of any event which could reasonably be expected to result in a liability of the Borrower or any ERISA Affiliate to the PBGC other than for applicable premiums.  No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Plan.  No event has occurred and no condition exists that could reasonably be expected to constitute grounds for a Plan to be terminated under circumstances which would cause the Lien provided under Section 4068 of ERISA to attach to any Property of the Borrower or any ERISA Affiliate.  No event has occurred and no condition exists that could reasonably be expected to cause the Lien provided under Section 302 of ERISA or Section 412 of the Code to attach to any Property of the Borrower or any ERISA Affiliate.

5.12                           Title to Properties; Possession Under Leases.

(a)                                  Except as set forth on Schedule 5.12 attached hereto, the Credit Parties and each of their respective Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of their respective Property and assets that are material to their respective business taken as a whole shown on the most recent Consolidated balance sheet for the Credit Parties and their Subsidiaries provided under the terms of Section 6.3(a) or Section 6.3(b), and all assets and Property that are material to their respective business taken as a whole, acquired since the date of such respective balance sheets, except for such Property as is no longer used or useful in the conduct of their respective businesses or as have been disposed of in the ordinary course of business or otherwise in accordance with this Agreement, and except for minor defects in title that do not interfere with the ability of the Credit Parties or any of their Subsidiaries to conduct their respective businesses as now conducted, all such assets and Property are free and clear of all Liens other than those permitted by Section 7.2 hereof.

(b)                                 Except as set forth on Schedule 5.12 attached hereto, the Borrower and each of its Subsidiaries have no knowledge of any material default under any material leases to which any of them is a party and under which any of them is in occupancy, except where non-compliance does not affect the Borrower’s or such Subsidiary’s use or occupancy thereof, as applicable, and all such material leases are in full force and effect.   Schedule 5.12 attached hereto sets forth each of such leases of real Property in existence as of the Closing Date, and upon the request of the Agent, the Borrower will provide the Agent with complete and correct copies of all of such leases of real Property then in effect.

5.13                           Assumed Names.  As of the Closing Date, neither the Borrower, nor any of its Subsidiaries, is currently conducting its business under any assumed name or names, except as set forth on Schedule 5.13 attached hereto. Upon written request by the Agent, the Borrower shall promptly furnish the Agent with a then current listing of all assumed names that the Borrower and/or any of its Subsidiaries is then utilizing in conducting their respective businesses.

5.14                           Investment Company Act.  None of the Credit Parties or any of their Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended.

5.15                           Public Utility Holding Company Act.  None of the Credit Parties or any of their Subsidiaries is a “public utility company,” or an “affiliate” or a “subsidiary company” of a “public utility company,” or a “holding company,” or a “subsidiary company” of a “registered holding company,” or an “affiliate” of a “registered holding company” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended (“PUHCA”).

5.16                           Agreements.  Schedule 5.16 attached hereto is a complete and correct list, as of the Closing Date, of (i) all credit agreements or indentures for borrowed money and capitalized leases to which any of the Credit Parties or any of their Subsidiaries is a party and all Property of any of the Credit Parties or any of their Subsidiaries subject to any Lien securing such Indebtedness or capitalized lease obligation, (ii) each letter of credit and guaranty to which any of the Credit Parties or any of their Subsidiaries is a party, (iii) all other material instruments in effect as of the date hereof providing for, evidencing, securing or otherwise relating to any Indebtedness for borrowed money of any of the Credit Parties or any of their Subsidiaries (other than the Indebtedness hereunder), and (iv) all obligations of any of the Credit Parties or any of their Subsidiaries to issuers of appeal bonds issued for account of any Credit Party or any of its Subsidiaries.  The Borrower shall, upon, request by the Agent, deliver to the Agent and the Lenders a complete and correct copy of all such credit agreements, indentures, capitalized leases, letters of credit, guarantees and other instruments described in Schedule 5.16 or arising after the date hereof, including any modifications or supplements thereto, as in effect on the date hereof.

5.17                           Environmental Matters.  Except as disclosed on Schedule 5.17 attached hereto or in any of the environmental assessments or studies described on Schedule 5.17 attached hereto, to the Credit Parties’ knowledge: (a) each of the Credit Parties and their Subsidiaries are in material compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Requirement of Environmental Law or Environmental Permit reasonably necessary to the conduct of any material aspect of the business of any Credit Party or any of its Subsidiaries; (b) each of the Credit Parties and their Subsidiaries (i) have obtained and maintained in effect all Environmental Permits reasonably necessary to the conduct of any material aspect of the business of any Credit Party or any of its Subsidiaries, (ii) along with their respective Properties (whether leased or owned) have been and are in material compliance with all applicable Requirements of Environmental Law and Environmental Permits, (iii) along with their respective Properties (whether leased or owned) are not subject to any material (A) Environmental Claims or (B) Environmental Liabilities arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date hereof, and (iv) have not received individually or collectively any notice of any material violation or alleged material violation of any Requirements of Environmental Law or Environmental Permit or any Environmental Claim in connection with their respective Properties; and (c) none of the Credit Parties or any of their Subsidiaries has actual knowledge of any material violation of any applicable Requirements of Environmental Law and Environmental Permits by, or of any material Environmental Claims or Environmental Liabilities arising against, any of the prior owners or operators and predecessors in interest with respect to any of the Credit Parties’ or any of their Subsidiaries’ respective Property.

5.18                           Solvency.

(a)                                  Immediately after the consummation of the transactions contemplated hereunder to occur on the Closing Date, (i) the fair value of the assets of each Credit Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Credit Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Credit Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Credit Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Closing Date; provided, however, that for purposes of the foregoing representations and warranties by the Canadian Subsidiaries of the Borrower set forth in clauses (i), (ii) and (iii), the contingent liabilities of such Canadian Subsidiaries under the terms of the Guaranty and under the terms of the guaranty by such Canadian Subsidiaries of the Revolving Credit Agreement and the Second Lien Debt shall be excluded.  Notwithstanding the foregoing proviso, however, each Canadian Subsidiary of the Borrower represents and warrants that applicable Canadian bankruptcy and insolvency laws do not provide such Canadian Subsidiary with any fraudulent conveyance or other similar defense to the enforcement of such Canadian Subsidiary’s Obligations under the Guaranty or any applicable Security Document to which such Canadian Subsidiary is a party.

(b)                                 No Credit Party intends to, or will permit any of its Subsidiaries to, and no Credit Party believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

5.19                           Status of Collateral.  The Credit Parties are and shall be the sole owners, free and clear of all Liens except in favor of the Collateral Agent or otherwise permitted under Section 7.2 hereunder, of and fully authorized to sell, transfer, pledge and/or grant a security interest in all of the Collateral (other than Excluded Collateral, as defined in the applicable Security Documents).

5.20                           Revolving Credit Agreement Debt and Second Lien Debt Documents.  Each of the Revolving Credit Agreement and the Second Lien Debt Documents constitutes the valid and binding obligation of the applicable Credit Parties, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and moratorium laws and other laws affecting creditors’ rights generally and by general principles of equity regardless of whether considered in a proceeding in equity or at law.  The Credit Parties have no knowledge that any of the representations and warranties contained in the Revolving Credit Agreement or any of the Second Lien Debt Documents were not true and correct in all material respects on and as of the date given or, except as consented to by the Agent in writing or otherwise disclosed in writing to the Agent prior to the Closing Date, that any of the material terms thereof have been modified, amended or waived other than as permitted under Section 7.19.

5.21                           Transactions with Related Parties. Except as set forth on Schedule 5.21 attached hereto, any and all transactions, contracts, or other agreements existing on the Closing Date which have been entered into by and among any Credit Party and any officer, director, shareholder or Affiliate of any of the Credit Parties (other than Permitted Affiliate Transactions), has been entered into and made upon terms and conditions not less favorable to the applicable Credit Parties than those terms which could have been obtained from wholly independent and unrelated sources.

5.22                           Patents, Trademarks and Copyrights.  Schedule 5.22 hereto sets forth a true, accurate and complete listing, as of the date hereof, of all patents, registered trademarks and copyrights, and applications therefor, of each of the Credit Parties and each of their Subsidiaries as of the Closing Date.  Except as created or permitted under the Loan Documents, no Lien exists with respect to the interest of any Credit Party or any of its Subsidiaries in any such patents, registered trademarks or copyrights or applications therefor, and no Credit Party or any of its Subsidiaries has transferred or subordinated any interest it may have in such patents, registered trademarks and copyrights and applications therefor.  The Borrower shall, from time to time as necessary, deliver to the Agent an updated Schedule 5.22 to this Agreement, together with a certificate of a Responsible Officer of the Borrower certifying that the information set forth on such schedule is true, correct and complete as of such date, which schedule may be used to prepare additional Security Agreements, if necessary.

6.                                       Affirmative Covenants.

Until the Obligations shall have been paid in full, each Credit Party executing this Agreement covenants and agrees, jointly and severally with all of the Credit Parties, to perform and observe (and cause each of its Subsidiaries to perform and observe) each and all of the following covenants and agreements:

6.1                                 Businesses and Properties.  At all times: (a) do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect the rights, licenses, permits, franchises, patents, copyrights, trademarks and trade names material to the conduct of its businesses; (b) maintain and operate such businesses in the same general manner in which they are presently conducted and operated, provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or any discontinuance or sale of such business permitted under Section 7.4; (c) comply in all material respects with all Legal Requirements applicable to the operation of such businesses whether now in effect or hereafter enacted (including without limitation, all Legal Requirements relating to public and employee health and safety and all Environmental Laws) and with any and all other Legal Requirements; and (d) keep and maintain all Property material to the conduct of such businesses in good repair, working order and condition, ordinary wear and tear excepted, and from time to time make, or cause to be made, all necessary repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

6.2                                 Taxes.  Pay and discharge promptly when due (giving effect to all extensions of time permitted by the applicable Governmental Authority) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens upon such properties or any part thereof (except as otherwise permitted by Section 7.2 hereof), unless being contested in good faith by appropriate proceedings and as to which adequate reserves in an amount not less than the aggregate amount secured by such Liens have been established in accordance with GAAP; provided, however, that such contested amounts giving rise to such Liens shall be immediately paid upon commencement of any procedure or proceeding to foreclose any of such Liens unless the same shall be validly stayed by a court of competent jurisdiction or a surety bond, which is satisfactory in all respects to the Agent, is delivered to the Agent for the ratable benefit of the Lenders in an amount no less than such contested amounts.

6.3                                 Financial Statements and Information.  Furnish to the Agent each of the following:

(a)                                  as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Credit Parties, Annual Audited Financial Statements of the Credit Parties and their Subsidiaries;

(b)                                 as soon as available and in any event within thirty (30) days after the end of each calendar month, Monthly Unaudited Financial Statements of the Credit Parties and their Subsidiaries;

(c)                                  concurrently with the financial statements provided for in Subsections 6.3(a) and 6.3(b) hereof, (1) an Officer’s Certificate, signed by a Responsible Officer of applicable Credit Party, and (2) if applicable, a written certificate in Proper Form, identifying each Subsidiary which is otherwise required by the provisions of Section 6.10 hereof to become a Guarantor at the request of the Agent, but which has not yet done so as of the date of such certificate, and providing an explanation of the reasons why each such Subsidiary is not a Guarantor, signed by a Responsible Officer of the applicable Credit Party;

(d)                                 as soon as available and in any event within five (5) Business Days after the date of issuance thereof (if any such audit report or management letter is ever issued), any (1) interim or special audit report made by independent accountants of the books of the Credit Parties or any of their Subsidiaries or (2) management letter prepared by the independent public accountants who reported on the financial statements provided for in Subsection 6.3(a) above, with respect to the internal audit and financial controls of the Credit Parties and their Subsidiaries;

(e)                                  as soon as available and in any event within thirty (30) days prior to the commencement of each fiscal year of the Credit Parties, management-prepared Consolidated financial projections of the Credit Parties and their Subsidiaries for the immediately following three (3) fiscal years (setting forth such projections on both an annual basis and on a monthly basis for the upcoming fiscal year and on an annual basis only for the two (2) fiscal years thereafter), such projections to be prepared and submitted in such format and detail as reasonably requested by the Agent; and

(f)                                    such other information relating to the financial condition, operations and business affairs of any Credit Party or any of its Subsidiaries as from time to time may be reasonably requested by the Agent.

6.4                                 Inspections; Field Examinations; Appraisals and Physical Counts.

(a)                                  Upon reasonable notice (which may be telephonic notice), at all reasonable times and as often as the Agent may request, permit any authorized representative designated by the Agent, including without limitation, any consultant engaged by the Agent, together with any authorized representatives of any Lender desiring to accompany the Agent, to visit and inspect the Properties and financial records of the Credit Parties and to make extracts from such financial records and permit any authorized representative designated by the Agent (together with any accompanying representatives of any Lender) to discuss the affairs, finances and condition of the Credit Parties with any Responsible Officer and the Credit Parties’ independent public accountants, as applicable.  The Agent agrees that it shall schedule any meeting with any such independent public accountant through the Borrower, and a Responsible Officer of the Borrower shall have the right to be present at any such meeting.

(b)                                 The Agent and any of its consultants shall each have the right to examine (and any authorized representatives of any Lender shall have the right to accompany the Agent during any such examination), as often as they may request, the existence and condition of the Accounts, books and records of the Borrower and its Subsidiaries and to review their compliance with the terms and conditions of this Agreement and the other Loan Documents, subject to governmental confidentiality requirements.  They shall also have the right to verify with any and all customers of the Borrower and its Subsidiaries the existence and condition of the Accounts, as often as they may require, without prior notice to or consent of the Borrower or any of its Subsidiaries.  Without in any way limiting the foregoing, the Agent, and any of its consultants shall have the right to (i) conduct field examinations of the Borrower and its Subsidiaries operations at the Borrower’s expense as often as they may request and (ii) to order and obtain an appraisal of the Collateral by an appraisal firm satisfactory to the Agent, and any of their consultants as often as they may request.  Without in any way limiting the foregoing, the Borrower agrees to cooperate and to cause its Subsidiaries to cooperate in all respects with the Agent, and any of their consultants in connection with any and all inspections, examinations and other actions taken by them pursuant to this Section 6.4.  The Borrower hereby agrees to promptly pay, upon demand by the Agent (or the applicable Lender, if appropriate), any and all fees and expenses incurred by the Agent or any Lender in connection with any inspection, examination, appraisal or review permitted by the terms of this Section 6.4; provided, however, that so long as no Default or Event of Default is continuing, the Borrower shall only be obligated to pay for (x) two field examinations during each consecutive 12-month period (limited to the prevailing rate then charged for field examinations, which is initially anticipated to be $850.00 per day per examiner, plus all out-of-pocket expenses of the relevant examiner related to such filed examinations), (y) one Collateral appraisal (other than the initial field examinations and appraisals for any Accounts, Equipment and/or Inventory acquired through an acquisition or other Investment permitted under the terms of this agreement, it being agreed that the Borrower shall be obligated to pay for each such initial field examination and/or appraisal, as applicable, conducted with respect to each such acquisition or Investment); provided further, however, that the Borrower shall only be obligated to pay or reimburse such fees and expenses of any Lender other than the Agent to the extent incurred by such Lender after the occurrence of any Default or Event of Default which has not been cured to the satisfaction of the Agent or waived in writing by the Agent and the Required Lenders.

6.5                                 Further Assurances.  Upon request by the Agent, promptly execute and deliver any and all other and further agreements and instruments and take such further action as may be reasonably requested by the Agent to (a) cure any defect in the execution and delivery of any Loan Document or more fully to describe particular aspects of any of the Credit Parties’ agreements set forth in the Loan Documents or so intended to be, (b) to carry out the provisions and purposes of this Agreement an the other Loan Documents, and (c) grant, preserve, protect and perfect the first priority Liens created or intended to be created by the Security Documents in the Collateral.

6.6                                 Books and Records.  Maintain financial records and books in accordance with accepted financial practice and GAAP.

6.7                                 Insurance.

(a)                                  Keep its insurable Properties adequately insured at all times by financially sound and reputable insurers.

(b)                                 Maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage and employee liability, as is customary with companies similarly situated and in the same or similar businesses, provided, however, that such insurance shall insure the Property of the Borrower and each of its Subsidiaries against all risk of physical damage, including without limitation, loss by fire, explosion, theft, fraud and such other casualties as may be reasonably satisfactory to the Agent, but in no event at any time in an amount less than the replacement value of the Collateral.

(c)                                  Maintain in full force and effect worker’s compensation coverage and public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with its operations and with the use of any

Properties owned, occupied or controlled by the Borrower or any of its Subsidiaries, in such amounts as the Agent shall reasonably deem necessary.

(d)                                 Maintain such other insurance as may be required by law or as may be reasonably requested by the Agent for purposes of assuring compliance with this Section 6.7.

All insurance covering tangible personal Property subject to a Lien in favor of the Agent for the benefit of the Lenders granted pursuant to the Security Documents shall provide that, in the case of each separate loss, the full amount of insurance proceeds shall be payable to the Agent and shall further provide for at least 30 days’ prior written notice to the Agent of the cancellation or substantial modification thereof.

6.8                                 ERISA.  At all times, except where a failure to comply with any of the following, individually or in the aggregate, would or could reasonably be expected to result in a material obligation or liability of any Credit Party: (a) make contributions to each Plan in a timely manner and in an amount sufficient to comply with the minimum funding standards requirements of ERISA; (b) immediately upon acquiring knowledge of (i) any Reportable Event in connection with any Plan for which no administrative or statutory exemption exists or (ii) any Prohibited Transaction in connection with any Plan, that could result in the imposition of material damages or a material excise tax on the Borrower or any Subsidiary thereof, furnish the Agent a statement executed by a Responsible Officer of the Borrower or such Subsidiary setting forth the details thereof and the action which the Borrower or any such Subsidiary proposes to take with respect thereto and, when known, any action taken by the Internal Revenue Service with respect thereto; (c) notify the Agent promptly upon receipt by the Borrower or any Subsidiary thereof of any notice of the institution of any proceedings or other actions which may result in the termination of any Plan by the PBGC and furnish the Agent with copies of such notice; (d) pay when due, or within any applicable grace period allowed by the PBGC, all required premium payments to the PBGC; (e) furnish the Agent with copies of the annual report for each Plan filed with the Internal Revenue Service not later than ten (10) days after the Agent requests such report; (f) furnish the Agent with copies of any request for waiver of the funding standards or extension of the amortization periods required by Sections 303 and 304 of ERISA or Section 412 of the Code promptly after the request is submitted to the Secretary of the Treasury, the Department of Labor or the Internal Revenue Service, as the case may be; and (g) pay when due all installment contributions required under Section 302 of ERISA or Section 412 of the Code or within 10 days of a failure to make any such required contributions when due furnish the Agent with written notice of such failure.

6.9                                 Use of Proceeds.  Subject to the terms and conditions contained herein, use the proceeds of the Term Loans for refinancing the exiting $45,000,000 cash secured term loan by JPMorgan Chase Bank, N.A. to the Borrower, and upon repayment of such existing cash secured loan, Borrower shall use the available cash that collateralized such loan for (a) refinancing of up to $24,750,000 of existing term loan Indebtedness owing to the Revolving Credit Lenders and (b) repayment of the then outstanding principal balance of the Revolving Credit Agreement Debt with the balance of such funds, with the intent being that such funds may thereafter be reborrowed under the Revolving Credit Agreement for purposes of (i) financing purchases and acquisitions permitted to be made by the Borrower under the terms of Section 7.4(e)(7); and (ii) financing dividends and distributions permitted to be made by the Borrower under the terms of Section 7.10;  provided, that no proceeds of any Term Loan shall be used (w) for the purpose of purchasing or carrying directly or indirectly any margin stock as defined in Regulation U (“Reg U”) of the Board of Governors of the Federal Reserve System, (x) for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any such margin stock, (y) for any other purpose which would cause such Loan to be a “purpose credit” within the meaning of Reg U and (z) for any purpose which would constitute a violation of Reg U or of Regulations G, T or X of the Board of Governors of the Federal Reserve System or any successor regulation of any thereof or of any other rule, statute or regulation governing margin stock from time to time.

6.10                           Guarantors, Joinder Agreements.  Promptly inform the Agent of the creation or acquisition of any Subsidiary of any Credit Party or the commencement of any business operations by any Inactive Subsidiary after the Closing Date and, within thirty (30) days after the written request of the Agent delivered in accordance with Section 10.2 below, cause (a) each such Subsidiary that is a Domestic Subsidiary or created under the laws of Canada to become a Guarantor by execution and delivery to the Agent, for the ratable benefit of the Lenders, of a Guaranty or a Joinder Agreement (if a Joinder Agreement is requested by the Agent in lieu of a Guaranty), (b) a first priority perfected security interest (subject to the terms of the First Lien Intercreditor Agreement) to be granted to the Collateral Agent, for the ratable benefit of the Lenders, in all of the Equity Interests of such Subsidiary owned by any Credit Party or any of its other Subsidiaries if such newly acquired or created Subsidiary or previously Inactive Subsidiary is a Domestic Subsidiary or created under the laws of Canada, or if such newly acquired or created Subsidiary or previously Inactive Subsidiary is not a Domestic Subsidiary or a Subsidiary created under the laws of Canada, then not more than sixty-five percent (65%) of all issued and outstanding Equity Interests of such Subsidiary shall be pledged as Collateral pursuant to the foregoing pledge requirement for Equity Interests, (c) cause each such Subsidiary that is a Domestic Subsidiary or created under the laws of Canada to grant to the Collateral Agent a security interest securing the Obligations, for the ratable benefit of the Lenders (subject only to (i) the First Lien Intercreditor Agreement, (ii) Liens permitted under Sections 7.2(b) and (e) as to Accounts and Permitted Investment Securities which do not have priority over the Lien of the Collateral Agent for the ratable benefit of the Lenders, (ii) Liens permitted under Section 7.2 as to all other Collateral which do not have priority over the Lien of the Collateral Agent for the ratable benefit of the Lenders, and (iii) purchase money Liens existing as of the date of acquisition by Borrower or any other Subsidiary of the Borrower of such newly acquired Subsidiary, if applicable) in all Accounts, Inventory, Equipment, general intangibles and other tangible and intangible personal Property owned at any time by such Subsidiary and all products and proceeds thereof (subject to similar exceptions as set forth in the Security Documents), and (d) cause such Subsidiary to deliver to the Agent such related certificates, legal opinions and documents (including Organizational Documents) as the Agent may reasonably require; provided, however, that any Subsidiary that is not a Domestic Subsidiary or created under the laws of Canada shall not be required to become a Guarantor or grant any Liens hereunder.  To the extent reasonably feasible, all of the foregoing requirements shall be affected by the execution and delivery of a Joinder Agreement in a form acceptable to the Agent.

6.11                           Notice of Events.   Notify the Agent within one (1) Business Day after any Responsible Officer of any of the Credit Parties acquires knowledge of the occurrence of, or if any of the Credit Parties causes or intends to cause, as the case may be, any of the following: (i) the institution of any lawsuit, administrative proceeding or investigation affecting any Credit Party or any of its Subsidiaries, including without limitation, any audit by the Internal Revenue Service, the adverse determination under which could reasonably be expected to have a Material Adverse Effect; (ii) any development or change in the business or affairs of any Credit Party or any of its Subsidiaries which has had or which is likely to have, in the reasonable judgment of any Responsible Officer of any of the Credit Parties, a Material Adverse Effect; (iii) any Event of Default or Default, together with a reasonably detailed statement by a Responsible Officer on behalf of the Borrower of the steps being taken to cure the effect of such Event of Default or Default; (iv) the occurrence of a default or event of default by any Credit Party or any of its Subsidiaries under any agreement or series of related agreements to which it is a party, which default or event of default could reasonably be expected to have a Material Adverse Effect; (v) any material violation by, or investigation of any Credit Party or any of its Subsidiaries in connection with any actual or alleged material violation of any Legal Requirement imposed by the Environmental Protection Agency, the Occupational Safety and Health Administration or any other Governmental Authority which has or is likely to have, in the reasonable judgment of any Responsible Officer of any Credit Party, a Material Adverse Effect; (vi) any significant change in the accuracy of any material representations and warranties of the any Credit Party or any of its Subsidiaries in this Agreement or any other Loan Document (including without limitation, the representations and warranties in Section 5.20(b)); (vii) the delivery of any written notice of default or event of default to any Credit Party by any representative or holder of any Second Lien Debt or any Revolving Credit Lender; and (viii) any amendment or modification of the Loan Documents (as defined in the Revolving Credit Agreement) or the Second Lien Loan Documents, such notice to be accompanied by copies of the actual amendment or modification documents; and (ix) any of the following:  (1) the occurrence of a Reportable Event with respect to any Plan; (2) the institution of any steps by the Borrower, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan; (3) the institution of any steps by the Borrower or any ERISA Affiliate to withdraw from any Plan; (4) a Prohibited Transaction in connection with any Plan; (5) any material increase in the contingent liability of the Borrower or any Subsidiary of the Borrower with respect to any post-retirement welfare liability; or (6) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.

6.12                           Environmental Matters.  Without limiting the generality of Section 6.1(c) hereof, (a) comply in all material respects with all material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Requirement of Environmental Law, or Environmental Permit; (b) obtain and maintain in effect all Environmental Permits reasonably necessary to the conduct of any material aspect of its business; and (c) keep its Property free of any Environmental Claims or Environmental Liabilities, other than Environmental Claims or Environmental Liabilities, contingent or otherwise, disclosed in Schedule 5.17 attached hereto or any of the environmental assessments or studies described in Schedule 5.17 attached hereto.  In the event that any Credit Party or any of its Subsidiaries receives any demand or claim from any Person, including without limitation, any Governmental Authority, asserting the liability of any Credit Party or any of its Subsidiaries as a result of any Environmental Liabilities or requesting or requiring that any Environmental Liabilities be remediated by any Credit Party or any of its Subsidiaries, such Credit Party agrees to promptly take action and thereafter diligently pursue the same to completion in a manner necessary to cause the applicable Environmental Liabilities to be remediated as soon as reasonably possible in accordance with all applicable Requirements of Environmental Law.  Each Credit Party, jointly and severally with all other Credit Parties, hereby indemnifies and agrees to hold the Agent and the Lenders harmless from and against any and all liability, loss, damage, suit, action or proceeding arising out of its respective business or the business of any of its Subsidiaries, pertaining to any Environmental Liabilities, including without limitation, claims of any Governmental Authority or any other Person arising under any Requirement of Environmental Law; provided, that the foregoing indemnity shall not apply to the extent, but only to the extent the applicable liability, loss, damage, suit, action or proceeding is caused by the willful misconduct, knowing and willful breach of any Loan Document or gross negligence of the party seeking indemnification.

6.13                           End of Fiscal Year.  Cause each of its fiscal years to end on June 30th of the applicable year.

6.14                           Pay Obligations and Perform Other Covenants.  Make full and timely payment of the Obligations, whether now existing or hereafter arising, as and when due and payable, duly comply with all of the terms and covenants contained in this Agreement and in each of the other Loan Documents at all times and places and in the manner set forth therein, and except for the filing of continuation statements and the making of other filings by the Collateral Agent as secured party or assignee, at all times take all actions necessary to maintain the Liens and security interests provided for under or pursuant to this Agreement and the Security Documents as valid perfected first priority Liens on the Collateral intended to be covered thereby (subject to the terms of the First Lien Intercreditor Agreement and subject only to the Liens expressly permitted by Section 7.2 hereof) and supply all information to the Collateral Agent necessary for such maintenance.

6.15                           Cash Dominion; Collection and Application of Accounts.

(a)                                  At the Borrower’s own cost and expense, arrange (and cause each of its Subsidiaries to arrange) for remittances on all Accounts to be made (i) directly to one or more lockboxes designated by the Collateral Agent under the terms of the Lockbox Agreement, (ii) directly to one or more deposit accounts with a third-party financial institution linked to a lockbox, cash management or similar depository system maintained with a third-party financial institution, so long as (A) such deposit accounts and systems are subject to and covered by a Tri-Party Agreement that facilitates the collection of Accounts by the Collateral Agent in accordance with the terms of this Section 6.15, and (B) the Borrower and its Subsidiaries cease to utilize all principal depository accounts and lockbox, cash management and depository systems maintained with any third-party financial institution on or before thirty (30) days after the Closing Date, or (iii) in such other manner as the Collateral Agent may direct.  All remittances on all Accounts processed through the lockboxes and received by the Collateral Agent in accordance with this Section 6.15(a) shall at all times be promptly deposited in one or more controlled disbursement or other accounts designated by the Collateral Agent, subject to withdrawal by the Collateral Agent only, as hereinafter provided and in connection therewith, the Collateral Agent is irrevocably authorized to cause all remittances on all Accounts received by the Collateral Agent from whatever means, whether pursuant to the Lockbox Agreement, any Tri-Party Agreement or otherwise, to be promptly deposited in such account or accounts designated by the Collateral Agent.  All remittances and payments that are deposited in accordance with the foregoing will be applied by the Collateral Agent on the same day received (or on the next Business Day in the case of remittances and payments received after 11:00 a.m.) by the Collateral Agent to reduce the outstanding balance of the Revolving Credit Agreement Debt subject to the continued accrual of interest for one (1) Business Day (or two Business Days in the case of remittances and payments received after 11:00 a.m.) on the Revolving Credit Agreement Debt balances paid by such remittances and payments and in any event subject to final collection in cash of the item deposited.

(b)                                 Notwithstanding any provision to the contrary in this Section 6.15, the Borrower and its Subsidiaries shall be permitted to have from time to time local depository accounts maintained with financial institutions other than JPMorgan Chase Bank, N.A. for local remittances, payroll, trust and escrow services of the Borrower and its Subsidiaries in the ordinary course of business, with not more than $500,000 in the aggregate being permitted to be held in all such local depository or remittance accounts at any one time, provided in each case all such accounts remain subject to a Tri-Party Agreement and which such permitted amounts in such accounts shall not be subject to periodic sweeps to a controlled disbursement account with the Collateral Agent unless an Event of Default then exists.

(c)                                  Except as otherwise permitted under Section 6.15(b) above, the Borrower and its Subsidiaries shall cause all payments, if any, received by the Borrower or any of its Subsidiaries on account of Accounts which are not forwarded directly to the above-described lockbox(es) or accounts (whether in the form of cash, checks, notes, drafts, bills of exchanges, money orders or otherwise) to be promptly deposited in the form received (but with any endorsements of the Borrower or the applicable Subsidiary necessary for deposit or collection) in the account or accounts designated by the Collateral Agent in accordance with the provisions of Section 6.15(a) above.

6.16                           Accounts and Other Collateral Matters.   Maintain books and records pertaining to the respective Collateral owned by any Credit Party in detail, form and scope as the Agent shall reasonably require. Each Credit Party will, promptly after any of its Responsible Officers learns thereof, report to the Collateral Agent any material loss or destruction of, or substantial damage to, any of the Collateral, and any other matters materially affecting the value, enforceability or collectibility of any of the Collateral.  If any amount payable under or in connection with any Account is evidenced by a promissory note or other instrument, as such terms are defined in the Uniform Commercial Code, such promissory note or instrument shall be promptly pledged, endorsed, assigned and delivered to the Collateral Agent as additional Collateral if the original principal amount of such promissory note or instrument is $50,000 or greater.  No Credit Party shall redate, or allow any of its Subsidiaries to redate, any invoice or sale or without written notice to the Collateral Agent, make or allow to be made sales on extended dating beyond that customary in the industry. No Credit Party nor any of its Subsidiaries shall be entitled to pledge the Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever.

6.17                           Agreements.  Promptly after Agent’s request, the Borrower shall deliver or cause to be delivered to the Agent copies of all material employment agreements, management fee agreements, tax sharing agreements, loan agreements, notes and other documentation evidencing any Indebtedness of any Credit Party or any of its Subsidiaries which the Agent may request.

7.                                       Negative Covenants.

Until the Obligations shall have been paid in full, each Credit Party executing this Agreement covenants and agrees, jointly and severally with all of the Credit Parties, that it will not do (and will not suffer or permit any of its Subsidiaries, if any, to do) any of the following:

7.1                                 Indebtedness.  Create, incur, suffer or permit to exist, or assume or guarantee or become or remain liable with respect to any Indebtedness, absolute, contingent, or otherwise, except the following:

(a)                                  Indebtedness to the Lenders and the Agent pursuant hereto;

(b)                                 Indebtedness secured by Liens permitted by Section 7.2 hereof;

(c)                                  Purchase money Indebtedness (including the amount of any Capital Lease Obligations required to be capitalized and included as a liability on the consolidated balance sheet of the Borrower and its Subsidiaries) incurred to finance Capital Expenditures (to the extent otherwise permitted hereunder);

(d)                                 The Second Lien Debt and Revolving Credit Agreement Debt, with no renewals, extensions or increases of any thereof being permitted (other than “payments-in-kind” of accrued and unpaid interest), unless the same has been approved in writing by the Agent and the Required Lenders or, in the case of the Revolving Credit Agreement Debt, the same is expressly permitted under the terms of the First Lien Intercreditor Agreement;

(e)                                  Other liabilities or Indebtedness existing on the date of this Agreement and set forth on Schedule 5.16 attached hereto;

(f)                                    Current accounts payable and unsecured current liabilities (including current accrued expenses), not the result of borrowings, to vendors, suppliers, landlords, lessors and persons providing services, for expenditures on ordinary trade terms for goods and services normally required by the Borrower or any of its Subsidiaries in the ordinary course of business;

(g)                                 Indebtedness of any Guarantor (other than the Parent) to the Borrower or to any other Guarantor (other than the Parent), or the Indebtedness of the Borrower to any Guarantor (other than the Parent), provided that no such Indebtedness may be cancelled, compromised or otherwise discounted in any respect without the written consent of the Required Lenders;

(h)                                 Current and deferred taxes and other assessments and governmental charges (to the extent permitted by Section 7.2(e) hereof).

(i)                                     Cash Management Obligations incurred under the Revolving Credit Agreement and related documents, and customary and prudent Hedging Obligations entered into with Revolving Credit Lenders for the sole purpose of protecting the Borrower and its Subsidiaries against fluctuations in interest rates, currency exchange rates and similar risks, so long as such Hedging Obligations are not speculative in nature and are incurred in the normal course of business and consistent with industry practices;

(j)                                     Refinancing Indebtedness, to the extent the same relates to any Indebtedness permitted by Sections 7.1(c) and 7.1(e) hereof;

(k)                                  Contingent Liabilities permitted pursuant to Section 7.3;

(l)                                     Indebtedness arising under any performance or surety bond entered in the ordinary course of business;

(m)                               Unsecured Indebtedness assumed, acquired or incurred pursuant to any acquisition permitted under Section 7.4(e)(7), provided, that (1) all such Indebtedness constitutes Subordinated Indebtedness and (2) the aggregate principal amount of all such Indebtedness assumed, acquired or incurred, together with the cash purchase price paid, in connection with all such acquisitions permitted under Section 7.4(e)(7) does not exceed in the aggregate during the period from the Closing Date through the Term Loan Maturity Date the applicable aggregate consideration limits set forth in Section 7.4(e)(7);

(n)                                 Indebtedness incurred to finance the purchase or maintenance of publicly-tradable securities owned by any Credit Party, so long as (1) such Indebtedness is secured by all such securities, and (2) such Indebtedness does not exceed $500,000 in the aggregate at any one time outstanding;

(o)                                 Subordinated Indebtedness of Animal Health International, Inc. or Steer Intermediate Corporation, provided, that accrued and unpaid interest on such Indebtedness shall only be payable in the form of “payments-in-kind”; and

(p)                                 Other Indebtedness in an aggregate amount not to exceed at any one time outstanding the difference between $3,000,000 and the principal amount of Indebtedness then outstanding and permitted under Section 7.1(n).

The Agent, the Lenders and each Credit Party agree that, notwithstanding anything contained in Section 7.1(g) or in any other provision contained in this Agreement which may appear to be to the contrary, the payment of any and all Indebtedness permitted by Sections 7.1(g) hereof, including without limitation, all Indebtedness, now or hereafter outstanding and owing by any Credit Party to another Credit Party under the Contribution Agreement (together with any and all Liens from time to time securing the same as permitted by Section 7.2(i) hereof), is hereby made and at all times hereafter shall be inferior and subordinate in all respects to the Obligations from time to time owing to the Agent or any Lender pursuant hereto and to any Lien against any Collateral from time to time now or hereafter securing any of such Obligations pursuant to the terms hereof and the Security Documents.  Each of the Credit Parties agrees to execute and deliver on its own behalf, and to cause to be executed and delivered by and on behalf of any of its Subsidiaries, any and all subordination agreements, in form and content reasonably acceptable to the Agent or the Collateral Agent, which they may hereafter require to further evidence the subordination of the payment of the Indebtedness permitted by Section 7.1(g) above, and the Liens permitted by Section 7.2(i) and any such contractual, statutory or constitutional landlord’s Liens held by the Borrower.

7.2                                 Liens.  Create or suffer to exist any Lien upon any of its Property (including without limitation, Equity Interests in any Credit Party’s Subsidiaries) now owned or hereafter acquired, or acquire any Property upon any conditional sale or other title retention device or arrangement or any purchase money security agreement; provided, however, that the Credit Parties and their Subsidiaries (or any of them) may create or suffer to exist:

(a)                                  Liens in effect on the date hereof and which are described on Schedule 7.2 attached hereto, provided, that the Property covered thereby does not increase in scope and such Liens may not be renewed and extended, unless the same relate to Refinancing Indebtedness permitted by Section 7.1(e) above;

(b)                                 Liens against the Collateral in favor of the Collateral Agent for the ratable benefit of the Lenders as security for the Obligations and the Revolving Credit Agreement Debt, and subordinate and inferior Liens against the Collateral securing the Second Lien Debt;

(c)                                  Liens incurred and pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old-age pensions and other social security benefits (not including any lien described in Section 412(m) of the Code);

(d)                                 Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, vendors’ and landlords’ liens and other similar liens, incurred in good faith in the ordinary course of business and securing obligations which are incurred in the ordinary course of business and are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings pursued in good faith and as to which the Borrower or any of its Subsidiaries, as the case may be, shall, to the extent required by GAAP, consistently applied, have set aside on its books adequate reserves;

(e)           Liens securing the payment of taxes, assessments and governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA), that are not delinquent, are permitted by Section 6.2 hereof, or are being diligently contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP; provided, however, that the aggregate amount of overdue taxes being diligently contested in good faith at any one time secured by such Liens shall not exceed $1,000,000;

(f)            Zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee) which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(g)           Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business;

(h)           Purchase money Liens securing the Indebtedness permitted by Section 7.1(c) above, provided, as a result of the creation of any such Lien, (i) no Default or Event of Default shall have occurred and is continuing, (ii) the principal amount of such Lien does not exceed 100% of the purchase price of the asset acquired with such permitted Indebtedness plus accrued interest on such Indebtedness plus protective advances made by the holder of such permitted Indebtedness, and (iii) such Lien shall not apply to any other Property other than the asset acquired with such purchase money Indebtedness;

(i)            Liens in favor of the Borrower or any Guarantor (other than the Parent) securing any Indebtedness permitted pursuant to Sections 7.1(g) hereof;

(j)            Liens on fixed assets securing Indebtedness permitted to be assumed, acquired or incurred in connection with acquisitions permitted under Section 7.4(e)(7), provided, (i) the applicable Lien existed on the applicable Property prior to the acquisition thereof by the Borrower or any Subsidiary or existed on any Property of any Person that becomes a Subsidiary of the Borrower after the date hereof prior to the time such Person becomes a Subsidiary, (ii)  the applicable Lien shall not apply to any other Property of the Borrower or any Subsidiary, and (iii) the applicable Lien shall secure only those obligations which it secures on the date of the applicable acquisition or the date such Person becomes a Subsidiary, as the case may be;

(k)           Liens consisting of bankers’ liens and rights of setoff, but only to the extent permitted under any applicable Tri-Party Agreements, and in each case, arising by operation of law, and Liens on documents presented in letter of credit drawings; and

(l)            Liens on securities securing Indebtedness to the extent permitted in accordance with Section 7.1(n).

Provided, however, notwithstanding anything contained above in this Section 7.2 to the contrary, if any of the permitted Liens are of the type that are being contested in good faith by appropriate proceedings as to the Borrower or any of its Subsidiaries, the Indebtedness giving rise to such contested Lien(s) must be immediately paid upon commencement of any foreclosure process or proceeding with respect to such Lien(s) unless the same shall be effectively stayed or a surety bond with respect thereto (which is satisfactory in all respects to the Agent), is posted.

7.3           Contingent Liabilities.  Create, incur, suffer or permit to exist, directly or indirectly, any Contingent Obligations, other than:

(a)           The Obligations of each Guarantor to the Agent and the Lenders under the terms of any Guaranty;

(b)           The guarantees by the Parent and any other Credit Party of the Borrower of the Second Lien Debt and/or the Revolving Credit Agreement Debt;

(c)           Any Contingent Obligations of the Borrower under any Hedging Obligations permitted by Section 7.1(i) above;

(d)           The guarantees by the Borrower of any Indebtedness of any other Credit Party or by any Credit Party of any Indebtedness of the Borrower if such Indebtedness so guaranteed is permitted under the terms of Section 7.1 above;

(e)           Endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(f)            Obligations in respect of letters of credit under the Revolving Credit Agreement;

(g)           Agreements evidencing any Hedging Obligations to the extent permitted by Section 7.3(c); and

(h)           obligations relating to Liens permitted under Sections 7.2(c), 7(d), 7(e), 7(f) or 7(g).

7.4           Mergers, Consolidations and Dispositions and Acquisitions of Assets.  In any single transaction or series of related transactions, directly or indirectly:

(a)           Wind up its affairs, liquidate or dissolve;

(b)           Be a party to any merger or consolidation;

(c)           Sell, convey, lease, transfer or otherwise dispose of all or any portion of the assets (except for (1) the sale of Inventory in the ordinary course of business for fair and adequate consideration and (2) the sale of equipment, fixtures and other assets in accordance with the terms of Section 7.4(e)(5) below) of the Borrower and/or its Subsidiaries, or agree to take any such action;

(d)           Sell, assign, pledge, transfer or otherwise dispose of, or in any way part with control of, any Equity Interests of any of its Subsidiaries or any Indebtedness or obligations of any character of any of its Subsidiaries, or permit any such Subsidiary to do so with respect to any Equity Interests of any other Subsidiary or any Indebtedness or obligations of any character of the Borrower or any of its Subsidiaries, or permit any of its Subsidiaries to issue any additional Equity Interests other than to the Borrower or any wholly-owned Subsidiary of the Borrower; or

(e)           Purchase or otherwise acquire, directly or indirectly, in a single transaction or a series of related transactions, all or a substantial portion of the assets of any Person or any shares of Equity Interests of, or similar interest in, any Person;

provided, however that notwithstanding the foregoing, any of the following described actions may be undertaken, so long as no Default or Event of Default then exists or would exist immediately after giving effect to the applicable event:

(1)           any Business Entity comprising the Parent may merge or consolidate with any other Business Entity comprising the Parent or may be dissolved or liquidated, so long as such dissolution or liquidation results in all assets of such Business Entity being owned by another Business Entity comprising the Parent;

(2)           any Subsidiary of the Borrower may merge or consolidate with the Borrower or any other Subsidiary of the Borrower, provided, that if one or more of the entities so merging or consolidating was a Guarantor, and if the surviving entity is not the Borrower or is not yet a Guarantor, such surviving entity must become a Credit Party simultaneously with such merger by executing and delivering to the Agent a Joinder Agreement, together with all requested Security Documents, as required at such time by the Collateral Agent, appropriately completed in Proper Form;

(3)           any of the Borrower’s Subsidiaries may sell, lease, transfer or otherwise dispose of any of its assets to the Borrower or any other Subsidiary of the Borrower, provided, that if the entity selling, leasing, transferring or otherwise disposing of its assets is a Guarantor, and if the entity to whom the sale, lease, transfer or other disposition was made is not the Borrower or is not yet a Guarantor, such entity must become a Credit Party simultaneously with the consummation of such lease, transfer or disposition by executing and delivering to the Agent a Joinder Agreement, together with all requested Security Documents, as required at such time by the Collateral Agent, appropriately completed in Proper Form;

(4)           any Subsidiary of the Borrower may be dissolved or liquidated, so long as such dissolution or liquidation results in all assets of such Subsidiary being owned by the Borrower or a Subsidiary; provided, that if the entity dissolving or liquidating is a Guarantor, and if the entity to whom all assets of such dissolving or liquidating entity are transferred is not the Borrower or is not yet a Guarantor, such entity to whom such assets are being transferred must become a Credit Party simultaneously with the consummation of such dissolution or liquidation by executing and delivering to the Agent a Joinder Agreement, together with all requested Security Documents, as required at such time by the Collateral Agent, appropriately completed in Proper Form;

(5)           the Borrower and its Subsidiaries may (i) sell, exchange or otherwise dispose of Permitted Investment Securities in the ordinary course of business; (ii) terminate, surrender or sublease a lease of real Property by the Borrower or any of its Subsidiaries in the ordinary course of business; (iii) sell Equipment that is obsolete, worn out or no longer needed in the business of the Borrower or any of its Subsidiaries; (iv) enter into sale-leaseback transactions relating to Property having a fair market value not to exceed $1,000,000 in the aggregate during the period from the Closing Date through the Term Loan Maturity Date; and (v) sell any other fixed assets (including real Property, equipment and fixtures) having a fair market value not to exceed $1,000,000 in the aggregate during the period from the Closing Date through the Term Loan Maturity Date; provided that all proceeds of any of the foregoing (other than Section 7.4(e)(5)(ii) above) shall be paid to the Collateral Agent for application to outstanding Loans (as defined in the Revolving Credit Agreement) or Obligations, to the extent then outstanding, in accordance with the terms of the First Lien Intercreditor Agreement;

(6)           to the extent any Collateral is sold or otherwise disposed of as permitted by this Section 7.4, such Collateral shall be sold or otherwise disposed of free and clear of the Liens of the Security Documents and the Collateral Agent shall take such actions, including executing and filing appropriate releases, as are appropriate in connection therewith, and no approval of any of Lenders shall be required therefor; and

(7)           the Borrower and/or any other Credit Party may purchase or otherwise acquire, directly or indirectly, in a single transaction or a series of related transactions, all or a substantial portion of the assets of any Person or all or a majority of issued and outstanding shares of Equity Interests of, or similar interest in, any Person, so long as (a) immediately after giving effect to the applicable purchase or acquisition, no Default or Event of Default exists (including without limitation, the Credit Parties are in compliance with the Fixed Charge Coverage Ratio requirements of Section 7.11, tested on a pro forma basis assuming that such purchase or acquisition had occurred at the beginning of the four (4) most recent consecutive fiscal quarters of the Credit Parties ending on or immediately prior to the date of such purchase or acquisition), (b) the aggregate purchase price paid (including without limitation, any Indebtedness permitted to be assumed, acquired or incurred by the Borrower and/or any of its Subsidiaries in connection therewith under Section 7.1(m)) for all such purchases and acquisitions does not exceed $60,000,000 in the aggregate during the period from the Closing Date through the Term Loan Maturity Date for all such other purchases and acquisitions and (c) if the purchase price paid (including without limitation, any Indebtedness permitted to be assumed, acquired or incurred by the Borrower and/or any of its Subsidiaries in connection therewith under Section 7.1(m)) exceeds $15,000,000 in the aggregate, the Required Lenders shall have consented in writing to such purchase or acquisition; and

(8)           The Credit Parties may make Investments to the extent permitted by Section 7.7.

7.5           Nature of Business.  Materially change the nature of its business or enter into any business (or at any time own, directly or indirectly, a majority of the Equity Interests of any entity which is engaged in any business) which is substantially different from the business in which the Borrower and its Subsidiaries are engaged in as of the Closing Date.

7.6           Transactions with Related Parties.  Except for any Permitted Affiliate Transactions, enter into or be a party to any other transaction, contract or agreement of any kind with any officer, director, shareholder, partner, employee or Affiliate of any Credit Party (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any such Person), unless such transaction, contract or agreement is in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or any of its Subsidiaries’ business and is made upon fair and reasonable terms and conditions not less favorable to such Person than those which could have been obtained in a comparable transaction from wholly independent and unrelated sources.

7.7           Investments, Loans.  Make, directly or indirectly, any loan or advance to or have any Investment in any Person, or make any commitment to make such loan, advance or Investment, except:

(a)           Equity Interests of any Credit Party acquired or issued in accordance with the other provisions of this Agreement, including without limitation, the provisions of Section 6.10 above, or Equity Interests of any other Subsidiary of any Credit Party with the prior written consent of the Agent;

(b)           Permitted Investment Securities;

(c)           loans otherwise permitted by the provisions of Section 7.1(g) above;

(d)           loans to employees of the Borrower or any Subsidiary made in the ordinary course of business, so long as the aggregate amount of all such loans outstanding at any time does not exceed $100,000;

(e)           Investments of the Borrower and the other Credit Parties permitted under the terms of Section 7.4(e)(7);

(f)            Investments consisting of Guarantees permitted by Section 7.3(d);

(g)           Investments consisting of deferred payment obligations in connection with sales of assets permitted under Section 7.4(e)(5); and

(h)           Other Investments, including joint venture interests in non-Subsidiary entities, in the aggregate amount not to exceed $500,000, provided that such Investments have been approved by the Agent, such approval not to be unreasonably withheld if the aggregate amount of such Investments does not exceed $500,000 in the aggregate during the period from the Closing Date through the Term Loan Maturity Date.

7.8           ERISA Compliance.

(a)           At any time engage in any Prohibited Transaction with respect to a Plan which could reasonably be expected to result in a material liability; or permit any Plan to be terminated in a manner which could result in the imposition of a Lien on any Property of the Borrower or any of its Subsidiaries pursuant to ERISA.

(b)           Engage in any transaction in connection with which the Borrower or any Subsidiary thereof would or could reasonably be expected to be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code.

(c)           Terminate any Plan in a “distress termination” under Section 4041 of ERISA, or take any other action which could reasonably be expected to result in a material liability of the Borrower or any Subsidiary thereof to the PBGC.

(d)           Fail to make payment when due of all amounts which, under the provisions of any Plan, the Borrower or any Subsidiary thereof is required to pay as contributions thereto, or, with respect to any Plan, permit to exist any material “accumulated funding deficiency” (within the meaning of Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect thereto.

(e)           Adopt an amendment to any Plan requiring the provision of security under Section 307 of ERISA or Section 401(a)(29) of the Code.

7.9           Change in Accounting Method.  Make or permit any change in accounting method or financial reporting practices except as may be required by GAAP, as in effect from time to time.

7.10         Redemption, Dividends, Issuance of Equity Interests, Distributions and Restricted Payments.  At any time, other than any Permitted Affiliate Transactions:

(a)           Redeem (whether as a result of mandatory or optional redemption obligations or rights), purchase, retire or otherwise acquire, directly or indirectly, any of its Equity Interests, any warrants or other similar instruments or set aside any amount for any such purpose;

(b)           Declare or pay, directly or indirectly, (i) any dividend or fund any redemption, purchase, retirement or other acquisition of its Equity Interests, except (1) dividends paid to the Borrower or any Guarantor which is a direct parent of the Subsidiary paying the dividend (other than Cash Dividends to the Parent, which shall not be paid at any time), and (2) non-cash dividends paid to the holders of any Equity Interests of the Borrower or the Parent in the form of additional Equity Interests of the Borrower or the Parent, as applicable, or (ii) any management, consulting or monitoring fees to any Affiliate of the Borrower or the Parent or any officer, director, shareholder, partner or employee of any Affiliate of the Borrower or the Parent, except management or consulting fees paid to the Borrower or any Guarantor (other than the Parent, to which no management or consulting fees shall be paid);

(c)           Issue any additional Equity Interests in the Borrower, except for Equity Interests issued to the Parent;

(d)           Make any other distribution of any Property, cash, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any Equity Interests except as permitted in Section 7.10(b) above;

(e)           Set apart any money for a sinking fund or other analogous fund for any dividend or other distribution on its Equity Interests or for any redemption, purchase, retirement, or other acquisition of any of its Equity Interests; or

(f)            Redeem (whether as a result of mandatory or optional redemption obligations or rights), purchase, defease or retire for value, or make any principal payment or prepayment on, the Second Lien Debt or any Subordinated Indebtedness prior to the Term Loan Maturity Date; provided that regularly scheduled payments of accrued and unpaid interest (including such payments prohibited from being paid because of the existence of a Default or Event of Default when the same were otherwise due and payable) may be made on the Second Lien Debt, so long as no Default or Event of Default shall have occurred and be continuing or would otherwise occur as a result of any such payment of accrued and unpaid interest;

provided, however that notwithstanding the foregoing, any payments, dividends or distributions on and any redemptions, purchases, retirements or other acquisitions of Equity Interests otherwise prohibited under Sections 7.10(b) or (e) shall be permitted to be made by the applicable Credit Party, so long as (1) immediately after giving effect to the applicable payment, dividend or distribution on or redemption, purchase, retirement or other acquisition of Equity Interests, no Default or Event of Default exists (including without limitation, the Credit Parties are in compliance with the Fixed Charge Coverage Ratio requirements of Section 7.11, tested on a pro forma basis assuming that payment, dividend, or distribution on or redemption, purchase, retirement or other acquisition of Equity Interests had occurred at the beginning of the twelve (12) most recent consecutive calendar months ending on or immediately prior to the date of such payment, dividend, distribution, redemption, purchase, retirement or acquisition of Equity Interests), (2) the aggregate amount of all such payments, dividends or distributions on and redemptions, purchases, retirements or other acquisitions of Equity Interests actually made from the Closing Date through the Term Loan Maturity Date (excluding “payments-in-kind” of accrued and unpaid interest) does not exceed $55,000,000.  Notwithstanding the foregoing, however, in no event shall any payment, dividend, distribution, redemption, purchase, retirement or acquisition of Equity Interests otherwise permitted under the terms of the preceding sentence be made to the extent the same is prohibited under the terms of the Loan Documents (as defined in the Revolving Credit Agreement) or the Second Lien Debt Documents.

7.11         Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio of the Credit Parties and their Subsidiaries, on a Consolidated basis, to be less than 1.0 to 1.0 at any time.

7.12         Capital Expenditures.  Permit the Credit Parties and their Subsidiaries, on a Consolidated basis, to make or incur Capital Expenditures (not including in the definition of Capital Expenditures for this purpose any Capital Expenditures included in any future acquisition permitted under Section 7.4(e)(7)) in excess of $6,000,000 in the aggregate during each fiscal year.

7.13         Sale of Accounts.  Sell, assign, discount (other than customary and reasonable discounts in the ordinary course of business), transfer or otherwise dispose of any Accounts, promissory notes, drafts or trade acceptances or other rights to receive payment held by it, with or without recourse.

7.14         Sale and Lease-Back Transactions.  Except as otherwise permitted under Section 7.4(e)(5)(iv), enter into any arrangement, directly or indirectly, with any Person whereby any Credit Party or any of its Subsidiaries shall sell or transfer any Property, real or personal, which is used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property which such Credit Party or such Subsidiary intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

7.15         Change of Name or Place of Business.  Permit any Credit Party or any of its Subsidiaries to change its address, name, jurisdiction of organization, location of its chief executive office or principal place of business or the place it keeps its material books and records, unless such Credit Party has (a) notified the Agent and the Collateral Agent of such change in writing at least thirty (30) days before the effective date of such change, (b) taken such action, reasonably satisfactory to the Collateral Agent, to have caused the Liens against all Collateral in favor of the Collateral Agent for the ratable benefit of the Lenders to be at all times fully perfected and in full force and effect and (c) delivered such certificates from Governmental Authorities as the Agent may require substantiating such name change.

7.16         Restrictive Agreements.  Other than as imposed by law, identified on Schedule 7.16, or provided in this Agreement, the Revolving Credit Agreement and the Second Lien Debt Purchase Agreement, directly or indirectly agree to restrict or condition (a) the payment of any dividends or other distributions to the Borrower or any of its Subsidiaries; (b) the payment of any

Indebtedness owed to the Borrower or any of its Subsidiaries; (c) the making of any loans or advances to the Borrower or any of its Subsidiaries; or (d) the transfer of any of its properties or assets to the Borrower or any of its Subsidiaries.

7.17         Modification or Waiver of Documents Governing Revolving Credit Debt and Second Lien Debt.  Request, join in or otherwise consent to any modification, amendment or waiver of any material term of any of the Second Lien Debt Documents or the Revolving Credit Agreement, except as expressly permitted under the terms of the First Lien Intercreditor Agreement.

7.18         Anti-Terrorism Laws.  Knowingly conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person.

(b)           Knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

(c)           Knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA PATRIOT Act or any other Anti-Terrorism Law.

The Borrower shall, and shall cause each other Credit Party to, deliver to Agent any certification or other evidence requested from time to time by the Agent in its sole discretion, confirming such Credit Party’s compliance with this Section 7.18.

8.             Events of Default and Remedies.

8.1           Events of Default.  If any of the following events shall occur and be continuing, then the Agent may (and, if directed by the Required Lenders, shall), by written notice (or facsimile notice) to the Borrower, take any or all of the following actions at the same or different times: (1) accelerate the Term Loan Maturity Date and declare the Term Notes and all other Obligations then outstanding to be, and thereupon the Term Notes and all other Obligations shall forthwith become, immediately due and payable, without further notice of any kind, notice of intention to accelerate, presentment and demand or protest, or other notice of any kind all of which are hereby expressly WAIVED by the Borrower; and (2) terminate all or any portion of the Term Loan Commitments and exercise any and all other rights pursuant to the Loan Documents or available under applicable law:

(a)           The Borrower shall fail to pay or prepay any Obligation (including principal, interest, fees or any other amount) as and when due and payable, whether at the due date thereof (by acceleration, lapse of time or otherwise) or at any date fixed for prepayment thereof in accordance with the other provisions of this Agreement; or

(b)           An Event of Default (as defined in the Revolving Credit Agreement or Second Lien Debt Documents) shall occur, or the Borrower or any of its Subsidiaries (i) shall fail to pay when due, or within any applicable period of grace, any other

Indebtedness (excluding the Revolving Credit Agreement Debt and the Second Lien Debt and Indebtedness outstanding hereunder) aggregating in excess of $250,000 in principal amount unless such payment is being contested in good faith (by appropriate proceedings) and adequate reserves have been provided therefor, or (ii) shall default (beyond any applicable grace and curative periods) in any other manner with respect to any other Indebtedness (excluding the Revolving Credit Agreement Debt, the Second Lien Debt and Indebtedness outstanding hereunder) aggregating in excess of $250,000 in principal amount if the effect of any such default or Event of Default shall be to accelerate or to permit the holder of any such other Indebtedness, at its option, to accelerate the maturity of such Indebtedness prior to the stated maturity thereof; or

(c)           Any representation or warranty made or deemed made by the Borrower or any Guarantor in connection with any Loan Document or in any certificate, report, notice or financial statement furnished at any time in connection with this Agreement shall prove to have been incorrect, false or misleading in any material respect when made or deemed to have been made; or

(d)           Except as provided in Sections 8.1(a) or 8.1(e), Default shall occur in the punctual and complete performance or observance of any covenant, condition or agreement to be observed or performed on the part of the Borrower, any of its Subsidiaries or the Parent pursuant to the terms of any provision of this Agreement or any other Loan Document, and such Default remains uncured five (5) Business Days after the earlier to occur of (1) the Agent giving written notice of such Default to the Borrower or (2) any Responsible Officer of the Borrower or any of its Subsidiaries acquired actual knowledge of the existence of such Default; or

(e)           Default shall occur in the punctual and complete performance or observance of any covenant, condition or agreement to be observed or performed on the part of any Credit Party or any of its Subsidiaries pursuant to the terms of Section 6.2, Section 6.9, Section 6.11 or Article 7 hereof; or

(f)            Final judgment or judgments (or any decree or decrees for the payment of any fine or any penalty) for the payment of an uninsured money award in excess of $500,000 in the aggregate shall be rendered against any Credit Party or any of its Subsidiaries and the same shall remain undischarged and unpaid for a period of thirty (30) days during which execution shall not be effectively stayed or bonded; or

(g)           Any Credit Party or any of its Subsidiaries shall have concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its Property which is or could reasonably be expected to be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or

(h)           Any of the following shall occur where such occurrence could reasonably be expected to result in any material liability of any Credit Party: (1) a Reportable Event shall have occurred with respect to a Plan; (2) the filing by the Borrower, any ERISA

Affiliate, or an administrator of any Plan of a notice of intent to terminate such Plan under the provisions of Section 4041 of ERISA; (3) the receipt of notice by the Borrower, any ERISA Affiliate or an administrator of a Plan that the PBGC has instituted proceedings to terminate (or appoint a trustee to administer) such a Plan; (4) any other event or condition exists which might reasonably be expected to, in the opinion of the Agent, constitute grounds under the provisions of Section 4042 of ERISA for the termination of or the appointment of a trustee to administer any Plan by the PBGC; (5) a Plan shall fail to maintain a minimum funding standard required by Section 412 of the Code for any plan year or a waiver of standard is granted under the provisions of Section 412(d) of the Code; (6) the Borrower or any ERISA Affiliate has incurred, or is likely to incur, a liability under the provisions of Section 4062, 4063, 4064 or 4201 of ERISA; (7) the Borrower or any ERISA Affiliate fails to pay the full amount of an installment required under Section 412(m) of the Code; (8) any Prohibited Transaction involving any Plan; or (9) the occurrence of any other event or condition with respect to any Plan which would constitute an event of default or default under any other material agreement entered into by the Borrower or any ERISA Affiliate; or

(i)                                     This Agreement, any Term Note, any of the Security Documents or any other Loan Documents, or any material provision thereof, shall for any reason cease to be, or shall be asserted by any Credit Party, not to be, a legal, valid and binding obligation of any Credit Party, enforceable in accordance with its terms, or the Lien purported to be created by any of the Security Documents shall for any reason cease to be, or be asserted by any Credit Party not to be, a valid, first priority perfected Lien (subject to the terms of the First Lien Intercreditor Agreement) against any material portion of the Collateral (except to the extent otherwise permitted under this Agreement or any of the Security Documents); or

(j)                                     The Borrower or any of its Subsidiaries which is a party to the Lockbox Agreement or any Tri-Party Agreement fails to perform and observe, and/or cause to be performed and observed, all material covenants, provisions and conditions to be performed, discharged and observed by the Borrower or any such Subsidiary under the terms of the Lockbox Agreement or any Tri-Party Agreement; or

(k)                                  Any financial institution which is a party to any Tri-Party Agreement fails to perform and observe, and/or cause to be performed and observed, all material covenants, provisions and conditions to be performed, discharged and observed by such financial institution under the terms of any Tri-Party Agreement and such failure remains uncured (or such defaulting financial institution and applicable Tri-Party Agreement is not replaced by the Borrower with a substitute financial institution and replacement Tri-Party Agreement both reasonably acceptable to the Agent) five (5) Business Days after the Collateral Agent gives written notice of such failure to the Borrower; or

(l)                                     A Change of Control shall occur; or

(m)                               Any Credit Party or any of its Subsidiaries shall suffer any writ of attachment or execution or any similar process to be issued or levied against it or any substantial part of its Property having an aggregate value in excess of $500,000 which is not released, stayed, bonded or vacated within thirty (30) days after its issue or levy.

In addition, if any of the following events shall occur, then (1) the Term Notes, and all other Obligations then outstanding and payable hereunder shall automatically, without demand, presentment, protest, notice of intent to accelerate, notice of acceleration or other notice to any Person of any kind, all of which are hereby expressly WAIVED by the Borrower, become immediately due and payable and (2) all Term Loan Commitments shall be immediately and automatically terminated.

(n)                                 Any Credit Party or any of its Subsidiaries shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing; or

(o)                                 An involuntary proceeding shall be commenced against any Credit Party or any of its Subsidiaries seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of 60 days; or

(p)                                 Any involuntary order shall be entered in any proceeding against any Credit Party or any of its Subsidiaries decreeing the dissolution, liquidation or split-up thereof, and such order shall remain in effect for sixty (60) days; or

(q)                                 Any Credit Party or any of its Subsidiaries shall admit in writing its inability to pay its debts as they become due or fail generally to pay its debts as they become due.

8.2                                 Remedies Cumulative.  No remedy, right or power conferred upon the Agent or any Lender is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.

9.                                       The Agent.

9.1                                 Appointment, Powers and Immunities.  Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and the other Loan Documents with such powers as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto.  The Agent (which such term as used in this Section 9, shall, in each case, include reference to its Affiliates and its own and its Affiliates’ officers, directors, employees’ and agents) (a) shall not have duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Lender; (b) shall not be responsible to any Lender for, or have any duty to ascertain or inquire into, any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other certificate or document referred to or provided for herein or therein or any property covered thereby or any failure by any Party or any other Person (other than the Agent) to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or any other Loan Document except to the extent requested by the Required Lenders, provided that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Documents or applicable law, and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, INCLUDING PURSUANT TO ITS OWN NEGLIGENCE, except for its own gross negligence or willful misconduct.  The Agent may engage agents and attorneys-in-fact for purposes of performing its duties under this Agreement and the other Loan Documents and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by them with reasonable care.  In any foreclosure proceeding concerning any collateral for the Term Notes, each holder of a Term Note if bidding for its own account or for its own account and the accounts of other Lenders is prohibited from including in the amount of its bid an amount to be applied as a credit against its Term Note or the Term Notes of the other Lenders, instead such holder must bid in cash only.  However, in any such foreclosure proceeding, the Agent may (but shall not be obligated to) submit a bid for all Lenders (including itself) in the form of a credit against the Term Notes of all of the Lenders, and the Agent or its designee may (but shall not be obligated to), with the consent of the Required Lenders, accept title to such collateral for and on behalf of all Lenders.  The Lenders hereby empower, authorize and direct the Agent, on behalf of the Lenders, to execute and deliver this Agreement, the other Loan Documents, the First Lien Intercreditor Agreement and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents.  Each Lender agrees that any action taken by the Agent in accordance with the terms of this Agreement, the Intercreditor Agreement or the other Loan Documents, and the exercise by the Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.  Notwithstanding anything herein or in any other Loan Document to the contrary, to the extent there is a conflict between this Agreement and any other Loan Document concerning the provisions of this Section 9, this Agreement shall govern and control.

9.2                                 Reliance.  The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or

Persons, and upon advice and statements of legal counsel (which may be counsel for the Borrower), independent accountants and other experts selected by the Agent.  As to any matters not expressly provided for by this Agreement or any other Loan Document, the Agent shall in all cases (i) have the right to seek instruction from the Required Lenders and (ii) be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions of the Required Lenders, and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

9.3                                 Defaults.  The Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default (other than the non-payment of principal of or interest on Term Loans), unless it has received written notice from a Lender or a Credit Party specifying such Default or Event of Default and stating that such notice is a “Notice of Default.  “ In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default, the Agent shall give prompt notice thereof to the Lenders (and shall give each Lender prompt notice of each such non-payment).  The Agent shall (subject to Section 9.7 hereof) take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders and within its rights under the Loan Documents and at law or in equity, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, permitted or within its rights under any of the Loan Documents or under applicable law with respect to such Default or Event of Default.

9.4                                 Rights as a Lender.  With respect to its Term Loan Commitments or the Term Loans, if any, the Agent in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, includes the Agent in its individual capacity.  The Agent may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust, letter of credit, agency or other business with any Credit Party (and any of its Affiliates) as if it were not acting as the Agent, and the Agent may accept fees and other consideration from any Credit Party (in addition to the fees heretofore agreed to between the Borrower or any other Credit Party and the Agent) for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

9.5                                 Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed under Section 10.9 or Section 10.10 hereof, but without limiting the obligations of the Borrower and the other Credit Parties under said Sections 10.9 and 10.10), ratably in accordance with their respective Term Loan Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever (INCLUDING THE CONSEQUENCES OF THE NEGLIGENCE OF SUCH INDEMNIFIED PERSON, but excluding the gross negligence or willful misconduct of such indemnified person) which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses which the Borrower and the other Credit Parties is obligated to pay under Sections 10.9 and 10.10 hereof but excluding, unless a Default or Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, INCLUDING THE NEGLIGENCE OF SUCH INDEMNIFIED PERSON, but excluding the gross negligence or willful misconduct of such indemnified person.  The obligations of the Lenders under this Section 9.5 shall survive the termination of this Agreement and the repayment of the Indebtedness arising in connection with this Agreement.

9.6                                 Non-Reliance on Agent and Other Lenders.  Each Lender agrees that it has received current financial information with respect to the Borrower and the other Credit Parties and that it has independently and without reliance on the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and the other Credit Parties and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents.  The Agent shall not be required to keep itself informed as to the performance or observance by any Party of this Agreement, or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any other Credit Party.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent, or the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any other Credit Party (or any of their Affiliates) which may come into the possession of the Agent.

9.7                                 Failure to Act.  Notwithstanding anything herein to the contrary, the Agent shall not be required to advance its own funds or otherwise incur financial liability in the performance of its duties or the exercise of its rights under the Loan Documents and shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Lenders of their indemnification obligations under Section 9.5 hereof and by the Credit Parties of their indemnification obligations under Section 10.01 hereof against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

9.8                                 Resignation or Removal of Agent.  Subject to the provisions of this paragraph, the Agent may resign at any time by giving notice thereof to the Lenders and the Borrower, and the Agent may be removed at any time with or without cause by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent reasonably acceptable to the Borrower.  If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, but in any event shall be discharged from its duties and obligations hereunder.  Any successor Agent shall be an Eligible Assignee.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent.  Such successor

Agent shall promptly specify by notice to the Borrower and the Lenders its office for the purpose of any notices and payments hereunder.  After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Section 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

10.                                 Miscellaneous.

10.1                           No Waiver.  No waiver of any Default or Event of Default shall be deemed to be a waiver of any other Default or Event of Default.  No failure to exercise and no delay on the part of the Agent or any Lender in exercising any right or power under any Loan Document or at law or in equity shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or the abandonment or discontinuance of steps to enforce any such right or power, preclude any further or other exercise thereof or the exercise of any other right or power.  No course of dealing between any Credit Party and the Agent or any Lender shall operate as a waiver of any right or power of the Agent or any Lender.  No notice to or demand on any Credit Party or any other Person shall entitle any Credit Party or any other Person to any other or further notice or demand in similar or other circumstances.

10.2                           Notices.  Except as otherwise expressly permitted hereunder or under any other Loan Document, all notices under the Loan Documents shall be in writing and either (i) delivered to the intended recipient, (ii) mailed by registered or certified mail, return receipt requested, or (iii) sent by facsimile (promptly confirmed by mail, except for any notice pursuant to Section 4. l(a) hereof which need not be confirmed by mail), in each case to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof; or, as to any Lender who is a signatory hereto, at such other address as shall be designated by such Lender in a notice to the Borrower and the Agent given in accordance with this Section 10.2 or to such other address as a party may designate in a notice given in accordance with the provisions of this Section 10.2.  The Borrower may change its address for purposes hereof by providing written notice of such address change to the Lenders and the Agent in accordance with the provisions of this Section 10.2, with any such change in address only being effective ten (10) Business Days after such change of address has been deemed given in accordance with the provisions hereof.  Notices shall be deemed to have been given (whether actually received or not) when delivered (or, if mailed, on the next Business Day after deposit of such notice into the mail); however, the notices required or permitted by Section 4.1(a) hereof shall be effective only when actually received by the Agent.

10.3                           Governing Law.  Unless otherwise specified therein, each Loan Document shall be governed by and construed in accordance with the laws of the State of New York (other than the conflicts of laws principles thereof) and the United States of America.

10.4                           Survival; Parties Bound.  All representations, warranties, covenants and agreements made by or on behalf of any Credit Party in connection herewith shall survive the execution and delivery of the Loan Documents and shall not be affected by any investigation made by any Person.  The term of this Agreement shall be until the termination or lapse of all

Term Loan Commitments, the final maturity of each Term Note, the payment of all amounts due under the Loan Documents.

10.5                           Counterparts.  This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

10.6                           Limitation of Interest.  The Borrower, the other Credit Parties and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws, if any.  Accordingly, the provisions of this Section 10.6 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section, even if such provision declares that it controls.  As used in this Section, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided, that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal or in unequal parts during the full term of the Term Loans and the Term Loan Commitments so that interest for the entire term does not exceed the Highest Lawful Rate.  In no event shall the Borrower, any other Credit Party or any other Person be obligated to pay, or the Agent or any Lender have any right or privilege to reserve, receive or retain, (Y) any interest in excess of the maximum amount of nonusurious interest permitted under the laws of the United Stales or of any state, if any, which are applicable to the Agent or such Lender, respectively, or (Z) total interest in excess of the amount which the Agent or such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Loans at the Highest Lawful Rate, if any, applicable to the Agent or such Lender.  None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 10.6, or be construed to create a contract to pay any Lender for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate applicable to such Lender.  If the term of any Loans or the Term Notes is shortened by reason of acceleration of maturity as a result of any Default or Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason the Agent or any Lender at any time is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate applicable to the Agent or such Lender, then and in any such event all of any such excess interest owed to or received by the Agent or such Lender shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to the Agent or such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Obligations to the Agent or such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

10.7                           Survival. The obligations of the Borrower or any other Credit Party, as applicable, under Sections 2.7, 10.9, 10.10 and 10.17 hereof shall survive the repayment of the Term Loans and all other Obligations, the termination of the Term Loan Commitments.

10.8                           Captions. The headings and captions appearing in the Loan Documents have been included solely for convenience and shall not be considered in construing the Loan Documents.

10.9                           Expenses, Etc.  The Borrower agrees to pay or reimburse on demand of the Agent the following: (a) the reasonable fees, expenses, disbursements and other charges of Morrison & Foerster LLP and any legal counsel engaged by the Agent in connection with (i) the preparation, execution and delivery of this Agreement (including the exhibits and schedules hereto) and the Loan Documents and the making of the Term Loans hereunder and (ii) any modification, supplement or waiver of any of the terms of this Agreement or any other Loan Document; (b) all out-of-pocket costs and expenses (including the fees, disbursements and other charges of counsel to the Agent and of one separate counsel for Lenders other than the Agent), in connection with any Default or Event of Default or the enforcement of this Agreement or any other Loan Documents; (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied on or against the Agent or any Lender by any governmental or revenue authority in respect of this Agreement or any other Loan Document; and (d) expenses of due diligence incurred by the Agent prior to or as of the Closing Date and the Borrower agrees to pay or reimburse on demand the Collateral Agent for all out-of-pocket costs, expenses, taxes, assessments and other charges incurred by the Collateral Agent in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any other Loan Document.

Except as otherwise expressly limited elsewhere in this Agreement or in any other Loan Document, the Borrower shall pay (i) all reasonable, documented out-of-pocket expenses incurred by the Agent, the Collateral Agent, or their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agent or the Collateral Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Agent, the Collateral Agent, or any Lender, including the fees, charges and disbursements of any counsel for the Agent, the Collateral Agent and of one separate counsel for Lenders other than the Agent or the Collateral Agent, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.  Expenses being reimbursed by the Borrower under this Section include, without limiting the generality of the foregoing, costs and expenses (subject to express limitations set forth elsewhere in this Agreement or in any other Loan Document) incurred in connection with:

(1)                                  appraisals;

(2)                                  field examinations and the preparation of appraisal, field examination or audit reports based on the fees charged by a third party retained by the Agent or the internally allocated fees for each Person employed by the Agent with respect to each field examination;

(3)                                  lien and title searches and title insurance;

(4)                                  environmental reviews;

(5)                                  taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Collateral Agent’s Liens;

(6)                                  sums paid or incurred to take any action required of any Credit Party under the Loan Documents that such Credit Party fails to pay or take; and

(7)                                  forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lockboxes, and costs and expenses of preserving and protecting the Collateral.

10.10                     Indemnification. Each Credit Party, jointly and severally with all other Credit Parties, hereby agrees to indemnify the Agent, the Lenders and each Affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities (including Environmental Liabilities), claims (including Environmental Claims) or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any (a) actual or proposed use by the Borrower or any other Credit Party of the proceeds of any extension of credit by any Lender hereunder, (b) breach by any Credit Party of this Agreement or any other Loan Document, (c) violation by any Credit Party or any of its Subsidiaries of any law, rule, regulation or order including any Requirements of Environmental Law, (d) Liens or security interests granted on any Property pursuant to or under the Loan Documents, to the extent resulting from any Hazardous Substance located in, on or under any such Property, (e) ownership by the Lenders or the Agent of any Property following foreclosure under the Loan Documents, to the extent such losses, liabilities, claims or damages arise out of or result from any Hazardous Substance, located in, on or under such Property prior to or at the time of such foreclosure, including losses, liabilities, claims or damages which are imposed upon Persons under laws relating to or regulating Hazardous Substances, solely by virtue of ownership, (f) any Lender or the Agent being deemed an operator of any such Property by a court or other regulatory or administrative agency or tribunal or other third party, to the extent such losses, liabilities, claims or damages arise out of or result from any Hazardous Substance, petroleum, petroleum product or petroleum waste located in on or under such Property at or prior to the date of any foreclosure thereon under the Loan Document, or (g) investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to any of the foregoing (including any proceeding brought by any Credit Party against the Agent, any Lender and/or their respective Affiliates), and each Credit Party, jointly and severally with all other Credit Parties, agrees to reimburse the Agent and each Lender, and each Affiliate thereof and their respective directors, officers, employees, counsel and agents, upon demand for any out-of-pocket expenses (including reasonable legal fees) incurred in connection with any such investigation or proceeding, AND WHETHER ANY SUCH LOSS, LIABILITY, CLAIM OR DAMAGE RESULTS FROM THE NEGLIGENCE OF ANY SUCH INDEMNIFIED PERSON; but excluding any such losses, liabilities, claims, damages or expenses incurred by a Person or any Affiliate thereof or their respective directors, officers, employees, counsel or agents by reason of (i) the gross negligence or willful misconduct of or willful and knowing breach of any Loan Document by such Person, affiliate, director, officer, employee or agent or (ii) ownership or operation of any Property by the Lenders or the Agent following foreclosure under the Loan Documents to the extent, but only to the extent, such losses, liabilities, etc. are attributable to the post-foreclosure actions of the Lender or the Agent.  Promptly after receipt by an indemnified person of notice of any claim or the commencement of any action, such indemnified person shall, if any claim in respect thereof is to be made against any Credit Party under this Section 10.10, notify the such Credit Party in writing of the claim or the commencement of that action.  The Credit Parties shall not be liable for any settlement of any such claim or action involving the payment of monetary damages effected without its written consent not to be unreasonably withheld.  If any such claim or action shall be brought against an indemnified person, it shall notify the applicable Credit Parties thereof, and such Credit Parties shall be entitled to participate in the joint defense thereof.

10.11                     Amendments, Waivers, Etc.

(a)                                  Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Agent and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent and the Credit Party or Credit Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Term Loan Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Term Loan or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby (provided, that any waiver of Default Rate interest shall not be considered a reduction of interest), (iii) postpone any scheduled date of payment of the principal amount of any Term Loan or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Term Loan Commitment, without the written consent of each Lender directly affected thereby, (iv) change any provision contained in Sections 2.2(c), 2.5, 2.8, 2.9, 10.9(b) or 10.10 hereof or this Section 10.11 or Section 10.16 hereof, without the written consent of each Lender directly affected thereby, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) release the Borrower or any Guarantor from its obligation under its Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, or (vii) except as otherwise expressly provided herein, including without limitation, in Section 10.11(b) or in any Security Document, release any of the Collateral without the written consent of each Lender.  Anything in this Section 10.11 to the contrary, no amendment, waiver or consent shall be made with respect to Section 9 without the written consent of the Agent.

(b)                                 The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its sole discretion, to release any Liens granted to the Collateral Agent by the Credit Parties on any Collateral (i) upon the termination of the all Term Loan Commitments, and payment and satisfaction in full in cash of all Term Loans and other Obligations, (ii) constituting Property being sold or disposed of if the Credit Party disposing of such Property certifies to the Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting Property leased to a Credit Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Collateral Agent and the Lenders pursuant to Article 8.  Except as provided in the preceding sentence or in Section 7.4(e)(5), the Collateral Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Collateral Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $1,000,000 during any calendar year without the prior written authorization of the Required Lenders.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

10.12                     Successors and Assigns.

(a)                                  This Agreement shall be binding upon and inure to the benefit of the Borrower, the other Credit Parties, the Agent, the Collateral Agent and the Lenders and their respective successors and permitted assigns, provided that the undertaking of the Lenders hereunder to make Term Loans to the Borrower shall not inure to the benefit of any successor of the Borrower. Neither the Borrower nor any Credit Party may assign or transfer any of its rights or obligations hereunder without the prior written consent of all of the Lenders (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void), and no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.12.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than (i) the parties hereto, their respective successors and assigns permitted hereby, (ii) any participant of a Lender (to the extent provided in subparagraph (b) below), and (iii) to the extent expressly set forth herein, the Affiliates of the Agent and each of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Each Lender may sell participations to any Person in all or part of any Term Loan, or all or part of its Term Notes, or Term Loan Commitments, to another bank or other entity, in which event, without limiting the foregoing, the provisions of Sections 10.10 and 10.16 shall inure to the benefit of each purchaser of a participation and the pro-rata treatment of payments, as described in Section 2.8, shall be determined as if such Lender had not sold such participation.  In the event any Lender shall sell any participation, (i) the Borrower, the Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such selling Lender in connection with such selling Lender’s rights and obligations under the Loan Documents (including the Term Note(s) held by such selling Lender), (ii) such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower and the other Credit Parties relating to the Term Loans, including the right to approve any amendment, modification or waiver of any provision of this Agreement other than (and then only if expressly permitted by the applicable participation agreement) amendments, modifications or waivers with respect to (A) any reduction of fees payable hereunder to the Lender, (B) any reduction of the amount of principal or the rate of interest payable on, or the dates fixed for the scheduled repayment of principal of, the Term Loans and other sums to be paid to the Lenders hereunder, and (C) any postponement of any date for the payment of any amount payable in respect of the Term Loans of such Lender, (iii) the Credit Parties each agree, to the fullest extent it may effectively do so under applicable law, that any participant of a Lender may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such participant were a direct holder of Term Loans if such Lender has previously given notice of such participation to the Borrower.

(c)                                  Each Lender may assign to one or more Lenders or Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and or Term Loans at the time owing to it, the related Term Note or Term Notes held by it) (an “Assignment”); provided, however, that, (i) the aggregate amount of the applicable Term Loan Commitment, “Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance (as defined below) with respect to such assignment is delivered to the Agent) shall in no event be less than $500,000 (except for certain exceptions approved by the Agent) and shall be in an amount that is an integral multiple of $100,000 (unless all of the assigning Lender’s applicable Term Loan Commitment, or Term Loans is being assigned); and (ii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in its records, and to the Borrower, an Assignment and Acceptance in a form required by the Agent (each an “Assignment and Acceptance”) with blanks appropriately completed, together with any Term Note or Term Notes and a processing and recordation fee of $1,000 (for which the Borrower shall have no liability); provided that, (i) no such fee shall be payable in connection with an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, (ii) only one fee shall be payable in connection with simultaneous assignments by a Lender to related Approved Funds and (iii) no such fee shall be payable in connection with assignments during the five Business Days following the Closing Date.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, unless a shorter period of time may be agreed to by the Agent in its sole and absolute discretion, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) the Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(d)                                 By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such Lender assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assignor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or any of its Subsidiaries or the performance or observance by the Borrower or any other Credit Party of any of its obligations hereunder; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with copies of the financial statements of the Borrower previously delivered in accordance herewith and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee confirms that it will keep confidential all information with respect to any Credit Party furnished to it by the Borrower or such Credit Party, such assignor Lender or the Agent (other than information generally available to the public or otherwise available to the Agent on a non-confidential basis or otherwise permitted pursuant to the terms of this Agreement); (v) such assignee will, independently and without reliance upon the Agent, such assignor Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

(e)                                  The Agent shall maintain at its office a copy of each Assignment and Acceptance delivered to it and a record of the names and addresses of the Lenders and the Term Loan Commitments of, and principal amount of the Term Loans, accrued and unpaid interest and other fees due thereunder owing to, each Lender from time to time.  The entries in the register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each person the name of which is recorded therein as a Lender hereunder for all purposes of the Loan Documents.  Such records shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f)                                    Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and the assignee thereunder together with the Term Note(s) subject to such assignment, the written consent to such assignment and the fee, if any, payable with respect thereto, the Agent shall, if such Assignment and Acceptance has been completed with blanks appropriately filled, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the Lenders.  Contemporaneously with the receipt by the Borrower of such Assignment and Acceptance and the surrender Term Note(s), the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Term Note(s), a new Term Note or Term Notes payable to the order of such assignee in an amount equal to the applicable Term Loan Commitment, or Term Loans, assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained Term Loan Commitments, or Term Loans, hereunder, a new Term Note or Term Notes to the order of the assigning Lender in an amount equal to the applicable Term Loans retained by it hereunder.  Such new Term Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Term Note(s), shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the surrendered Term Note(s).  Such surrendered Term Note shall be marked canceled and returned to the Borrower.

(g)                                 Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.12, disclose to the assignee or participant or proposed assignee or participant, any information relating to any Credit Party and/or any of its Subsidiaries furnished to such Lender by or on behalf of such Credit Party or such applicable Subsidiary.

(h)                                 Notwithstanding anything herein to the contrary, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.13                     Entire Agreement.  This Agreement and the other Loan Documents embody the entire agreement and understanding among the Credit Parties, the Agent and the Lenders relating to the subject matter hereof and supersedes all prior proposals, agreements and understandings relating to the subject matter hereof.  Any conflict between the provisions of this Agreement and the provisions of any other Loan Documents shall be governed by the provisions of this Agreement.  The Credit Parties certify that they are relying on no representation, warranty, covenant or agreement except for those set forth in this Agreement and the other Loan Documents of even date herewith.

10.14                     Severability.  If any provision of any Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

10.15                     Disclosures.  Every reference in the Loan Documents to disclosures of the Borrower or any other Credit Party to the Agent and the Lenders in writing, to the extent that such references refer to disclosures at or prior to the execution of this Agreement, shall be deemed strictly to refer only to written disclosures delivered to the Agent and the Lenders in an orderly manner prior to or concurrently with the execution hereof.

10.16                     Capital Adequacy.

(a)                                  If after the date of this Agreement, any Lender shall have determined that the adoption or effectiveness (regardless of whether previously announced) of any applicable Legal Requirement or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, has or would have the effect of increasing the cost of, or reducing the rate of return on the capital of such Lender (or any holding company of which such Lender is a part) as a consequence of its obligations hereunder or its Term Note to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance by an amount deemed by such Lender to be material, then from time to time, upon demand by such Lender (with a copy to the Agent) in the form of a certificate stating the cause of such demand and reasonably detailed calculations therefor, the Borrower (subject to Section 10.6 hereof) agrees to pay to such Lender such additional amount or amounts as will compensate such Lender or holding company for such reduction.

(b)                                 The certificate of any Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its holding company as specified in Subsection 10.16(a) above (and setting forth the calculation thereof in reasonable detail) shall be conclusive and binding, absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within five days after such Lender delivers such certificate.  In preparing such certificate, such Lender may employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable and may use any reasonable averaging and attribution method.

10.17                     Taxes.

(a)                                  As used in this Section 10.17, the following terms shall have the following meanings:

(1)                                  “Indemnifiable Tax” means any Tax, but excluding, in any case, any Tax that (a) would not be imposed in respect of a payment to a Lender or the Agent under the Term Notes held by such Lender or the Agent or under any of the other Loan Documents except for a present or former connection between the jurisdiction of the Governmental Authority imposing such Tax and such Lender or the Agent (or a shareholder or other Person with an interest therein), including a connection arising from such Lender’s or the Agent’s (or shareholder thereof) being or having been a citizen or resident of such jurisdiction, or being or having been organized, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such Lender or the Agent having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement, the Term Notes held by such Lender or the Agent or any other Loan Documents, (b) is imposed under United States federal income tax law or any state income or franchise tax law or (c) is described in the final sentence of Section 17(e).

(2)                                  “Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest thereon and penalties and additions thereto) that is imposed by any Governmental Authority in respect of a payment to a Lender or the Agent under the Term Notes or under any of the other Loan Documents.

(b)                                 If the Borrower is required by any applicable Legal Requirement to make any deduction or withholding for or on account of any Tax from any payment to be made by it under this Agreement, under the Term Notes or under any other Loan Documents to a Lender or the Agent, then the Borrower shall (i) promptly notify the Lender or the Agent that is entitled to such payment of such requirement to so deduct or withhold such Tax, (ii) pay to the relevant Governmental Authorities the full amount required to be so deducted or withheld, (iii) promptly forward to such Lender or the Agent an official receipt (or copies thereof), or other documentation reasonably acceptable to such Lender or the Agent, evidencing such payment to such Governmental Authorities and (iv) if such Tax is an Indemnifiable Tax, pay, to the extent permitted by law to such Lender or the Agent, in addition to whatever net amount of such payment is paid to such Lender or the Agent, such additional amount as is necessary to ensure that the total amount actually received by such Lender or the Agent (free and clear of Indemnifiable Tax) will equal the full amount of the payment such Lender or the Agent would have received had no such deduction or withholding been required.  If the Borrower pays any additional amount to a Lender or the Agent pursuant to the preceding sentence and such Lender or the Agent shall receive a refund of an Indemnifiable Tax with respect to which, in the good faith opinion of such Lender or the Agent, such payment was made, such Lender or the Agent shall pay to the Borrower the amount of such refund promptly upon receipt thereof.

(c)                                  In the event that any Governmental Authority notifies the Borrower that it has improperly failed to withhold or deduct any Tax from a payment received by any Lender or the Agent under the Term Notes held by such Lender or the Agent or under any other Loan Documents, the Borrower agrees to timely and fully pay such Tax to such Governmental Authority and such Lender or the Agent shall, upon receipt of written notice of such payment with respect to any Tax other than an Indemnifiable Tax, promptly pay to the Borrower, an amount necessary in order that the amount of such payment to the Borrower after payment of all Taxes with respect to such payment, shall equal the amount of any Tax other than an Indemnifiable Tax that the Borrower paid to such Governmental Authority pursuant to this clause (c).

(d)                                 Each Lender or the Agent shall, upon request by the Borrower, take requested measures to mitigate the amount of Indemnifiable Tax required to be deducted or withheld from any payment made by the Borrower under this Agreement, under the Term Notes or under any other Loan Documents if such measures can, in the sole and absolute opinion of such Lender or the Agent, be taken without such Lender or the Agent suffering any economic, legal, regulatory or other disadvantage (provided, however, that no such Lender or the Agent shall be required to designate a funding office that is not located in the United States of America).

(e)                                  Each Lender or the Agent that (i) is organized under the laws of a jurisdiction other than the United States of America and (ii)(A) is a party hereto on the Closing Date or (B) becomes an assignee of an interest under this Agreement under Section 10.12 after the Closing Date (unless such Lender or the Agent was already a Lender or the Agent hereunder immediately prior to such assignment) shall execute and deliver to the Borrower and the Agent one or more (as the Borrower or the Agent may reasonably request) Forms W-8ECI, W-8BEN, W-8IMY (as applicable) or other applicable form, certificate or document prescribed by the United States Internal Revenue Service certifying as to such Lender’s or the Agent’s entitlement to exemption from withholding or deduction of Taxes. The Borrower shall not be required to pay additional amounts to any Lender or the Agent pursuant to this Section 10.17 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender or the Agent to comply with this paragraph.

(f)                                    Each Lender and the Agent agrees that if it subsequently recovers, or receives a permanent net tax benefit with respect to any amounts of Taxes (i) previously paid by it and as to which it has been indemnified by or on behalf of the Borrower or (ii) previously deducted by the Borrower (including, without limitation, any Taxes deducted from any additional sums payable under clause (b) above), the relevant Lender or the Agent, as the case may be, shall reimburse the Borrower to the extent of the amount of any such recovery or permanent net tax benefit (but only to the extent of any indemnity payments made, or additional amounts paid, by or on behalf of the Borrower under this Section 10.17 with respect to the Taxes giving rise to such recovery or tax benefit); provided, however, that the Borrower, upon the request of the Lender or the Agent, agrees to repay to such Term Note Lender or the Agent, the amount paid over to the Borrower, in the event such Lender or the Agent is required to repay such amount to the relevant taxing authority.

(g)                                 Notwithstanding the foregoing, in no event shall the amount payable under this Section 10.17 (to the extent, if any, constituting interest under applicable laws) together with all amounts constituting interest under applicable laws and payable in connection with this Agreement or the Term Notes, exceed the Highest Lawful Rate or the maximum amount of interest permitted to be charged by applicable laws.

10.18                     Waiver of Claims.  Each Credit Party hereby waives and releases the Agent, the Collateral Agent and all Lenders from any and all claims or causes of action which the Borrower may own, hold or claim in respect of any of them as of the date hereof.

10.19                     Right of Setoff.  The Lenders each are hereby authorized at any time and from time to time, without notice to any Credit Party (any such notice being expressly waived by each Credit Party), to setoff and apply any and all deposits (general or special, time or demand, provisional or final, whether or not such setoff results in any loss of interest or other penalty, and including without limitation all certificates of deposit) at any time held, and any other funds or property at any time held, and other Indebtedness at any time owing by the Agent or such Lender to or for the credit or the account of any such Credit Party against any and all of the Obligations irrespective of whether or not any of the Obligations are then due and irrespective of whether or not Agent or such Lender shall have made any demand under this Agreement, the Term Notes or any other Loan Document.  Each Credit Party also hereby grants to Agent and to each of the Lenders a security interest in and hereby transfers, assigns, sets over, and conveys to the Agent and to each of the Lenders, as security for payment of all Obligations, all such deposits, funds or property of any such Credit Party or Indebtedness of the Agent or any Lender to any such Credit Party. Should the right of the Agent or any Lender to realize funds in any manner set forth hereinabove be challenged and any application of such funds be reversed, whether by court order or otherwise, the Lenders shall make restitution or refund to such Credit Party, pro rata in accordance with their respective Term Loan Commitment Percentages.  Each Lender agrees to promptly notify the Borrower and the Agent after any such setoff and application, provided that the failure to give such notice will not affect the validity of such setoff and application.  The rights of the Agent and the Lenders under this Section are in addition to other rights and remedies (including without limitation other rights of setoff) which the Agent or the Lenders may have.  This Section is subject to the terms and provisions of Section 2.12 hereof.

10.20                     Waiver of Right to Jury Trial.  EXCEPT AS PROHIBITED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES, ANY OF THE OTHER LOAN DOCUMENTS OR ANY TRANSACTIONS EVIDENCED THEREBY.

10.21                     Additional Provisions Regarding Collection of Accounts and other Collateral.

(a)                                  Each Credit Party hereby designates and constitutes the Collateral Agent or the Collateral Agent’s designee as such Credit Party’s attorney-in-fact with power to endorse such Credit Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidence of payment of any Accounts or any other Collateral that may come into its possession; to sign or endorse such Credit Party’s name on any invoice, bill of lading or other title or ownership documents relating to any Accounts or Inventory, drafts against any customers of any Credit Party, assignments and verifications of Accounts and notices to customers of any Credit Party; to send verifications of Accounts; and to notify the U.S. Postal Service authorities to change the address for delivery of mail addressed to any Credit Party to such address as the Collateral Agent may designate.  All acts of said attorney or designee are hereby ratified and approved by each Credit Party, and said attorneys or designee shall not be liable for any acts of omission or commission, for any error of judgment or for any mistake of fact or law, provided that the Agent or its designee shall not be relieved of liability to the extent it is determined by a final judicial decision that its act, error or mistake constituted gross negligence or willful misconduct or willful and knowing breach of any Loan Document.  The power of attorney granted under this subparagraph is coupled with an interest and is irrevocable until all of the Obligations are paid in full and this Agreement and the Term Loan Commitments are terminated.

(b)                                 The Collateral Agent, without notice to or consent of any Credit Party, at any time after the occurrence and during the continuation of an Event of Default, (i) may sue upon or otherwise collect, extend the time. of payment of, or compromise or settle for cash, credit or otherwise upon any terms, any of the Accounts or any instruments or insurance applicable thereto and/or release any account debtor thereon; (ii) is authorized and empowered to accept or direct shipments of Inventory and accept the return of the goods represented by any of the Accounts; and (iii) shall have the right to receive, endorse, assign and/or deliver in its name or the name of any Credit Party any and all checks, drafts and other instruments for the payment of money relating to the Accounts, and each Credit Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed.

(c)                                  Nothing herein contained shall be construed to constitute any Credit Party as agent of the Collateral Agent for any purpose whatsoever, and the Collateral Agent shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (except to the extent it is determined by a final judicial decision that the Collateral Agent’s or a Lender’s act or omission constituted gross negligence of willful conduct or willful and knowing breach of any Loan Document).  The Agent and the Lenders shall not, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts or any instrument received in payment thereof or for any damage resulting therefrom (except to the extent it is determined by a final judicial decision that the Collateral Agent’s or such Lender’s error, omission or delay constituted gross negligence or willful misconduct or willful and knowing breach of any Loan Document).  The Collateral Agent and the Lenders do not, by anything herein or in any assignment or otherwise, assume any Credit Party’s obligations under any contract or agreement assigned to the Collateral Agent or the Lender, and the Collateral Agent and the Lenders shall not be responsible in any way for the performance by any Credit Party of any of the terms and conditions thereof.

(d)                                 Upon the occurrence and during the continuation of any Event of Default: (i) if any of the Accounts includes a charge for any tax payable to any governmental tax authority, the Collateral Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for, the account of any Credit Party and to charge or any Credit Party’s account therefor; and (ii) the Borrower shall notify the Collateral Agent if any Accounts include any tax due to any such taxing authority and, in the absence of such notice, the Collateral Agent shall have the right to retain the full proceeds of such Accounts and shall not be liable for any taxes that may be due from any Credit Party by reason of the sale and delivery creating such Accounts.

(e)                                  Upon the occurrence and continuation of any Event of Default, the Collateral Agent may at any time and from time to time employ and maintain in the premises of any Credit Party a custodian selected by the Collateral Agent who shall have full authority to do all acts necessary to protect the Collateral Agent’s and Lenders’ interests and to report to the Collateral Agent thereon.  Each Credit Party hereby agrees to cooperate with any such custodian and to do so whatever the Collateral Agent may reasonably request to preserve the Collateral.  All costs and expenses incurred by the Collateral Agent by reason of the employment of the custodian shall be charged to the Borrower’s account and added to the Obligations.

10.22                     Construction.  Each Credit Party, the Agent and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the parties hereto.

10.23                     Joint and Several Obligations.  Notwithstanding anything to the contrary contained herein or in any other Loan Documents, each Credit Party acknowledges that it and the other Credit Parties are jointly and severally responsible for their respective agreements, covenants, representations, warranties and obligations contained and set forth in this Agreement or in any other Loan Document to which the applicable Credit Party is a party.

10.24                     USA Patriot Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

10.25                     Confidentiality.  Each Lender agrees to keep confidential information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender’s customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to such Lender’s employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or Affiliates who are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender on a non-confidential basis from any source of such information that is in the public domain at the time of disclosure, (c) to the extent disclosure is required by law, regulation, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to the Borrower unless such notice is legally prohibited or such disclosure is made during an examination of a Lender’s books and records by any state or federal regulatory agency), (d) to any rating agency to the extent required in connection with any rating to be assigned to such Lender, (e) to assignees or participants or prospective assignees or participants, (f) to the extent required in connection with any litigation between any Credit Party and any Lender with respect to the Loans or this Agreement and the other Loan Documents, or (g) with the Borrower’s prior written consent

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

WILMINGTON TRUST COMPANY, as Agent

By:	/s/ James A. Hanley
Name:	James A. Hanley
Title:	Senior Financial Services Officer

Address for Notices:

Wilmington Trust Company
Rodney Square North
1100 North Market Square
Wilmington, DE 19890-1615
Attn: Joseph B. Feil
Telecopy No.: (302) 636-4145
Email: jfeil@wilmingtontrust.com

JPMORGAN CHASE BANK, N.A.,
a national banking association, as a Lender

By:	/s/ Kevin D. Padgett
Name:	Kevin D. Padgett
Title:	Vice President

Address for Notices:
2200 Ross Avenue, Sixth Floor
Dallas, Texas 75201
Attention: Kevin Padgett

Domestic Lending Office:
2200 Ross Avenue, Sixth Floor
Dallas, Texas 75201

WALCO INTERNATIONAL, INC.,
a Delaware corporation, as Borrower

By:	/s/ William F. Lacey
Name:
Title:

Address for Notices:
Walco International, Inc.
7 Village Circle, Suite 200
Westlake, Texas 76262
Attention: William F. Lacey
Facsimile: (817) 601-6094

With a copy to:
Charlesbank Capital Partners
200 Clarendon Street, 54th Floor
Boston, Massachusetts 02116
Attention: Mark Rosen and Brandon White
Facsimile: (617) 619-5402

and

Mark D. Smith, Esq.
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109

and

Animal Health International, Inc
Attn: Legal Department
7 Village Circle, Ste 200
Westlake, TX 76262

WALCO HOLDINGS, INC.,
a Delaware corporation, as a Guarantor

By:	/s/ William F. Lacey
Name:
Title:

Address for Notices:
c/o Walco International, Inc.
7 Village Circle, Suite 200
Westlake, Texas 76262
Attention: William F. Lacey
Facsimile: (817) 601-6094

With a copy to:
Charlesbank Capital Partners
200 Clarendon Street, 54th Floor
Boston, Massachusetts 02116
Attention: Mark Rosen and Brandon White
Facsimile: (617) 619-5402

and

Mark D. Smith, Esq.
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109

and

Animal Health International, Inc
Attn: Legal Department
7 Village Circle, Ste 200
Westlake, TX 76262

STEER INTERMEDIATE CORPORATION,
a Delaware corporation, as a Guarantor

By:	/s/ William F. Lacey
Name:
Title:

Address for Notices:
c/o Walco International, Inc.
7 Village Circle, Suite 200
Westlake, Texas 76262
Attention: William F. Lacey
Facsimile: (817) 601-6094

With a copy to:
Charlesbank Capital Partners
200 Clarendon Street, 54th Floor
Boston, Massachusetts 02116
Attention: Mark Rosen and Brandon White
Facsimile: (617) 619-5402

and

Mark D. Smith, Esq.
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109

and

Animal Health International, Inc
Attn: Legal Department
7 Village Circle, Ste 200
Westlake, TX 76262

ANIMAL HEALTH INTERNATIONAL, INC.,
a Delaware corporation, as a Guarantor

By:	/s/ William F. Lacey
Name:
Title:

Address for Notices:
c/o Walco International, Inc.
7 Village Circle, Suite 200
Westlake, Texas 76262
Attention: William F. Lacey
Facsimile: (817) 601-6094

With a copy to:
Charlesbank Capital Partners
200 Clarendon Street, 54th Floor
Boston, Massachusetts 02116
Attention: Mark Rosen and Brandon White
Facsimile: (617) 619-5402

and

Mark D. Smith, Esq.
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109

and

Animal Health International, Inc
Attn: Legal Department
7 Village Circle, Ste 200
Westlake, TX 76262

WALCO INTERMEDIATE, INC.,
a Delaware corporation, as a Guarantor

By:	/s/ William F. Lacey
Name:
Title:

Address for Notices:
c/o Walco International, Inc.
7 Village Circle, Suite 200
Westlake, Texas 76262
Attention: William F. Lacey
Facsimile: (817) 601-6094

With a copy to:
Charlesbank Capital Partners
200 Clarendon Street, 54th Floor
Boston, Massachusetts 02116
Attention: Mark Rosen and Brandon White
Facsimile: (617) 619-5402

and

Mark D. Smith, Esq.
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109

and

Animal Health International, Inc
Attn: Legal Department
7 Village Circle, Ste 200
Westlake, TX 76262

AMERICAN LIVESTOCK SUPPLY, INC.,
a Delaware corporation, as a Guarantor

By:	/s/ Jon Kuehl
Name:	Jon Kuehl
Title:	President

Address for Notices:
c/o Walco International, Inc.
7 Village Circle, Suite 200
Westlake, Texas 76262
Attention: William F. Lacey
Facsimile: (817) 601-6094

With a copy to:
Charlesbank Capital Partners
200 Clarendon Street, 54th Floor
Boston, Massachusetts 02116
Attention: Mark Rosen and Brandon White
Facsimile: (617) 619-5402

and

Mark D. Smith, Esq.
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109

and

Animal Health International, Inc
Attn: Legal Department
7 Village Circle, Ste 200
Westlake, TX 76262

WALCO TEXAS ANIMAL HEALTH, LLC,
a Texas limited liability company, as a Guarantor

By:	/s/ William F. Lacey
Name:
Title:

Address for Notices:
c/o Walco International, Inc.
7 Village Circle, Suite 200
Westlake, Texas 76262
Attention: William F. Lacey
Facsimile: (817) 601-6094

With a copy to:
Charlesbank Capital Partners
200 Clarendon Street, 54th Floor
Boston, Massachusetts 02116
Attention: Mark Rosen and Brandon White
Facsimile: (617) 619-5402

and

Mark D. Smith, Esq.
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109

and

Animal Health International, Inc
Attn: Legal Department
7 Village Circle, Ste 200
Westlake, TX 76262

PROVINCE LIVESTOCK SUPPLY LTD.,
an Alberta corporation, as a Guarantor

By:	/s/ Scott Postlewaite
Name:
Title:

Address for Notices:
c/o Walco International, Inc.
7 Village Circle, Suite 200
Westlake, Texas 76262
Attention: William F. Lacey
Facsimile: (817) 601-6094

With a copy to:
Charlesbank Capital Partners
200 Clarendon Street, 54th Floor
Boston, Massachusetts 02116
Attention: Mark Rosen and Brandon White
Facsimile: (617) 619-5402

and

Mark D. Smith, Esq.
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109

and

Animal Health International, Inc
Attn: Legal Department
7 Village Circle, Ste 200
Westlake, TX 76262

WESTERN VETERINARY SUPPLIES LTD.,
an Alberta corporation, as a Guarantor

By:	/s/ Scott Postlewaite
Name:
Title:

Address for Notices:
c/o Walco International, Inc.
7 Village Circle, Suite 200
Westlake, Texas 76262
Attention: William F. Lacey
Facsimile: (817) 601-6094

With a copy to:
Charlesbank Capital Partners
200 Clarendon Street, 54th Floor
Boston, Massachusetts 02116
Attention: Mark Rosen and Brandon White
Facsimile: (617) 619-5402

and

Mark D. Smith, Esq.
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109

and

Animal Health International, Inc
Attn: Legal Department
7 Village Circle, Ste 200
Westlake, TX 76262

WALCO CANADA ANIMAL HEALTH LTD.,
an Alberta corporation, as a Guarantor

By:	/s/ Scott Postlewaite
Name:
Title:

Address for Notices:
c/o Walco International, Inc.
7 Village Circle, Suite 200
Westlake, Texas 76262
Attention: William F. Lacey
Facsimile: (817) 601-6094

With a copy to:
Charlesbank Capital Partners
200 Clarendon Street, 54th Floor
Boston, Massachusetts 02116
Attention: Mark Rosen and Brandon White
Facsimile: (617) 619-5402

and

Mark D. Smith, Esq.
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109

and

Animal Health International, Inc
Attn: Legal Department
7 Village Circle, Ste 200
Westlake, TX 76262

SCHEDULE 1.1

TERM LOAN COMMITMENTS

Lender	Commitment

JPMorgan Chase Bank, N.A.	$45,00,000.00

Total Commitments	$45,000,000.00

EXHIBIT A

FORM OF TERM NOTE

TERM NOTE

Dallas, Texas

$	, 2006

FOR VALUE RECEIVED, WALCO INTERNATIONAL, INC., a Delaware corporation (herein called “Borrower”), promises to pay to the order of                                         (herein called “Payee”), at the banking office of Wilmington Trust Company, a Delaware banking corporation acting in its capacity as Agent under the Credit Agreement (as defined below) (together with its successors and assigns in such capacity being herein called “Agent”), located at Rodney Square North, 1100 North Market Square, Wilmington, Delaware 19890-1615, Attn: Joseph B. Feil, or at such other place as Agent may hereafter designate in writing, in immediately available funds and in lawful money of the United States of America, the principal sum of                                      Dollars ($                         ), (or the unpaid balance of all principal advanced against this note, if that amount is less), together with interest on the unpaid principal balance of this note from time to time outstanding until maturity at the rate or rates provided for in the Credit Agreement and interest on all past due amounts, both principal and accrued interest, at the Default Rate; provided, that for the full term of this note, the interest rate produced by the aggregate of all sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the debt evidenced hereby shall not exceed the Highest Lawful Rate, if any, applicable to Payee.

If, for any reason whatever, the interest paid or received on this note during its full term produces a rate which exceeds the Highest Lawful Rate, if any, applicable to Payee, the holder of this note shall refund to the payor or, at the holder’s option, credit against the principal of this note such portion of said interest as shall be necessary to cause the interest paid on this note to produce a rate equal to the Highest Lawful Rate, if any, applicable to Payee.  All sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of this note, so that the interest rate is uniform throughout the full term of this note.

This note has been issued pursuant to the terms of a Term Loan Agreement (which, as it may have been or may be amended, restated, modified or supplemented from time to time, is herein called the “Credit Agreement”) dated as of September 26, 2006, by and among Borrower, Agent, Payee, each of the Credit Parties which is now or hereafter a Guarantor thereunder, and certain other signatory financial institutions named therein or which may be a party thereto from time to time, to which reference is made for all purposes.  This note is a Term Note under the terms of the Credit Agreement, and the single advance against this note by Payee or other holder hereof, payments and prepayments hereunder and acceleration hereof shall be governed by the Credit Agreement. Capitalized words and phrases used herein and not defined herein and which are defined in the Credit Agreement shall have the same meanings herein as are ascribed to them in the Credit Agreement.

The unpaid principal balance of this note at any time shall be the total of all principal lent or advanced against this note less the sum of all principal payments and permitted prepayments made on this note by or for the account of Borrower.  All loans and advances and all payments and permitted prepayments made hereon may be endorsed by the holder of this note on the schedule which is attached hereto (and hereby made a part hereof for all purposes) or otherwise recorded in the holder’s records; provided, that any failure to make notation of (a) any advance shall not cancel, limit or otherwise affect Borrower’s obligations or any holder’s rights with respect to that advance, or (b) any payment or permitted prepayment of principal shall not cancel, limit or otherwise affect Borrower’s entitlement to credit for that payment as of the date received by the holder.

Borrower and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them.  Each such person agrees that his, her or its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (OTHER THAN THE CONFLICTS OF LAWS PRINCIPLES THEREOF) AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

WALCO INTERNATIONAL, INC.,
a Delaware corporation

By:
Name:
Title:

2

EXHIBIT B

OFFICER’S CERTIFICATE

Date:

[Name and address of Lender

or Agent, as the case may be]

Attention:

Re:          Financial Statements Required under Term Loan Agreement (as the same may have been amended, modified and restated from time to time, the “Credit Agreement”) dated as of September 26, 2006, by and among Walco International, Inc., the financial institutions or party thereto from time to time, each of the Credit Parties which is now or hereafter a Guarantor thereunder, and Wilmington Trust Company, as Agent

Ladies and Gentlemen:

Capitalized words and phrases used herein and not defined herein and defined in the Credit Agreement are used herein with the same meanings as are assigned to them in the Credit Agreement.

The undersigned hereby certifies, warrants and represents to the addressee named above that to the best knowledge of the undersigned:

(1)           He or she is the duly appointed and acting [Insert title of executing Responsible Officer] of Borrower;

(2)           The attached financial statements dated as of                                   were prepared in conformity with GAAP consistently applied, subject only to normal and customary adjustments, and present fairly the financial position of Parent and its Subsidiaries, on a Consolidated and, if applicable, a consolidating basis, as of the date thereof and the results of its operations for the period covered thereby.

(3)           The following constitute true, correct and complete financial calculations, in accordance with the applicable provisions of the Credit Agreement (it being understood and agreed that some of such applicable provisions of the Credit Agreement may cause such financial calculations to not be in accordance with GAAP), for the Parent and its Subsidiaries, on a Consolidated basis, as of the end of the period covered by the attached financial statements:

(a)	FIXED CHARGE COVERAGE RATIO:

(i)	EBITDA (see calculation below):	$

	(ii)	Unfinanced Capital Expenditures:	$

	(iii)	cash payments of federal, state, and local income or franchise taxes:	$

	(iv)	[Line (i) less Line (ii) less Line (iii)]:	$

	(v)	Debt Service Expense:	$

	(vi)	cash Interest Expense:	$

	(vii)	Unfinanced Cash Dividends	$

	(viii)	[Line (v) plus Line (vi) and Line (vii)]:	$

	(ix)	Actual Fixed Charge Coverage Ratio [ratio of Line (iv) to Line (viii)]:		to 1.00

	(x)	Required Fixed Charge Coverage Ratio:		1.00 to 1.00

(b)	CAPITAL EXPENDITURES:

	(i)	Actual Capital Expenditures for current fiscal year:		$

	(ii)	Maximum Allowed Capital Expenditures each fiscal year:		$6,000,000

(c)	EBITDA:

	(i)	Net Income:	$

	(ii)	Interest Expense:	$

	(iii)	Federal, state and local income and franchise taxes:	$

	(iv)	depreciation and amortization expense:	$

2

(v)	any extraordinary charges:	$

(vi)	Permitted Management Fees:	$

(vii)	customary and reasonable director’s fees and board expenses for board of directors of the Credit Parties:	$

(viii)	amounts used to repurchase from Charlesbank and/or any of its Affiliates the equity securities of the Parent to the extent included within Permitted Affiliate Transactions:	$

(ix)

any other non-cash charges (including without limitation, (A) the issuance of restricted stock or stock options, (B) equity losses of Affiliates that are not a Subsidiary of any Credit Party, and (C) all charges attributable to the use of the purchase accounting method), but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of Inventory:

$

(x)	[Sum of Lines (i) through (ix)]:	$

(xi)	cash payments made during such period in respect of non-cash charges described in clause (ix) above taken in a prior period:	$

(xii)	any extraordinary gains and any non-cash items of income:	$

(xiii)	[Line (xi) plus Line (xii)]:	$

3

(xiv)	Actual EBITDA [Line (x) minus Line (xiii)]	$

(4)           The undersigned hereby certifies to his or her best knowledge as follows:

(a)       each representation or warranty of the Credit Parties set forth in the Credit Agreement or any other Loan Document is true and correct in all material respects on and as of the date hereof with the same effect as though such representations and warranties had been made on and of this date, except for (i) those representations and warranties which relate only to the Closing Date or (ii) such changes in the representations and warranties otherwise permitted by the terms of the Credit Agreement; and

(b)       no Event of Default or Default under the Credit Agreement has occurred and is still continuing.

Name:

4

Schedule 1.1(a)
Real Estate

1.                                       550 East Frye Road, Suite I
Chandler, Arizona 85225
(Maricopa County)

2.                                       431 W. Amador Street
Fresno, California 93778
(Fresno County)

3.                                       303 8th Avenue
Greeley, Colorado 80631
(Weld County)

4.                                       10418 Main Street
Thonotosassa, Florida 33592
(Hillsborough County)

5.                                       203 4th Avenue West
P.O. Box 1275
Twin Falls, Idaho 83301
(Twin Falls County)

6.                                       3390 Jones Avenue
P.O. Box 475
Garden City, Kansas 67846
(Finney County)

7.                                       3490 Jones Avenue
Garden City, Kansas 67846
(Finney County)

8.                                       901 W. Brady Avenue
P.O. Box 459
Clovis, New Mexico 88101
(Curry County)

9.                                       1517 Highway 54 N.E.
P.O. Box 827
Guymon, Oklahoma 73942
(Texas County)

10.                                 7100 West Reno Avenue
Oklahoma City, Oklahoma 73127
(Oklahoma County)

11.                                 1601 East Rice Street
Sioux Falls, South Dakota 57103
(Minnehaha County)

12.                                 2840 Vanocker Road
P.O. Box 849
Sturgis, South Dakota 57785
(Meade County)

13.                                 9602 South Washington Street
Amarillo, Texas 79118
(Randall County)

14.                                 25 Dupree Drive
P.O. Box 1440
Buda, Texas 78610
(Hays County)

15.                                 806 West 7th Street
P.O. Box 245
Dalhart, Texas 79022
(Dallas County)

16.                                 2112 Jo Drive
DeSoto, Texas 79022
(Dallas County)

17.                                 11199 Rojas Drive
El Paso, Texas 75115
(El Paso County)

18.                                 1802 Pulliam Street
San Angelo, Texas 76905
(Tom Green County)

19.                                 3054 W. Washington Street
Highway 377 West
P.O. Box 954
Stephenville, Texas 76401
(Erath County)

3

20.                                 2921 Central Freeway North
P.O. Box 3098
Wichita Falls, Texas 76306
(Wichita County)

21.                                 North Highway 36
P.O. Box 360
Sealy, Texas 77474
(Austin County)

310 s. Manhattan (1 acre empty lot)
Amarillo, Texas 79104
(Randall County)

Excluded Real Estate

Main & Lafayette Streets
P.O. Box 298
Mayo, Florida 32066
(Lafayette County)

1210 East Trail Street
P.O. Box 1635
Fort Dodge Road
Dodge City, Kansas 67801
(Ford County)

1449-A West Old Highway 40
Salina, Kansas 67401
(Salina County)

2912 SE 3rd Avenue
P.O. Box 30428
Amarillo, Texas 79104
(Potter County)

802 West Oaklawn Road
P.O. Box 89
Pleasanton, Texas 78064
(Atascosa County)

426 N. Highway 87
P.O. Box 141
Tulia, Texas 79088
(Swisher County)

640 South Main Street
Spanish Fork, UT 84660
(Utah County)

Third Party Rights to Use or Occupy Owned Properties

1.                                       On July 27, 2004, Borrower entered into an Agreement with Newport Laboratories, Inc. (“Newport”) whereby Borrower agreed to allow Newport to use specified assets (specifically CAVL’s customer list, a portion of the Amarillo facility, specified equipment, and the “CAVL” name except in establishing any vendor accounts) in return for a royalty on all vaccine sales by Newport to CAVL customers existing on March 1, 2004.  In conjunction with the lease described above, Newport has the right to use a portion of the property located at 9602 South Washington Street, Amarillo, TX.

Schedule 5.4
Other Debt

None.

Schedule 5.5
Litigation

Micro Beef Technologies, Inc. v. Lextron, Inc., et al., Civil Action No. 2:  00CV100 (N.D. Tex.).  Plaintiff, Micro Beef Technologies, Inc. (“MBT”) alleges that Walco infringed several of MBT’s patents concerning animal health technologies.  Walco answered, denying infringement, and counterclaimed, seeking a declaration that certain MBT patents were invalid.  In late 2005, in response to the on-going settlement discussions, and as a sign of good faith, Walco redesigned its health management software at issue.  Walco believes all of MBT’s feed additive patents expired in February 2006, however there is one feed additive patent which MBT asserts is still active.  However, even if the last feed additive patent did not expire as MBT asserts, Walco believes it to be invalid for obvious-type double patenting in view of the expired patents.  On August 2, 2006, Walco advised Micro Beef of its views on these issues.

Multimin USA, Inc., et al. v. Walco International, Inc., et al., Civil Action No. 4:  06-CV-260A (N.D. Tex.).  Plaintiffs Multimin USA, Inc. and Warburton Technology, Ltd (collectively “Multimin”) allege trademark infringement, violation of Lanham Act Section 43a, trademark dilution, trade secret misappropriation, breach of contract, breach of fiduciary duty, and conspiracy.  Plaintiff is seeking damages in excess of $1,000,000 for each claim, an injunction enjoining Walco from using the marks Multimin, Mineral Max and Mineral Max II, and an injunction enjoining Walco from selling Multimin, MineralMax, and MineralMax II products.  Walco answered, denying the allegations and asserting a counterclaim for attorney’s fees under Lanham Act Section 1117.  This case is currently entering the discovery phase.

Ricky Rushing v. Walco International Inc.; Cause Number 05-C-0750-202; State of Texas; District Court, Bowie County.  Plaintiff, a former employee of Walco, seeks a declaratory judgment with regard to certain non-solicitation covenants he agreed to as part of employment with Walco.  Walco filed a cross-complaint seeking enforcement of the non-competition covenants, and further alleging misappropriation of trade secrets and breach of fiduciary duty.  This case is currently in the discovery phase.

Walco International v. Chad Spitzer; Cause Number 342-210794-05, State of Texas, District Court of Tarrant County.  Plaintiff, Walco, alleges breach of contract and is seeking damages in an unspecified amount and specific performance with regard to certain non-solicitation covenants Defendant agreed to as part of employment with Walco.  This case is currently in the discovery phase.

In the Matter of Sales of Unregistered Pesticide Products vs. Walco International, Inc., etc.; Case #E2006/07-l, State of California, Director of the Department of Pesticide Registration.  The State of California alleges that Defendant, Walco sold unlicensed pesticides within the state of California.  The parties are pursuing settlement possibilities.

Other Matters:

In August 2006, Hays County Texas filed suit against Walco for delinquent personal property taxes.  Walco is currently investigating the matter.

USPTO Trademark Registration Opposition.  Cargill filed and used a “[ ] Max” mark for computer software used for livestock feed management in 2000.  In 2003, Walco filed for trademark protection for the mark “Mineral Max”.  Cargill later filed the “Golden Max” mark for nutritional supplements.  Cargill opposed Walco’s registration of the “Mineral Max” mark.  The parties have reached an agreement in principal to settle this matter.

USPTO Trademark Registration Opposition.  Pfizer filed and used a “LS 50” mark in connection with one of their products.  Pfizer recently opposed Walco’s registration of the “Linco S 50” mark.  Linco is descriptive of the active ingredient of Lincomicin.  S is the first initial of the second ingredient of Spectamicin, and 50, which is the amount of active ingredients (50 mg).

This Schedule does not include open insurance claims or products liability litigation covered by insurance.

Schedule 5.6
Taxes

Sales Tax

1.                                       The state of Texas is currently conducting an audit of Borrower’s payment of sales taxes.  Borrower estimates that its liability is less than $100,000.

2.                                       The state of California is currently conducting an audit of Borrower’s payment of sales taxes.  Borrower estimates that its liability is less than $100,000.

Personal Property Taxes

In August 2006, Hays County Texas filed suit against Walco for delinquent personal property taxes.  Walco is currently investigating the matter.

Canada

The Canada Customs and Revenue Agency sent notice in August 2005 that they would conduct an audit beginning in October of 2005 of the corporate tax returns for RX Veterinary Supplies and Services Ltd for the fiscal years ending 2002 and 2003.  No auditors ever arrived to conduct the audit.  In January 2006, these operations were sold and ceased to operate.

Schedule 5.8
Subsidiaries

Credit Party	Subsidiary and Jurisdiction of Incorporation or Organization	Percentage of the Credit Party’s Ownership of the Equity Interests of the Subsidiary
Walco International, Inc. (Borrower), a California corporation	Walco do Brasil Produtos Veterinarios Ltda., a Brazilian corporation*	Credit Party owns 999 quotas; Luis Eduardo Schoueri owns 1 quota
	Walco Mexico, S.A. De C.V., a Mexican corporation*	Credit Party owns 9,999 shares; Jose Francisco Hinojosa Cuellar owns 1 share
	Province Livestock Supply, Ltd., a Canadian corporation	100%
	Western Veterinary Supplies Ltd., a Canadian corporation	100%
	American Livestock Supply, Inc., a Delaware corporation	100%
	Walco Texas Animal Health, LLC, a Texas limited liability company	100%
	Walco Animal Health, Ltd., a U.K. company	100%
Walco Holdings, Inc., a Delaware corporation	Walco Intermediate, Inc., a Delaware corporation	100%
Walco Intermediate, Inc., a Delaware corporation	Walco International, Inc., a Delaware corporation	100%
Animal Health International, Inc., a Delaware corporation	Steer Intermediate Corporation, a Delaware corporation	100%
Steer Intermediate Corporation, a Delaware corporation	Walco Holdings, Inc., a Delaware corporation	100%

American Livestock Supply, Inc., a Delaware corporation	None.	Not applicable.
Western Veterinary Supplies Ltd., a Canadian corporation	None.	Not applicable.
Province Livestock Supply, Ltd., a Canadian corporation	RX Veterinary Supplies and Services Ltd., a Canadian corporation*	100%
	Walco Canada Animal Health Ltd., a Canadian corporation	100%
Walco Canada Animal	None.	Not applicable.

Health Ltd., a Canadian corporation
Walco Texas Animal Health, LLC, a Texas limited liability company	None.	Not applicable.

* Inactive.  Information provided is based on records available to the Borrower that may be incomplete and/or outdated.

Inactive Subsidiaries

1.         Walco do Brasil Productos Veterinarios Ltda., a Brazilian corporation

2.         Walco Mexico, S.A. De C.V., a Mexican corporation

Schedule 5.12
Title to Properties; Possession Under Leases

Leases

1.         Lease between Abilene Auction, Inc. (Landlord) and Borrower (Tenant), dated as of September 1, 2005, for the property located at 3265 Judge Ely Blvd., Abilene, Texas 79601.

2.         Lease between Dairy Farmers of America, Inc. (Landlord) and Borrower (Tenant), dated as of January 2, 2002, for the property located at 6350 North 2150 West, Almaga, Utah 84335.

3.         Lease between Angelo L. Mazzei and Mary E. Mazzei (Landlord) and Borrower (Tenant), dated as of August 1, 2004, for the property located at 4840 East Brundage Lane, Bakersfield, California 93307.

4.         Lease between Roger Dunn (Landlord) and Borrower (Tenant), dated as of May 1, 2000, for the property located at 990 River Oaks Road, Boaz, Alabama 35950.

5.         Lease between Muenster Livestock Auction Commission, Inc. (Landlord) and HiPro (Tenant), dated as of February 1, 2003, for the property located at Business Highway 287 North, Bowie, Texas 76230.

6.         Lease between William Nels Smith (Landlord) and Borrower (Tenant), dated as of November 30, 1987, for the property located at 15760 S.E. 130th Street, Clackamus, Oregon 97015.

7.         Lease between Arrow-Stevens Realty LLC (Landlord) and Borrower (Tenant), dated as of September 1, 2002, for the property located at 315 Industrial Drive, Clinton, North Carolina 28328.

8.         Lease between Daniel C. Porter (Landlord) and Borrower (Tenant), dated as of June 1, 1997, for the property located at 2540 4th Street East, Dickinson, North Dakota 58601.

9.         Lease between Steven D. Smith and Jody L. Smith (Landlord) and Borrower (Tenant), dated as of January 1, 2001, for the property located at 2091 Last Chance Road, Elko, Nevada 89801.

10.       Lease between 9960 McCombs L.P. (Landlord) and Borrower (Tenant), dated as of September 1, 2005, for the property located at 11220 Rojas Drive, El Paso, Texas 79935.

11.       Lease between Dan Urquart (Landlord) and Borrower (Tenant), dated as of November 1, 1991, for the property located at 150 Industrial Way, Fallon, Nevada 89406.

12.       Lease between R. F. Wartig (Landlord) and Borrower (Tenant), dated as of July 1, 2001, for the property located at 4221 North Broad Street, Fremont, Nebraska 68025.

13.       Lease between Panhandle Green Inc. (Landlord) and Borrower (Tenant), dated as of April 1, 1993, for the property located at 2840 N. 10th Street, Gering, Nebraska 69341 (Mailing address:  2838 N. 10th Street, Gering, Nebraska 69341).

14.       Lease between McGuire Partners - Solana Limited Partnership (Landlord) and Borrower (Tenant), dated as of March 18, 2005, for the property located at 7 Village Circle Westlake, Texas 76262.

15.       Lease between Tarrant County Ltd. Partnership (Landlord) and Borrower (Tenant), dated as of June 5, 2002, for the property located at 1240 E. Northwest Highway, Grapevine, Texas 76051.

16.       Lease between John D. Buchanan (Landlord) and Borrower (Tenant), dated as of July 1, 1991, for the property located at 4700 10th Avenue South, Great Falls, Montana 59405.

17.       Lease between Nebraska Trust Company, Trustee of the Robert J. McBride Trust (Landlord) and Borrower (Tenant), dated as of January 1, 2004, for the property located at 120 S. Lincoln, Hastings, Nebraska 68901.

18.       Lease between Ralph Rollin Olson and Mabel M. Olson (Landlord) and Borrower (Tenant), dated as of May 1, 1993, for the property located at Puukapu, Waimea South Kohala, HI 96743 (Mailing Address:  1 Kauka Lane, Kamuela, Hawaii 96743).

19.       Lease between Maurice N. Waters (Landlord) and Borrower (Tenant), dated as of July 1, 1994, for the property located at 200 West First Street, Hereford, Texas 79045.

20.       Lease between Triple R Associates LLP (Landlord) and Borrower (Tenant), dated as of December 15, 1997, for the property located at 613 Atlas Avenue, Madison, Wisconsin 53708.

21.       Lease between Shelby Distribution Park, LLC (Landlord) and Borrower (Tenant), dated as of February 1, 2004, for the property located at 4605 Hickory Hill Road, Memphis, Tennessee 38141.

22.       Lease between Christopher R. Folk (Landlord) and Borrower (Tenant), dated as of June 28, 1999, for the property located at 4869 E. Raines Road, Memphis, Tennessee 38175.

23.       Lease between 11 Street Investments, Limited Partnership (Landlord) and Borrower (Tenant), dated as of June 25, 2004, for the property located at 1908 Rockefeller Drive, Ceres, CA.

24.       Lease between Workman Enterprises, Inc. (Landlord) and Borrower (Tenant), dated as of May 1, 2004, for the property located at 1409 South University Drive, Nacogdoches, Texas 75961.

25.       Lease between Walker, LLC (Landlord) and Borrower (Tenant), dated as of May 1, 2003, for the property located at 2300 Northwest 9th Street, Okeechobee, Florida.

26.       Lease between Carl Ross d/b/a Safari Business Center (Landlord) and Borrower (Tenant), dated as Of April 1, 2004, for the property located at 1906 E. Cedar Avenue, Ontario, California 91761.

27.       Lease between Andrew F. Giambroni and Beverly Ann Giambroni, as trustees of the Giambroni Family Trust (Landlord) and Borrower (Tenant), dated as of September 1, 1998, for the property located at 115 Metzger Road, Red Bluff, California 96080.

28.       Lease between Joe W. Bevers (Landlord) and Borrower (Tenant), dated as of December 1, 2001, for the property located at 1709-1713 S. E. Main Street, Roswell, New Mexico 88201.

29.       Sublease between Charlie Schwab (Landlord) and Borrower (Tenant), dated as of September 1, 2005, for the property located at 1961 S. Highway 83, Scott City, Kansas 67871.

30.       Lease between G F Land Partnership (Landlord) and Borrower (Tenant), dated as of August 25, 2006, for the property located at 1421 38th Avenue W., Spencer, Iowa 51301.

31.       Lease between The Oscar M. Hall Revocable Trust, Oscar M. Hall and Margie L. Hall (Landlord) and Borrower (Tenant), dated as of April 1, 2000, for the property located at 1202 and 1204 ESI Drive, Springdale, Arkansas 72764.

32.       Lease between CBS Real Estate Group Partnership (Landlord) and Borrower (Tenant), dated as of November 1, 2000, for the property located at 3058 W. Washington Street, Stephenville, Texas 76401.

33.       Lease between John W. Eakin and Carl van der Merwe (Landlord) and Borrower (Tenant), dated as of December 1, 2004, for the property located at 120 E. South Hill Road, Sunnyside, Washington 98944.

34.       Lease between Dairyman’s Cooperative Creamery Association (Landlord) and Borrower (Tenant), dated as of September 1, 1995, for the property located at 979 Bardsley, Tulare, California.

35.       Lease between H & H Properties (Landlord) and Borrower (Tenant), dated as of May 1, 1994, for the property located at 408 N. Highway 87, Tulia, Texas 79088.

36.       Lease between LPR Livestock Auction (Landlord) and Borrower (Tenant), dated as of May 1, 1996, for the property located at 1815 South Kings Highway, Texarkana, Texas 75501.

37.       Lease between R. S. Properties of Walcott (Landlord) and Borrower (Tenant), dated as of November 1, 1994, for the property located at 126 E. Meadow Lane, Walcott, Iowa 52773.

38.       Lease between Bobby and Barbara Nance (Landlord) and Borrower (Tenant), dated as of October 8, 2001, for the property located at 3031 W. Pawnee, Suite 400, Wichita, Kansas 67213.

39.       Lease between Charles Rose and Ross Zimmerman (Landlord) and Borrower (Tenant), dated as of November 1, 2002, for the property located at 4320 W. Winnemucca Blvd., Winnemucca, Nevada 89445.

40.       Lease between David Brown and Teresa Brown (Landlord) and Borrower (Tenant), dated as of February 20, 2003, for the property located at 1615 Avenue E, Wisner, Nebraska 68791.

41.       Lease between Grafton West (Landlord) and Walco (Canada) Animal Health, Inc. (Tenant), dated as of July 1, 2005, for the property located at 9471 - 49th Street, Edmonton, Alberta T6B 2L8.

42.       Lease between Crestline Builders Market (1977) Ltd. (Landlord) and Western Veterinary Supply Ltd. (Tenant), dated as of November 1, 2003, for the property located at 3026 -2nd Avenue North, Lethbridge, Alberta T1H 3C6.

43.       Oral Lease between J. Mrak and R. Mrak (Landlord) and RX Veterinary Supplies and Services Ltd. for the property located at 2620 - 2nd Avenue North, Lethbridge, Alberta T1H3C4.

44.       Oral Lease between Warehouse Rentals Ltd. (Landlord) and RX Veterinary Supplies and Services Ltd. for the property located at 6823 - 52nd Avenue, Red Deer, Alberta T4N 4L2.

45.       Lease between Garden City Leasing Company LLC (Landlord) and Borrower (Tenant), dated as of January 10, 2005, for the property located at 3997 W. Jones Avenue, Garden City, Kansas 67846.

46.       Lease between Camary Properties L.L.C. (Landlord) and Borrower (Tenant), dated March 9, 205, for the property located at 1215 E. Morris Street, Ste. Al, Hammond, Louisiana 70403.

47.       Lease between Woodward Livestock Auction, Inc. (Landlord) and Borrower (Tenant), dated January 1, 2006, for the property located at 900 North Lakeview, Woodward, Oklahoma.

48.       Lease between RJN Properties, Ltd. (Landlord) and Walco International, Inc. (Tenant), commencing October 2, 2002, for property located at 1412 N. Getty, Uvalde, Texas 78802.

49.       Lease between S&S Dairy Supply, Inc. (Landlord) and Walco Texas Animal Health, LLC, dated September 18, 2006, for property located at 20115 Texas Highway 11 East, Winnsboro, Texas 75494.

Walco Holdings, Inc. is also party from time to time to leases for storage space which are not individually, or in the aggregate, material to the business of Walco Holdings, Inc..

Schedule 5.13
Assumed Names

Sunwest Industries
DVM Resources
Walco Feed Additives
Central Arizona Veterinary Laboratories (“CAVL”)
Holt
Holt Products
InfoTech
ITA
M & M Supply Company of Florida
Paragon
R & R Olson
RXV Products
Walco Technologies

Schedule 5.16
Agreements

To the extent not paid off as of the Closing Date:

1.             The Credit Agreement, dated as of June 30, 2005, by and among Walco International, Inc. (“Borrower”) and other Guarantors named therein as guarantors, the Lenders named therein, JPMorgan Chase Bank, N.A., a national banking association, as Administrative Agent and General Electric Capital Corporation, as Documentation Agent.

2.             The secured term loan agreement, dated June 30, 2005 by and among Walco International, Inc. (“Borrower”) and Merrill Lynch PCG, Inc. (the Lender”).

3.             Standby Letter of Credit as amended issued by Borrower in favor of Employers Insurance of Wausau dated as of July 20, 2005 in the amount of $300,000.00.

4.             Standby Letter of Credit as amended issued by Borrower in favor of Aetna Life Insurance Company dated as of December 28, 2005 in the amount of $132,677.10.

Schedule 5.17
Environmental Matters

None.

Schedule 5.22
Transactions with Related Parties

This Schedule does not include agreements that are expected to terminate as of the Closing Date, promissory notes that are expected to be paid in full as of the Closing Date, or agreements with parties that are expected to no longer be an officer, director, shareholder or Affiliate of any of the Credit Parties as of the Closing Date.

1.                                       Corporate Development and Administrative Services Agreement, dated as of June 30, 2005, among Charlesbank Capital Partners, LLC, Animal Health International, Inc., f/k/a Steer Parent Corporation, and Borrower.

2.                                       Employment Agreement by and between Borrower and Jim Robison, dated as of May 1, 1997, as amended.

3.                                       Employment Agreement by and between Borrower and Greg Eveland, dated as of September 1, 1997, as amended.

4.                                       Employment Agreement by and between Borrower and William Lacey, dated as of August 15, 2003, as amended.

5.                                       Employment Agreement by and between Borrower and Mark Moon, dated as of June 3, 2002, as amended.

6.                                       Employment Agreement by and between Borrower and Damian Olthoff, dated as of April 1, 2006.

7.                                       Employment Agreement by and between Borrower and Nicholas Reid, dated as of February 1, 2006.

8.                                       Employment Agreement by and between Borrower and Scott Postlewaite, dated as of May 13, 2002.

9.                                       Stockholders Agreement, dated as of June 29, 2005, among Animal Health International, Inc., f/k/a Steer Parent Corporation and the Stockholders (as defined therein).

10.                                 Steer Parent Corporation 2005 Stock Option and Grant Plan and the Restricted Stock Agreements entered into pursuant thereto and any issuances of equity securities and related agreements thereunder.

11.                                 Director Indemnification Agreement by and between Animal Health International, Inc., f/k/a Steer Parent Corporation and James C. Robison, dated as of June 30, 2005.

12.                                 Director Indemnification Agreement by and between Animal Health International, Inc., f/k/a Steer Parent Corporation and Brandon White, dated as of June 30, 2005.

13.                                 Director Indemnification Agreement by and between Animal Health International, Inc., f/k/a Steer Parent Corporation and Michael Eisenson, dated as of June 30, 2005.

14.                                 Director Indemnification Agreement by and between Animal Health International, Inc., f/k/a Steer Parent Corporation and Mark Rosen, dated as of June 30, 2005.

15.                                 Borrower has severance agreements in place with the following additional individuals:

Schedule 5.23
Patents, Trademarks and Copyrights

United States Trademark Registrations

Trademark	Registration No.	Filing Date	Issuance Date
-50 BELOW	2,332,021	02/18/99	03/21/00
AFTER-BIRTH	2,655,779	02/28/01	12/03/02
AGRI PHARM (words & design)	1,027,733	07/11/74	12/23/75
AGRI BLOCK	3,106,174	12/14/04	06/20/06
AGRI PHARM (standard character)	3,060,223	02/09/05	02/21/06
AMERICAN LIVESTOCK SUPPLY	2,249,071	11/24/97	06/01/99
ANEM-X (stylized)	2,448,175	10/16/98	05/01/01
COCCICOR	1,698,740	07/24/91	07/07/92
COMEBACK	2,255,087	12/08/97	06/22/99
COVERT	2,647,268	12/18/00	11/05/02
DERMALOG	2,580,432	03/16/01	06/11/02
DEXASONE	2,857,871	12/20/02	06/29/04
DUO PEN	962,500	05/08/72	07/03/73
EQUI-DEX CHERRY	3,033.11	05/06/04	12/20/05
EXALT	2,456,199	06/21/99	05/29/01
EXIT	2,058,430	02/12/96	04/29/97
E-Z Tear	3140682	05/17/05	09/05/06
FIRST COMPANION	2,392,486	10/11/96	10/10/00
GOOD START	1,955,002	03/29/95	02/06/96
GUAGE	2,644,536	12/22/00	10/29/02
ITA (and design)	2,521,274	06/01/00	12/18/01
IVERMAX	2,733,324	08/25/02	07/01/03
KETA-STHETIC	1,915,956	10/17/94	09/05/95
LUBISEPTOL	1,837,664	07/23/93	05/31/94
NASAL-VAX	2,701,501	12/28/01	03/25/03
NEOVET	1,063,116	08/25/76	04/12/77
Octagon Logo	1,383,793	06/12/85	02/18/86
ORIGIN	2,453,950	06/21/99	05/22/01
OTO SOOTHE	2,656,711	02/05/02	12/03/02
OXY-MYCIN	1,087,993	08/17/77	03/28/78
PACESETTER (and design)	2,751,326	04/11/01	08/12/03
PARAGON	2,069,515	05/31/96	06/10/97
PERFECT COAT	3,074,544	05/07/04	03/28/06
RE-NU	3,088,524	05/07/04	05/02/06
RESIST	2,794,958	01/30/03	12/16/03
RXV	1,408,163	06/12/85	09/09/86
RXV PRODUCTS	1,376,847	06/12/85	01/07/86
RXV RESCUE	2,314,616	02/18/99	02/01/00
RXV-BP-1	1,831,046	07/23/93	04/19/94
SCOURVAX	2,716,602	09/13/01	05/13/03
SUPPRESSOR	2,012,726	02/27/95	10/29/96
SUPRA-SULFA	1,064,285	11/07/75	04/26/77
TETNI-VAX	2,730,779	06/24/03	06/24/03

Trademark	Registration No.	Filing Date	Issuance Date
TRIPLE-HISTAMINE	2,129,878	06/10/96	01/20/98
VITA-JEC	969,052	08/02/72	09/25/73
VITA-ORAL	1,831,045	07/23/93	04/19/94
WI/WALCO (and design)	2,193,857	11/04/97	10/06/98

United States Trademark Applications

Trademark	Serial No.	Filing Date
AGRI-BOND	78-532437	12/14/04
AMERICAN PET SUPPLY	78/313,745	10/15/03
ANIMALHEALTHPROS	78/260,482	06/10/03
ANNEXUS	78-756274	11/17/05
BOVI FRESH	78-554368	01/26/05
BOVI-PLAZ	78/329,287	11/18/03
BP-1	78/343,671	12/19/03
CANINE IMUNO-VAX	78/188,989	11/26/02
CEFTI-JEC	78/808,086	02/06/06
CHORHEXIZOLE	78/766,781	12/05/05
DIA-ROBE	78-793141	01/17/06
DIGEST-RITE	78-766789	12/05/05
D/TOX/BESC	78/231,751	03/31/03
EQUI/MINTIC/SPR	78/219,137	02/26/03
EQUI-BOOST	78/211,133	02/05/03
EQUI-DEX APPLE	78/414,155	05/06/04
EQUI-SPONGE	78/903,864	06/08/06
EQUI-THRUSH	78/250,992	05/16/03
EXCELLENCE IN ANIMAL HEALTH	78/208,459	01/29/03
EXILE	78/907,720	06/14/06
FIRST IMPRESSIONS	78/573,006	02/23/05
GUT CHECK	78-766808	12/05/05
JUST LIKE MOM	78-554372	01/26/05
LAST FLIGHT	78/863,712	04/18/06
LINCO S 50	78-434457	01/14/04
LINCO-JECT	78/226,420	03/17/03
MASTI-VAX	78-790013	01/12/06
MINERAL MAX	76/489,397	02/11/03
MIRACLE FLX PELLETS	78/414,146	05/06/04
MIRACLE FLX SOLUTION	78/414,141	05/06/04
MIRACLE HOOF	78/414,150	05/06/04
MIRACLE SAND OUT	78-809119	02/07/06
MIRACLE SHEEN	78/861,802	04/14/06
MIRACLE WEIGHT GAIN	78-793011	01/17/06
NAX-C-FUR	78/836,278	03/14/06
NONE (LOGO ONLY)	78-791114	01/13/06
NUTRI-SORB	78/260,476	06/10/03
OUTLAST	78-766802	12/05/05
RANCH PACK	78-593519	03/23/05

RESCUE	78-590051	03/18/05
RXV	78-780389	12/23/05
SHU FLY	78-766793	12/05/05
VETQUI CELL	78-903,908	06/08/06
WI WALCO TECHNOLOGIES EXCELLENCE IN ANIMAL MANAGEMENT	78-836276	03/14/05

United States Patents (owned)

Patent	Patent Number	Filing Date	Issuance Date
“Accurate Metering Control Systems and Method for Livestock Feeding Operation.”	5,424,957	10/07/93	06/13/95

State Trademark Registrations

Trademark	Registration No.	Issue Date	State
HOLT PRODUCTS COMPANY	061,016	12/17/97	Wisconsin
HOLT PRODUCTS	061,017	12/17/97	Wisconsin
HOLT	061,018	12/17/97	Wisconsin

Canadian Trademark Registrations

Trademark	Registration No.	Issue Date
SUPPRESSOR	CA1249362	3/3/05
NOROMYCIN	CA1249363	3/3/05
NOROVET	CA1249364	3/3/05

Patent Applications

Patent Title	Application No.	Filing Date
Calf Bottle	10/995,452	11/23/04

Patents

Patent	Patent No.	Filing Date	Issue Date
Accurate Metering and Control System and Method for Livestock Feeding Operation (1)	5,424,957	10/7/1993	6/13/1995

(1) This patent will be assigned from Info Tech to Borrower.

USPTO Trademark Registration Opposition. Cargill filed and used a “[ ] Max” mark for computer software used for livestock feed management in 2000. In 2003, Walco International filed for trademark protection for the mark “Mineral Max”.  Cargill later filed the “Golden Max” mark for nutritional supplements.  Cargill opposed Walco International’s registration of the “Mineral Max” mark.  The matter is currently pending before the U.S. Trademark and Trial Appeal Board.

USPTO Trademark Registration Opposition. Pfizer filed and used a “LS 50” mark in connection with one of their products.  Pfizer recently opposed Walco International’s registration of the “Linco S 50” mark.  Linco is descriptive of the active ingredient of Lincomicin. S is the first initial of the second ingredient of Spectamicin, and 50, which is the amount of active ingredients (50 mg).

Schedule 6.15
Financial Institutions and Accounts

Division Name	Bank Name	Bank Location
Guymon, OK	The City National Bank & Trust	Guymon, OK
Hereford, TX	First National Bank	Hereford, TX
Pleasanton, TX	Texas Champion Bank	Charlotte, TX
Greeley, CO	Bank of Colorado	Sterling, CO
Gering, NE	US Bank	St. Paul, MN
Fremont, NE	US Bank	St. Paul, MN
Tulia, TX	Wells Fargo Bank	Tulia, TX
Wichita Falls, TX	State National Bank	Iowa Park, TX
Sioux Falls, SD	Wells Fargo South Dakota, N.A.	Sioux Falls, SD
Hastings, NE	Heritage Bank	Hastings, NE
Mayo, FL	Lafayette County State Bank	Mayo, FL
Dunn, NC	Centura	Dunn, NC
Sturgis, SD	First Western Bank	Sturgis, SD
Nacogdoches, TX	Bancorp South	Nacogdoches, TX
Sealy, TX	Citizens State Bank	Sealy, TX
Texarkana, TX	Capital One Bank	Texarkana, TX
Bowie, TX	Jackboro Nat’l Bank/The Bowie Bank	Bowie, TX
Wisner, NE	The Citizens Natl Bank of Wisner	Wisner, NE
Dickinson, ND	Bank of the West	Dickinson, ND
Spanish Fork, UT	Zions First National Bank	Spanish Fork, UT
Billings/Great Fall, MT	First Interstate Bank	Great Falls, MT
Cache Valley	Zions First National Bank	Spanish Fork, UT
Kamuela, HI	First Hawaiian Bank	Kamuela, HI
Holt-Deposits	M&l Marshall & llsley Bank #50720	Madison, Wl
Canada-Walco	Royal Bank of Canada	Lethbridge AB
Canada-RX Vet Supplies	Royal Bank of Canada	Lethbridge AB
Canada-Western Vet	Royal Bank of Canada	Lethbridge AB
Divisional Depository (Multiple Divisions)	Bank of America	Fresno, CA
Credit Card Depository	Chase Bank	Dallas, TX
Credit Card Depository-Holt	Chase Bank	Dallas, TX
COD Secure Depository	Chase Bank	Dallas, TX
Lock Box Account	Chase Bank	Dallas, TX
Corporate Miscellaneous Deposit	Chase Bank	Dallas, TX
Corporate Petty Cash Account	Bank of America	Grapevine, TX
Main Concentration Account	Chase Bank	Dallas, TX
Health Plan Disbursements	Chase Bank	Dallas, TX
Payroll Disbursements	Chase Bank	Dallas, TX
FEDI Account	Chase Bank	Dallas, TX
AP Main Disbursements Pos Pay	Chase Bank	Dallas, TX
FSA Funding Account	Chase Bank	Dallas, TX
CAPS Funding Account	Chase Bank	Dallas, TX
Walco International Holdings Inc.	Chase Bank	Dallas, TX
Woodward, OK	MidFirst Bank	Woodward, OK

With the following exceptions, signatories on all above accounts are William F. Lacey, Henry Moomaw III, and Barry Fischer:

1.                                       Signatories on the accounts with Royal Bank of Canada are Scott Postlewaite, Allen Carmichael.

Schedule 7.2
Liens

This Schedule does not include liens of Fleet National Bank, individually and as administrative agent or collateral agent, with respect to assets of various entities, because release and termination of such liens are expected to be filed on the Closing Date.

Alberta Registries (Canada)

Province Livestock Supply Ltd.

1.                                       GMAC LeaseCo Corporation holds a security interest in several GMC vehicles.  The registration numbers are 04110511997, 04110512060, 04110512607, and 04111513661.

2.                                       Chrysler Financial Canada and DaimlerChrysler Services Canada Inc. hold a security interest in a 2003 Jeep Liberty.  The registration number is 03012001263.

3.                                       Ford Credit Canada Leasing Company holds a security interest in a 2004 Ford F350.  The registration number is 04060112242.

4.                                       Citicorp Vendor Finance, Ltd. holds a security interest in equipment.  The registration number is 03110619602.

Walco International, Inc.

1.                                       Citicorp Vendor Finance, Ltd. holds a security interest in equipment.  The registration number is 03110619602.

UCC (United States)

Walco International, Inc.

1.                                       Bayer Corporation and Bayer Healthcare LLC hold a security interest in all Baytril 100 Injectible Solution, now owned or hereafter acquired, and the proceeds and Accounts Receivable arising from the sale thereof.  The financing statements were filed in California, and the file numbers are 9829360201, 00076C0196, 0315560782, 04-1006521019, and 0418161115.

2.                                       Crown Credit Company holds a security interest in specific equipment.  The financing statements were filed in California, and the file numbers are 0205360593, 0233160846, 04-1003386126, 05-7022314024, and 0205360600.

3.                                       Minolta Business Solutions, Inc. (fka Minolta Business Systems, Inc.) holds a security interest in specific leased equipment and specific equipment.  The financing statements were filed in California, and the file numbers are 0229160559 and 0310060586.

4.                                       IBM Credit Corporation and IBM Credit LLC hold a security interest in specific leased equipment.  The financing statements were filed in California, and the file numbers are 0300860032, 0300960480, and 0302760566.

5.                                       Inter-Tel Leasing Inc. holds a security interest in Axxess Telephone System.  The financing statement was filed in California, and the file number is 0406160615.

6.                                       Citicorp Del Lease, Inc., DBA Citicorp Dealer Finance, holds a security interest in specific equipment.  The financing statement was filed in California, and the file number is 0218160669.

Schedule 7.6
Permitted Affiliate Transactions

SEE SCHEDULE 5.22

Schedule 7.18
Restrictive Agreements

None.